UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IPC HEALTHCARE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

October 15, 2015

Dear Fellow Stockholder:

On August 4, 2015, IPC Healthcare, Inc. (which we refer to as “IPC”) entered into an Agreement and Plan of Merger, as amended from time to time (which we refer to as the “merger agreement”), with Team Health Holdings, Inc. (which we refer to as “Team Health”) and Intrepid Merger Sub, Inc. (which we refer to as “Sub”), a wholly owned subsidiary of Team Health, pursuant to which, subject to the satisfaction or waiver of certain specified conditions in the merger agreement, Sub will merge with and into IPC, with IPC continuing as the surviving corporation and a wholly owned subsidiary of Team Health (which we refer to as the “merger”). If the merger is completed, you will be entitled to receive $80.25 in cash, without interest and subject to any applicable withholding taxes (which we refer to as the “merger consideration”), for each share of Common Stock, $0.001 par value per share, of IPC Healthcare, Inc. (which we refer to as “IPC common stock”) that you own immediately prior to the effective time of the merger.

Our board (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of IPC and our stockholders, (ii) has approved and declared advisable the merger agreement and the merger, (iii) has determined that the merger consideration is fair to our stockholders and (iv) recommends that our stockholders vote in favor of the adoption of the merger agreement.

A special meeting of our stockholders will be held at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California on Monday, November 16, 2015, at 9:00 a.m. Pacific Time, to consider and vote on, (i) a proposal to adopt the merger agreement, (ii) a non-binding, advisory proposal to approve the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger and (iii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the adoption of the merger agreement. You are cordially invited to attend. Notice of the special meeting is enclosed. This proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. We encourage you to read this proxy statement and the merger agreement carefully and in their entirety.

Your vote is important, regardless of the number of shares you own. We cannot complete the merger unless the holders of shares representing a majority of the outstanding shares of IPC common stock entitled to vote thereon approve the proposal to adopt the merger agreement. Our board recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy or voting instruction card. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your continued support and your consideration of this matter.

Dr. Adam D. Singer

Chairman and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 15, 2015 and is first being mailed to our stockholders on or about October 16, 2015.

IPC HEALTHCARE, INC.

4605 Lankershim Blvd., Suite 617

North Hollywood, CA 91602

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held On Monday, November 16, 2015

To the Stockholders of IPC Healthcare, Inc.:

Date, Time and Place of the Special Meeting:

You are cordially invited to attend the special meeting, which will be held on Monday, November 16, 2015, at 9:00 a.m. Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California.

Items of Business:

The purpose of the special meeting is to consider the following matters:

1.	A proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2015 and as amended from time to time (which we refer to as the “merger agreement”), by and among Team Health Holdings, Inc., a Delaware corporation (which we refer to as “Team Health”), Intrepid Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Team Health (which we refer to as “Sub”), and IPC Healthcare, Inc., a Delaware corporation (which we refer to as “IPC”), pursuant to which, subject to the satisfaction or waiver of certain specified conditions in the merger agreement, (a) Sub will merge with and into IPC, with IPC continuing as the surviving corporation and a wholly owned subsidiary of Team Health, and (b) each outstanding share of IPC common stock, $0.001 par value (other than shares owned by us or any of our subsidiaries or affiliated entities, Team Health or Sub or any other subsidiary of Team Health and any stockholder who has properly demanded appraisal under Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $80.25 in cash, without interest and subject to any applicable withholding taxes (which we refer to as the “merger proposal”);

2.	A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “non-binding compensation advisory proposal”);

3.	A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”); and

4.	Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date:

We have fixed the close of business on October 14, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Accordingly, only stockholders of record as of that date will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. As of the close of business on the record date, there were outstanding and entitled to vote 17,452,664 shares of IPC common stock.

Proxy Voting:

We urge you to read the accompanying proxy statement carefully because it sets forth details of the merger agreement and other important information related to the merger.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on Sunday, November 15, 2015. Your proxy is being solicited by our board to ensure a quorum is present and that your shares are represented and voted at the special meeting.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., at (888) 505-6583.

Recommendations:

Our board recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

Appraisal Rights:

Holders of our common stock are entitled to assert appraisal rights with respect to the merger in accordance with Section 262 of the General Corporation Law of the State of Delaware, provided that such holders satisfy all of the conditions set forth in Section 262 of the General Corporation Law of the State of Delaware. Please see the section entitled “Appraisal Rights” on page 96 of the accompanying proxy statement. A copy of Section 262 is attached as Annex D to the proxy statement.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve of the merger agreement.

Kelli T. Newman, Corporate Secretary

Please Vote—Your Vote is Important

PROXY STATEMENT

FOR THE SPECIAL MEETING OF THE

STOCKHOLDERS OF

IPC HEALTHCARE, INC.

The board of directors (which we refer to as “our board”) of IPC Healthcare, Inc. (which we refer to as “IPC,” the “Company,” “we,” “us” or “our”) provides this proxy statement to you to solicit your vote on, among other things, the adoption of the Agreement and Plan of Merger, dated as of August 4, 2015 and as amended from time to time (which we refer to as the “merger agreement”), by and among Team Health Holdings, Inc., a Delaware corporation (which we refer to as “Team Health”), Intrepid Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Team Health (which we refer to as “Sub”), and IPC. Pursuant to the merger agreement, Sub will merge with and into IPC, with IPC continuing as the surviving corporation and a wholly owned subsidiary of Team Health (which we refer to as the “merger”). If our stockholders approve the proposal to adopt the merger agreement and the other conditions to the merger set forth in the merger agreement are satisfied or waived, each stockholder (other than us or our subsidiaries or affiliated entities, Team Health or its subsidiaries and any stockholder who has properly demanded appraisal under Section 262 of the Delaware General Corporation Law) will receive $80.25 in cash, without interest and subject to any applicable withholding taxes, per share of IPC common stock owned immediately prior to the effective time of the merger.

The merger cannot occur unless the holders of a majority of the outstanding shares of IPC common stock entitled to vote thereon approve the proposal to adopt the merger agreement. A failure to vote is the same as voting your shares against the merger agreement. Our board has scheduled a special meeting of stockholders on November 16, 2015, at 9:00 a.m. Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California to vote on the merger agreement.

This document provides you with detailed information about the merger and incorporates important business and financial information about IPC from documents that are not included in or delivered with this document. Please see the section entitled “Where You Can Find More Information” for additional information about IPC on file with the United States Securities and Exchange Commission (which we refer to as the “SEC”).

This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about October 16, 2015.

Neither the SEC nor any state securities commission has approved or disapproved of the transaction contemplated in this proxy statement, passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is October 15, 2015.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about IPC from documents that are not included in or delivered with this document. You may obtain, free of charge, a copy of the documents incorporated by reference in this proxy statement by following the instructions in the section entitled “Where You Can Find More Information.”

For additional questions about the merger, assistance in submitting proxies or voting shares of IPC common stock or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(888) 505-6583 (Toll Free)

Email: ipchealthcare@georgeson.com

i

ii

Annex C—Opinion of Evercore Group L.L.C.

Annex D—Section 262 of the Delaware General Corporation Law

iii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about IPC Healthcare, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to IPC Healthcare, Inc. and its subsidiaries and affiliated entities as “IPC,” the “Company,” “we,” “us” or “our.”

The Merger (see page 31)

The Agreement and Plan of Merger, dated as of August 4, 2015 and as amended from time to time (which we refer to as the “merger agreement”), by and among IPC, Team Health Holdings, Inc. (which we refer to as “Team Health”), and Intrepid Merger Sub, Inc. (which we refer to as “Sub”), provides that, subject to the satisfaction or waiver of certain specified conditions, Sub will merge (which we refer to as the “merger”) with and into IPC, with IPC continuing as the surviving corporation and a wholly owned subsidiary of Team Health (which we refer to as the “surviving corporation”).

Upon completion of the merger, each issued and outstanding share of IPC common stock, other than shares held by us or any of our subsidiaries or affiliated entities, by Team Health or Sub or any other subsidiary of Team Health or by any stockholder who has properly demanded appraisal under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”), will automatically be canceled, cease to exist, and will be converted into the right to receive $80.25 per share, in cash, without interest (which we refer to as the “merger consideration”) and subject to any applicable withholding taxes.

Following the completion of the merger, IPC will cease to be a publicly traded company and will become a wholly owned subsidiary of Team Health.

Parties to the Merger (see page 29)

IPC

IPC is a leading national acute hospitalist and post-acute provider group practice in the United States. Hospitalist medicine is organized around inpatient care, delivered primarily in acute care hospitals, and post-acute medicine is delivered primarily in skilled nursing facilities. Our clinical services are focused on providing, managing and coordinating the entire episode of care of inpatients. We believe we are the largest dedicated hospitalist and post-acute provider in the United States based on revenues, patient encounters and number of affiliated clinicians. As of December 31, 2014, our over 1,860 affiliated clinicians practice in over 410 hospitals and 1,500 other inpatient and post-acute care facilities primarily in 28 states. We have had approximately 18.8 million patient encounters since the beginning of 2012. Collectively, our affiliated clinicians work with more than 48,000 referring physicians and 3,500 health plans.

IPC was founded in 1995 by Chairman and Chief Executive Officer, Adam D. Singer, M.D., and was incorporated in Delaware in January 1998. IPC became a public company in January 2008. Shares of IPC common stock are listed on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) and trade under the symbol “IPCM.”

IPC’s principal executive offices are located at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362). We maintain a website at www.ipchealthcare.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about IPC is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” for more information.

Team Health

Team Health is a corporation organized under the laws of the State of Delaware in 2009. Team Health’s common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “TMH.”

Team Health is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, based upon revenues, patient visits and number of clients. Team Health serves approximately 1,000 civilian and military hospitals, clinics and physician groups in 47 states with a team of more than 14,000 affiliated healthcare professionals, including physicians, physician assistants, nurse practitioners and nurses. Team Health recruits and contracts with healthcare professionals who then provide professional services within third-party healthcare facilities. Team Health is a physician-founded organization with physician leadership throughout all levels of its organization. Since its inception in 1979, it has provided outsourced services in emergency departments. It also provides comprehensive programs for anesthesiology, inpatient services (hospitalists comprising the specialties of internal medicine, orthopedic surgery, general surgery and OB/GYN), urgent care, pediatrics and other healthcare services, by providing permanent staffing that enables the management teams of hospitals and other healthcare facilities to outsource certain management, recruiting, hiring, payroll, billing and collection and benefits functions. Team Health is a national company delivering its services through 21 regional operating units located in key geographic markets.

Team Health’s principal executive offices are located at 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. Its telephone number is (865) 693-1000. Team Health maintains a website at www.teamhealth.com. The information provided on Team Health’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to its website in this proxy statement.

Additional information about Team Health is contained in its public filings.

Sub

Team Health formed Intrepid Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Team Health, on July 31, 2015, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Team Health’s acquisition of IPC. Upon completion of the merger, Sub will merge with and into IPC, and Sub will cease to exist. Sub’s principal executive offices are located at 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, and its telephone number is (865) 693-1000.

The Special Meeting (see page 21)

Date, Time and Place of the Special Meeting

The special meeting will be held on Monday, November 16, 2015, at 9:00 a.m. Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California.

Proposals to Be Considered at the Special Meeting

At the special meeting, our stockholders of record will be asked to vote on:

1.	a proposal to adopt the merger agreement (which we refer to as the “merger proposal”), pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into IPC, with IPC continuing as the surviving corporation;

2.	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” (which we refer to as the “non-binding compensation advisory proposal”);

3.	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement(which we refer to as the “adjournment proposal”); and

4.	such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the merger agreement is attached as Annex A. We urge you to read the merger agreement carefully in its entirety as it is the document that governs the merger. For more information on the merger agreement, see the section entitled “The Agreement and Plan of Merger.”

Record Date and Quorum

Each holder of record of shares of IPC common stock as of the close of business on October 14, 2015, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of IPC common stock that you held and owned on the record date. As of the record date, there were 17,452,664 shares of IPC common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 8,726,333 shares of IPC common stock (representing a majority of the votes which could be cast by holders of all IPC common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals.

If you are an IPC stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of IPC common stock will be counted as part of the quorum. If you are a “street name” holder of shares of IPC common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of IPC common stock held by stockholders of record that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Approval of each proposal requires the following vote:

Merger Proposal. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Although our board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on IPC or Team Health.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. The special meeting of stockholders may also be adjourned by the chairman of the meeting, even if the stockholders have not approved the proposal to adjourn the special meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes on Voting

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal.

The approval of the adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adjournment proposal. The special meeting of stockholders may also be adjourned by the chairman of the meeting, even if the stockholders have not approved the proposal to adjourn the special meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the adjournment proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the adjournment proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of IPC common stock (referred to as a broker non-vote), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of (1) the adoption of the merger agreement, (2) the non-binding compensation advisory proposal and (3) the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of IPC common stock entitled to vote thereon, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal, the non-binding compensation advisory proposal, or the adjournment proposal, as the case may be.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of IPC common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of IPC common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of IPC common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the merger proposal, the non-binding compensation advisory proposal, and the adjournment proposal.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of IPC common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by an IPC stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet in accordance with the instructions on the proxy card;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to IPC’s Corporate Secretary, at 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of IPC common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of IPC common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Questions and Additional Information

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote” and “The Special Meeting—Solicitation of Proxies.” If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., at (888) 505-6583.

What You Will Be Entitled to Receive if the Merger is Completed (see page 75)

Except as described below, at the effective time of the merger, each share of IPC common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by IPC or any of our subsidiaries or affiliated entities, Team Health or Sub or any other subsidiary of Team Health and any stockholder who has properly demanded appraisal under Section 262 of the DGCL, will be converted into the right to receive the merger consideration. Following the completion of the merger, holders of IPC common stock as of immediately prior to the effective time of the merger will no longer own IPC common stock and we will become a wholly owned subsidiary of Team Health. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an IPC stockholder and you will have no rights as a stockholder of Team Health. You will receive the merger consideration after exchanging your stock certificates or surrendering your book-entry shares in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the completion of the merger. Shares of IPC common stock held by us or any of our subsidiaries or affiliated entities or by Team Health or any other subsidiary of Team Health will be canceled at the effective time of the merger. See the section entitled “The Agreement and Plan of Merger—Merger Consideration.”

Treatment of Stock Options, Restricted Stock, Restricted Stock Units and Performance-Based Restricted Stock Units (see page 75)

IPC equity awards outstanding immediately prior to the consummation of the merger will be subject to the following treatment:

•	each outstanding option will be assumed and converted into an option to purchase shares of Team Health common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of IPC common stock subject to such stock option immediately prior to the effective time of the merger and (ii) an exchange ratio equal to the quotient of the merger consideration divided by the five-day volume weighted average trading price of Team Health shares on the New York Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the closing date of the merger (the “exchange ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of such stock option by (b) the exchange ratio; provided that each option will remain subject to all other terms and conditions applicable to such option (including vesting and exercisability terms) immediately prior to the effective time;

•	each outstanding share of restricted stock will vest and all restrictions will lapse in accordance with the terms of the equity plan and/or award agreement governing such restricted stock, and each such share of restricted stock will be cancelled and converted into the right to receive the merger consideration (less any applicable withholding taxes); provided that, to the extent a share of restricted stock would not otherwise vest in accordance with the terms of the applicable equity plan and/or award agreement, such restricted stock will be converted into that number of shares of restricted stock of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such award immediately prior to the effective time and (ii) the exchange ratio, and such converted restricted stock will remain subject to all other terms and conditions that were applicable to the restricted stock (including vesting terms) immediately prior to the effective time;

•	each outstanding time-vested restricted stock unit (“RSU”) award will be converted into that number of RSUs of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such RSU award immediately prior to the effective time and (ii) the exchange ratio, and such converted RSU awards will remain subject to all other terms and conditions that were applicable to the RSU awards (including vesting terms) immediately prior to the effective time; provided, that any RSU that is vested or will vest and would otherwise be settled in accordance with the terms of such RSU award upon the consummation of the merger, will be cancelled and the surviving corporation will pay to the holder an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of shares of IPC common stock subject to such cancelled RSU;

•

each outstanding performance-based restricted stock unit (“PBRSU”) award will be converted into that number of PBRSUs of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such PBRSU award immediately prior to the effective time (provided, that if the performance period ends on or prior to the effective time, in accordance with the terms of any award agreement, this will equal the number of shares of IPC common stock resulting from the achievement of the performance goals through such time) and (ii) the exchange ratio and such converted PBRSUs will be subject to the same terms and conditions as were applicable to such PBRSUs prior to the effective time, provided that vesting provisions relating to achievement of performance targets may be subject to revision, in the reasonable discretion of Team Health, following the closing in order to appropriately reflect the acquisition by Team Health and resulting changes to the business of IPC; provided, that any PBRSUs that vest and would otherwise be settled in accordance with the terms of such PBRSU upon consummation of the merger, will be cancelled and the surviving corporation will pay to the holder an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of shares of IPC common stock subject to such cancelled PBRSU; and

•	each equity award held by a non-employee director of IPC will accelerate in full at the effective time and will be cancelled in exchange for an amount in cash, without interest, (i) in the case of RSUs, equal to the product of (A) the merger consideration and (B) the number of shares of IPC common stock subject to such awards and (ii) in the case of stock options, equal to the product of (A) the number of shares of IPC common stock subject to such option and (B) the excess, if any, of the merger consideration over the exercise price per share of IPC common stock subject to such option.

The foregoing equity award treatment is subject to the terms of the Executive Change in Control Plans and any individual award agreement providing for accelerated vesting upon a change in control of IPC or, for awards that will be converted into equity awards of Team Health, accelerated vesting upon a qualifying termination of employment following a change in control.

Recommendation of Our Board of Directors (see page 39)

After careful consideration, our board:

•	approved and declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and fair to and in the best interests of, IPC and its stockholders;

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of our stockholders;

•	determined that the merger consideration is fair to our stockholders; and

•	recommended that our stockholders vote in favor of the adoption of the merger agreement.

Our board recommends that at the special meeting you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

For a discussion of the material factors considered by our board in reaching its conclusions, see the section entitled “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.”

Opinions of Our Financial Advisors (see page 47)

Opinion of Credit Suisse Securities (USA) LLC (see page 47)

On August 3, 2015, Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”) rendered its oral opinion to our board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 3, 2015, the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. IPC retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm.

Credit Suisse’s opinion was directed to our board, and only addressed the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates of the merger consideration to be received by such holders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any IPC stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

Opinion of Evercore Group L.L.C. (see page 53)

We retained Evercore Group L.L.C. (which we refer to as “Evercore”) to act as our financial advisor in connection with the merger. We selected Evercore to act as our financial advisor based on Evercore’s expertise in the medical services industry, reputation, recent track record and familiarity with IPC. At the meeting of our board of directors on August 3, 2015, Evercore delivered its oral opinion, and subsequently confirmed in writing, that as of August 3, 2015 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock entitled to receive the merger consideration.

The full text of the written opinion of Evercore, dated as of August 3, 2015, is attached as Annex C to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Evercore in rendering its opinion. We encourage you to read the opinion carefully and in its entirety. Evercore’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of our common stock entitled to receive such consideration pursuant to the merger agreement as of the date of the opinion. It does not constitute a recommendation to any holder of our common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger. For a further discussion of Evercore’s opinion, see “The Merger—Opinions of Our Financial Advisors—Opinion of Evercore Group L.L.C.” beginning on page 53 of this proxy statement.

Market Price and Dividend Data (see page 101)

IPC common stock is traded on the NASDAQ under the symbol “IPCM.” On August 3, 2015, the last full trading day prior to the public announcement of the merger, the closing price for IPC common stock was $58.46 per share. On October 14, 2015, the latest practicable trading day before the filing of this proxy statement, the closing price for IPC common stock was $79.10 per share. See the section entitled “Market Price and Dividend Data.”

Interests of Directors and Executive Officers in the Merger (see page 60)

In considering the recommendation of our board that you vote “FOR” the merger proposal, you should be aware that some of our executive officers and members of our board have interests in the merger that may be in addition to or different from the interests of our stockholders generally. Our board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to our stockholders.

Material U.S. Federal Income Tax Consequences of the Merger (see page 69)

The receipt of cash in exchange for shares of IPC common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in exchange for shares of IPC common stock in the merger will recognize capital gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares surrendered in the merger. Gain or loss will be determined separately for each block of shares of IPC common stock (that is, shares acquired for the same cost in a single transaction). The determination of actual tax consequences of the merger to a holder of IPC common stock will depend on the holder’s specific situation. You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” and consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of the merger.

Regulatory Approvals (see page 69)

Under the merger agreement, the respective obligations of IPC and Team Health to complete the merger are subject to, among other things, the expiration of any applicable waiting period (or any extension thereof) or the granting of early termination applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”).

On August 18, 2015, IPC and Team Health filed their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the Federal Trade Commission (which we refer to as the “FTC”), which triggered the start of the HSR Act waiting period. On September 8, 2015, the DOJ and the FTC granted early termination of the HSR Act waiting period.

For a more detailed discussion of the required regulatory approvals, see the section entitled “The Merger—Regulatory Approvals”.

Appraisal Rights (see page 96)

Under Delaware law, holders of shares of IPC common stock are entitled to appraisal rights in connection with the merger, provided that such holders satisfy all of the conditions set forth in Section 262 of the DGCL. A holder of IPC common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, which are referred to as dissenting stockholders, will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of IPC common stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of IPC common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights” beginning on page 96.

To seek appraisal, an IPC stockholder must deliver a written demand for appraisal to IPC before the vote on the merger proposal at the IPC special meeting, must not vote in favor of the merger proposal, must continuously hold the shares of IPC common stock through the date the merger is completed, and otherwise must comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. For a further description of the appraisal rights available to IPC stockholders and procedures required to exercise appraisal rights, see the section entitled “Appraisal Rights” beginning on page 96.

Financing (see page 67)

The merger is not conditioned upon the receipt of financing by Team Health.

The Agreement and Plan of Merger (see page 74)

Conditions to the Merger (see page 91)

Conditions to Each Party’s Obligations. Each party’s obligations to effect the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	the merger agreement having been adopted by IPC’s stockholders at the special meeting;

•	any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the merger having expired or been terminated (this condition having been satisfied with the termination of the applicable HSR waiting period on September 8, 2015); and

•	no governmental entity having issued, enacted, entered, promulgated or enforced any law or order that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

Conditions to Team Health’s and Sub’s Obligations. The obligations of Team Health and Sub to effect the merger are also subject to the satisfaction or waiver by Team Health of the following additional conditions:

•	each of our representations and warranties shall be true and correct, subject to certain materiality qualifications, as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time of the merger in the manner described in the section of this proxy statement entitled “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Team Health’s and Sub’s Obligations”.

•	we must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement; and

•	Team Health must have received a certificate signed on behalf of IPC by an executive officer of IPC as to the satisfaction of the foregoing conditions.

Conditions to Our Obligations. Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	each of the representations and warranties of Team Health and Sub contained in the merger agreement shall be true and correct, subject to certain materiality qualifications, as of the effective time of the merger in the manner described in the section of this proxy statement entitled “The Agreement and Plan of Merger—Conditions to the Merger—Conditions to Our Obligations”;

•	each of Team Health and Sub must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement; and

•	we must have received a certificate signed on behalf of Team Health by an executive officer of Team Health as to the satisfaction of the foregoing conditions.

Restriction on Solicitation of Competing Proposals (see page 83)

Under the terms of the merger agreement, as further described in, and subject to certain exceptions described in, the section of this proxy statement entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Competing Proposals”, we have agreed that from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time, we will, and will cause our subsidiaries and affiliated entities and our and their respective directors, officers, employees, consultants, accountants, investment bankers, financial advisors, counsel and similarly authorized representatives (which we refer to collectively as the “representatives”) to, immediately:

•	cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any other persons with respect to any potential competing proposal, and refrain from providing any non-public information or data to any other party relating to any potential competing proposal; and

•	request that any other party that has received confidential information concerning IPC or any of our subsidiaries or affiliated entities in connection with a potential competing proposal to promptly return or destroy the confidential information furnished thereto by or on behalf of IPC or any of our subsidiaries in accordance with the applicable confidentiality agreement.

Additionally, we have agreed not to, and to cause our subsidiaries and affiliated entities not to, and not to permit our and our subsidiaries’ and affiliated entities’ respective representatives to, and to direct our and our subsidiaries’ and affiliated entities’ respective representatives not to, from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a competing proposal, as such term is defined in the section “The Agreement and Plan of Merger—Restrictions on Solicitation of Competing Proposals”;

•	engage, continue or participate in any discussions or negotiations concerning, or furnish any non-public information relating to us or any of our subsidiaries or affiliated entities to, or afford access to our properties, books or records (or those of our subsidiaries or affiliated entities), to any third party relating to a competing proposal or any offer or proposal that would reasonably be expected to lead to a competing proposal or any third party that, to our knowledge, is seeking to make or has made a competing proposal;

•	approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an acceptable confidentially agreement as permitted by the terms of the merger agreement and described below in “The Agreement and Plan of Merger—Restrictions on Solicitation of Competing Proposals”) with respect to a competing proposal; or

•	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Prior to the approval of the merger proposal, upon terms and conditions set forth in the merger agreement, the foregoing restrictions are subject to exceptions as set forth in the merger agreement and further described in “The Agreement and Plan of Merger—Restrictions on Solicitation of Competing Proposals.”

Termination of the Merger Agreement (see page 92)

Mutual Termination Right. The merger agreement may be terminated at any time by the mutual written consent of Team Health and IPC.

Termination Rights Exercisable by either Team Health or IPC. The merger agreement may also be terminated by either Team Health or IPC if:

•	the merger has not been consummated on or before March 31, 2016 (which we refer to as the “outside date”), provided that this termination right will not be available to any party if such party has breached in any material respect its obligations under the merger agreement in a manner that is the principal cause of the failure of the merger to be consummated on or before such date;

•	our stockholders have not approved the merger proposal at the stockholder meeting at which a vote on the merger proposal was taken, or at any adjournment, continuation, recess or postponement of such meeting; or

•	there has been any law, rule, regulation, constitution, treaty, convention, ordinance, code, order, judgment or decree, foreign or domestic, enacted, entered or promulgated prohibiting the consummation of the merger or any governmental entity shall have issued any order or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order or other action has become final and non-appealable; provided that this termination right will not be available to a party if the issuance of such final, non-appealable order or other action was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

IPC Termination Rights. We may also terminate the merger agreement if:

•	prior to obtaining the IPC requisite stockholder approval, our board in compliance with the obligations described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” has authorized IPC to enter into a definitive acquisition agreement with respect to a superior proposal for 50% or more of our consolidated assets, revenues or income or outstanding equity, and concurrently with the termination IPC pays the requisite termination fee (as described below) and enters into such definitive agreement with respect to such superior proposal; or

•	Team Health or Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (x) would result in a failure of certain closing conditions set forth in the merger agreement and (y) cannot be cured on or before the outside date or, if curable, is not cured by Team Health or Sub, as applicable, prior to the earlier of (A) 30 days of receipt by Team Health of written notice of such breach or failure and (B) the outside date; provided that we will not have the right to terminate the merger agreement pursuant to this section if we are in material breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause certain closing conditions set forth in the merger agreement not to be satisfied; or

•	all of the mutual closing conditions and conditions of Team Health’s and Sub’s obligations to consummate the merger are satisfied or waived, we have irrevocably confirmed to Team Health in writing that we are ready, willing and able to consummate the merger and Team Health and Sub fail to consummate the merger within three business days following the date the closing should have occurred pursuant to the terms of the merger agreement, as long as we stood ready, willing and able to consummate the merger during such three business day period.

Team Health Termination Rights. Team Health may also terminate the merger agreement if:

•

at any time prior to obtaining the IPC requisite stockholder approval, our board or any committee thereof (i) withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Team Health or Sub, the recommendation to our stockholders to adopt the merger agreement, (ii) fails to include such recommendation in this proxy statement from the time it is required to be first filed pursuant to the merger agreement, (iii) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend, any competing proposal, or resolves to do any of the foregoing or (iv) fails to reaffirm the recommendation to our stockholders to adopt the merger agreement or fails to recommend against any competing proposal within 10 business days after the commencement of such competing proposal (we refer to each action in clauses (i) through (iv) of this paragraph as an “adverse recommendation change”); or

•	we shall have breached or failed to perform any of our representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (x) would result in a failure of certain closing conditions set forth in the merger agreement and (y) cannot be cured on or before the outside date or, if curable, is not cured by us prior to the earlier of (A) 30 days of receipt by Team Health of written notice of such breach or failure and (B) the outside date; provided that Team Health will not have the right to terminate the merger agreement pursuant to this section if it is in material breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause certain closing conditions set forth in the merger agreement not to be satisfied.

Termination Fees (see page 94)

We would be required to pay Team Health a termination fee in the amount of $47 million if:

•	prior to the receipt of the IPC requisite stockholder approval, we terminate the merger agreement after our board, in compliance with the obligations described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” has authorized IPC to enter into a definitive acquisition agreement with respect to a superior proposal;

•	if (i) the merger agreement is terminated (A) by Team Health due to a breach or failure of our representations, warranties or covenants as described above or (B) by Team Health or us if the merger has not been consummated by the outside date or if the IPC requisite stockholder approval is not obtained, (ii) a competing proposal for 50% or more of our consolidated assets, revenues or income or outstanding equity has been publicly disclosed or becomes publicly known and not withdrawn within five business days prior to the outside date (in respect of a termination under clause (B)) or prior to the date of termination (in respect of a termination under clause (A)), and (iii) within 12 months of the date of termination IPC consummates a transaction or enters into a definitive acquisition agreement in either case with respect to any competing proposal for 50% or more of our consolidated assets, revenues or income or outstanding equity;

•	Team Health terminates the merger agreement because our board made an adverse recommendation change as more fully described below in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement” or the merger agreement is terminated at a time when Team Health could have terminated the merger agreement due to an adverse recommendation change.

Litigation Related to the Merger (see page 73)

IPC, its directors, Sub and Team Health have been named as defendants in lawsuits brought by purported IPC stockholders seeking, among other things, to enjoin the proposed merger. For a more detailed discussion of the litigation related to the proposed merger, see the section entitled “The Merger—Litigation Related to the Merger.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the proposed merger. These questions and answers do not address all questions that may be important to you as an IPC stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of IPC stockholders will be held at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California on Monday, November 16, 2015, at 9:00 a.m. Pacific Time.

Q:	What am I being asked to approve at the special meeting?

At the special meeting, IPC’s stockholders of record will be asked to consider and vote on:

•	a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions in the merger agreement, Sub will merge with and into IPC, with IPC continuing as the surviving corporation;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger”;

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	If the merger is completed, what will I receive for my shares of common stock?

A:	If the merger is completed, you will be entitled to receive $80.25 in cash, without interest and subject to any applicable withholding taxes, for each share of IPC common stock you own as of immediately prior to the effective time of the merger.

Q:	If the merger is completed, what will happen to my outstanding equity incentive plan awards?

A:	For information regarding the treatment of outstanding equity incentive plan awards, see the section entitled “The Agreement and Plan of Merger—Merger Consideration—Treatment of Stock Options, Restricted Stock, Restricted Stock Units and Performance-Based Restricted Stock Units.”

Q:	What are the U.S. federal income tax consequences of the merger?

A:

The receipt of cash in exchange for shares of IPC common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of IPC common stock in the merger will recognize capital gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares surrendered in the merger. Gain or loss will be determined separately for each block of shares of IPC common stock (that is, shares acquired for the same cost in a single transaction). The determination of actual tax consequences of the merger to a holder of IPC common stock will depend on the holder’s specific situation. You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” and consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of the merger.

Q:	When is the merger expected to be completed?

A:	We and Team Health are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the fourth quarter of 2015, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied, including the approval of the merger agreement by our stockholders at the special meeting and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger.”

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of IPC common stock as of the close of business on October 14, 2015, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of IPC common stock that you held and owned on the record date.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the votes which could be cast by holders of all IPC common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 17,452,664 shares of IPC common stock outstanding. If you are an IPC stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of IPC common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of IPC common stock held by stockholders that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	What vote is required to approve the proposals?

A:	Approval of the proposals requires the following votes:

•

Merger Proposal. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

•	Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal. Although our board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on IPC or Team Health, and, if the merger agreement is adopted by our stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

•	Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal. The special meeting of stockholders may also be adjourned by the chairman of the meeting, even if the stockholders have not approved the proposal to adjourn the special meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger?

A:	In July 2010, the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal.”

Q:	What will happen if IPC stockholders do not approve the non-binding compensation advisory proposal?

A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to approve the merger proposal. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on IPC or Team Health. Accordingly, while IPC’s board intends to consider the vote resulting from this proposal, if the merger agreement is adopted by IPC’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	How does IPC’s board recommend that I vote on the proposals?

A:

Upon careful consideration, our board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of IPC and our stockholders, and recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal. You should read the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement.” Our board also recommends that you vote “FOR” the adjournment proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of IPC common stock in one of the ways below as soon as possible. You will be entitled to one vote for each share of IPC common stock that you held and owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of IPC common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:	Your bank, broker, trust or other nominee will not have the power to vote your shares of IPC common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:	Your bank, broker, trust or other nominee will NOT be able to vote your shares of IPC common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of (1) the merger proposal, (2) the non-binding compensation advisory proposal and (3) the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of IPC common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal, the non-binding compensation advisory proposal, or the adjournment proposal, as the case may be.

Q:	May I change my vote after I have mailed my proxy card?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to IPC’s Corporate Secretary at 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602. If you voted by telephone or through the Internet, you may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of IPC common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of IPC common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of IPC common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of IPC common stock as of the close of business on the record date but transfer your shares prior to the date of the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of IPC common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. Appraisal rights will only be available to these holders if they deliver a written demand for an appraisal to the company prior to the vote on the merger proposal at the special meeting and they otherwise comply with Delaware law procedures and requirements, which are summarized in this proxy statement. The appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights” beginning on page 96.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates or surrender your book-entry shares. You must return your stock certificates or surrender your book-entry shares in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my stock options, restricted stock, restricted stock units, and/or performance-based restricted stock units now?

A:	No. In connection with the merger, your outstanding equity awards will automatically be converted into Team Health equity awards, or, if applicable, will either be automatically exchanged for the applicable transaction consideration or you will receive further instructions for such exchange. PLEASE DO NOT SEND IN YOUR STOCK OPTION(S), RESTRICTED STOCK, RESTRICTED STOCK UNIT AWARD(S) OR PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD(S) NOW.

Q:	What happens if the merger is not completed?

A:	In the event that the merger proposal is not approved by the holders of a majority of the outstanding shares of IPC common stock entitled to vote on the matter or if the merger is not completed for any other reason, you would not receive any consideration from Team Health or Sub for your shares of IPC common stock. Instead, we will remain a public company, and IPC common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) and listed and traded on the NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of IPC common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of IPC common stock. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed.”

Q:	Where can I find more information about IPC?

A:	IPC files periodic reports, statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of IPC common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(888) 505-6583 (Toll Free)

Email: ipchealthcare@georgeson.com

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about expectations, beliefs, plans, objectives, prospects, assumptions or future events or performance that are not historical facts, including statements regarding the expected timing, completion and effects of the merger, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from the results or outcomes expressed in the statements. Among the key factors that could cause actual results or outcomes to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to satisfy the conditions to the completion of the merger, including the receipt of approval by our stockholders; the parties’ ability to obtain regulatory approvals on the terms expected and on the anticipated schedule; unanticipated difficulties or expenditures relating to the transactions contemplated by the merger agreement; legal proceedings that may be instituted against IPC and others following announcement of the merger agreement; disruptions of current plans and operations caused by the announcement of the merger agreement and pendency of the transactions contemplated by the merger agreement; potential difficulties in employee retention as a result of the announcement of the merger agreement and pendency of the transactions contemplated by the merger agreement; the response of customers, distributors, suppliers and competitors to the announcement of the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require IPC to pay a termination fee; the parties’ ability to complete the transactions contemplated by the merger agreement in a timely manner or at all; the diversion of management’s attention from ongoing business concerns; limitations placed on IPC’s ability to operate its business under the merger agreement; and the factors described in Item 1A of IPC’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 23, 2015 and in the other filings and reports that IPC makes with the SEC as described in the section entitled “Where You Can Find More Information.” Because the factors referred to above and other factors, including general industry and economic conditions and the effect of future or existing local or federal laws or regulations affecting the hospitalist industry, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this proxy statement, based on information available to IPC as of the date of this proxy statement, and IPC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by our board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on Monday, November 16, 2015, at 9:00 a.m. Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California.

Purpose of the Special Meeting

At the special meeting, IPC’s stockholders of record will be asked to consider and vote on:

1.	A proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions in the merger agreement, Sub will merge with and into IPC, with IPC continuing as the surviving corporation;

2.	A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger”;

3.	A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

4.	Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the merger agreement is attached as Annex A. We urge you to read the merger agreement carefully in its entirety as it is the document that governs the merger. For more information on the merger agreement, see the section entitled “The Agreement and Plan of Merger.”

Recommendation of our Board

Our board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board (i) has approved the merger agreement, declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of, IPC and its stockholders, (ii) has determined that the merger consideration is fair to our stockholders, (iii) has directed that the adoption of the merger agreement be submitted to a vote at a meeting of our stockholders and (iv) recommended that our stockholders vote in favor of the adoption of the merger agreement. Accordingly our board recommends a vote “FOR” the merger proposal.

Our board also recommends a vote “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

Record Date and Quorum

Each holder of record of shares of IPC common stock as of the close of business on October 14, 2015, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of IPC common stock that you held and owned on the record date. As of the record date, there were 17,452,664 shares of IPC common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 8,726,333 shares of IPC common stock (representing a majority of the votes which could be cast by holders of all IPC common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals.

If you are an IPC stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of IPC common stock will be counted as part of the quorum. If you are a “street name” holder of shares of IPC common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of IPC common stock held by stockholders of record that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned by the chairman of the meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Vote Required for Approval

Merger Proposal. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Although our board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on IPC or Team Health.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. The special meeting of stockholders may also be adjourned by the chairman of the meeting, even if the stockholders have not approved the proposal to adjourn the special meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the non-binding compensation advisory proposal.

The approval of the adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adjournment proposal. The special meeting of stockholders may also be adjourned by the chairman of the meeting, even if the stockholders have not approved the proposal to adjourn the special meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the adjournment proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of IPC common stock (referred to as a broker non-vote), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of (1) the adoption of the merger agreement, (2) the non-binding compensation advisory proposal and (3) the adjournment proposal requires the affirmative vote of a majority of the outstanding shares of IPC common stock entitled to vote thereon, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the merger proposal, the non-binding compensation advisory proposal, or the adjournment proposal, as the case may be.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of IPC common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of IPC common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of IPC common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal.

If you have any questions about how to vote or direct a vote in respect of your shares of IPC common stock, you may contact our proxy solicitor, Georgeson Inc. at (888) 505-6583.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of IPC common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by an IPC stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to IPC’s Corporate Secretary at 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of IPC common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of IPC common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments

The special meeting may be adjourned to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy.

If a quorum is not present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the votes which could be cast by IPC stockholders present in person or represented by proxy at the special meeting entitled to vote on such matter. The special meeting of stockholders may also be adjourned by the chairman of the meeting. In any of these cases, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then IPC may seek to adjourn the special meeting.

Solicitation of Proxies

IPC is soliciting the enclosed proxy card on behalf of our board, and IPC will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, IPC and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

IPC has retained Georgeson Inc. to assist in the solicitation process. IPC will pay Georgeson Inc. a fee of approximately $15,000 plus reimbursement of reasonable out-of-pocket expenses. IPC also has agreed to indemnify Georgeson Inc. against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

IPC will ask banks, brokers, trusts and other nominees to forward IPC’s proxy solicitation materials to the beneficial owners of shares of IPC common stock held of record by such banks, brokers, trusts or other nominees. IPC will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any of our stockholders at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc. at (888) 505-6583.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, IPC stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is enclosed as Annex A to this proxy statement and is hereby incorporated by reference into this proxy statement. In addition, see the sections entitled “The Merger” and “The Agreement and Plan of Merger.”

Our board recommends that IPC stockholders vote “FOR” the merger proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of IPC common stock represented by such proxy card will be voted “FOR” the adoption of the merger agreement.

Under our fourth amended and restated certificate of incorporation and Delaware law, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the compensation tables and the related named executive officer compensation disclosures set forth in the table entitled “Golden Parachute Compensation” and the accompanying footnotes in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation.” Accordingly, IPC’s stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon IPC or our board, and approval of this proposal is not a condition to completion of the merger. However, IPC seeks your support and believes that your support is appropriate because IPC has a comprehensive executive compensation program that is designed to link its executives’ compensation with IPC’s performance and to align the executives’ interests with yours as stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of IPC Healthcare, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of IPC Healthcare Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 65 (which disclosure includes the compensation tables and related named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Our board recommends that IPC stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of IPC common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. Although our board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, not binding on IPC or Team Health, and, if the merger agreement is adopted by IPC’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

IPC stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Our board recommends that stockholders vote “FOR” the adjournment proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of IPC common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of the holders of a majority of the outstanding shares of IPC common stock entitled to vote on such matter. The special meeting of stockholders may also be adjourned by the chairman of the meeting, even if the stockholders have not approved the proposal to adjourn the special meeting. In addition, if a quorum is not present at the special meeting, the affirmative vote of a majority of the votes which could be cast by IPC stockholders entitled to vote and present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

PARTIES TO THE MERGER

IPC

IPC Healthcare Inc. is a leading national acute hospitalist and post-acute provider group practice in the United States. Hospitalist medicine is organized around inpatient care, delivered primarily in acute care hospitals, and post-acute medicine is delivered primarily in skilled nursing facilities. Our clinical services are focused on providing, managing and coordinating the entire episode of care of inpatients. We believe we are the largest dedicated hospitalist and post-acute provider in the United States based on revenues, patient encounters and number of affiliated clinicians. As of December 31, 2014 , our over 1,860 affiliated clinicians practice in over 410 hospitals and 1,500 other inpatient and post-acute care facilities primarily in 28 states. We have had approximately 18.8 million patient encounters since the beginning of 2012. Collectively, our affiliated clinicians work with more than 48,000 referring physicians and 3,500 health plans.

IPC was founded in 1995 by Chairman and Chief Executive Officer, Adam D. Singer, M.D., and was incorporated in Delaware in January 1998. IPC became a public company in January 2008. Shares of IPC common stock are listed on the NASDAQ and trade under the symbol “IPCM.”

IPC’s principal executive offices are located at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362). We maintain a website at www.ipchealthcare.com The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about IPC is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” for more information.

Team Health

Team Health is a corporation organized under the laws of the State of Delaware in 2009. Team Health’s common stock is traded on the NYSE under the symbol “TMH.”

Team Health is one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, based upon revenues, patient visits and number of clients. Team Health serves approximately 1,000 civilian and military hospitals, clinics and physician groups in 47 states with a team of more than 14,000 affiliated healthcare professionals, including physicians, physician assistants, nurse practitioners and nurses. Team Health recruits and contracts with healthcare professionals who then provide professional services within third-party healthcare facilities. Team Health is a physician-founded organization with physician leadership throughout all levels of its organization. Since its inception in 1979, it has provided outsourced services in emergency departments. It also provides comprehensive programs for anesthesiology, inpatient services (hospitalists comprising the specialties of internal medicine, orthopedic surgery, general surgery and OB/GYN), urgent care, pediatrics and other healthcare services, by providing permanent staffing that enables the management teams of hospitals and other healthcare facilities to outsource certain management, recruiting, hiring, payroll, billing and collection and benefits functions. Team Health is a national company delivering its services through 21 regional operating units located in key geographic markets.

Team Health’s principal executive offices are located at 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919. Its telephone number is (865) 693-1000. Team Health maintains a website at www.teamhealth.com. The information provided on Team Health’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to its website in this proxy statement.

Additional information about Team Health is contained in its public filings.

Sub

Team Health formed Intrepid Merger Sub Limited, a Delaware corporation and wholly owned subsidiary of Team Health, on July 31, 2015, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Team Health’ acquisition of IPC. Upon completion of the merger, Sub will merge with and into IPC, and Sub will cease to exist. Sub’s principal executive offices are located at 265 Brookview Centre Way, Suite 400, Knoxville, Tennessee 37919, and its telephone number is (865) 693-1000.

THE MERGER

Background of the Merger1

Over the years, our board regularly reviewed IPC’s strategy with respect to its operations, holdings and potential business combinations. With the approval of our board, IPC’s management has met periodically with various industry participants to discuss potential commercial opportunities and transaction scenarios, and IPC’s management has provided periodic updates to our board regarding various potential strategic initiatives. As part of its review of IPC’s potential strategic opportunities, our board has, from time to time, consulted with various financial advisors and investment banking firms, including, but not limited to Credit Suisse and Evercore.

On May 7, 2014, IPC’s Chairman and Chief Executive Officer (“CEO”), Adam D. Singer, M.D. (whom we refer to as “Dr. Singer”) received an invitation for lunch from the CEO of another company in the healthcare industry (which we refer to as “Party A”). On May 26, Dr. Singer, Jeffrey Taylor (whom we refer to as “Mr. Taylor”), the President and Chief Operating Officer of IPC and a member of our board, and Party A’s CEO held a lunch meeting and discussed a potential merger between IPC and Party A, although details of valuation and transaction structure were not addressed.

On June 10, 2014, Party A’s CEO called Dr. Singer to follow up on their discussion on May 26th, and indicated that he wanted to send a letter to IPC with a proposal to acquire IPC, but no letter followed. On August 19, 2014, Party A’s CEO called Dr. Singer once again and indicated his interest in sending a letter regarding acquiring IPC. No letter from Party A followed this discussion.

Between July 30, 2014 and August 29, 2014, Dr. Singer received multiple calls from a financial sponsor (which we refer to as “Party B”) to discuss a potential transaction with such financial sponsor.

On September 17, 2014, IPC received a letter containing a preliminary, non-binding proposal (which we refer to as the “Party B September 17 Proposal”) addressed to Dr. Singer, from Party B. In the letter, Party B proposed to acquire all of the outstanding shares of IPC common stock for $56.00 to $60.00 per share, which represented an approximately 22% to 31% premium to the closing price of IPC common stock as of that date. The Party B September 17 Proposal did not address financing matters.

On September 26, 2014, our board held a telephonic meeting to discuss the Party B September 17 Proposal. Party B’s letter was distributed to the board in advance of the meeting. At this meeting, the board determined that IPC should engage a financial advisor in connection with the Party B September 17 Proposal and any other potential buyers. As part of the discussions, the board noted the importance of retaining a financial advisor with the requisite experience in such transactions and industry knowledge that would be able to provide IPC with objective advice. Following discussion, the board determined that it would engage Credit Suisse as a financial advisor. Credit Suisse was chosen as a financial advisor based on its experience and reputation as a financial advisor in connection with transactions similar to the proposed mergers and its knowledge of IPC and its business gained as a result of, among other things, its having acted as lead underwriter of IPC’s initial public offering in 2008. The board also determined that IPC should ask Party B to enter into a confidentiality agreement pursuant to which IPC could provide additional materials during a limited diligence period.

After reviewing the terms of engagement proposed by Credit Suisse, on October 6, 2014, IPC entered into an engagement letter with Credit Suisse to act as its financial advisor in connection with a sale or other business combination involving IPC. On October 28, 2014, IPC entered into a confidentiality and standstill agreement with Party B, and, at the direction of our Board, Credit Suisse provided Party B with an information package with respect to IPC.

[1]	All dates and times are provided as of U.S. Pacific Time.

On October 19, 2014, Party A’s CEO again called Dr. Singer and reiterated his interest in wanting to acquire IPC and again indicated he would send a letter to Dr. Singer to that effect. No letter from Party A followed this discussion. That same day, Dr. Singer received a call from Party B to discuss its potential bid.

On November 3, 2014, representatives of management and Credit Suisse and representatives of Party B held an in-person diligence meeting.

On November 13, 2014, Dr. Singer and Mr. Taylor met with Mr. Michael Snow, Team Health’s CEO, at an industry conference. Dr. Singer and Mr. Snow did not discuss a potential business combination, but did discuss potential commercial arrangements the parties might wish to explore, including with respect to bundled services, and agreed to discuss further with their respective management teams in the future.

On November 19, 2014, Party B informed IPC that it did not intend to submit an offer pursuant to the Party B September 17 Proposal, and further discussions with Party B relating to a sale of the company ceased.

On December 4, 2014, our board had a meeting at which representatives of Credit Suisse provided our board with an update regarding discussions with Party B.

On December 10, 2014, Dr. Singer and Mr. Taylor held a videoconference with Team Health’s management. During the videoconference, Dr. Singer engaged in a comparison of Team Health’s and IPC’s business models and discussed ways in which the companies might work together with regard to bundled services.

On January 13, 2015, IPC management, including Dr. Singer, attended an industry conference where they met with representatives of Party A and other industry participants. On January 16, 2015, IPC received a letter containing a preliminary, non-binding proposal (which we refer to as the “Party A January 16 Proposal”) addressed to Dr. Singer, from Party A, and which Dr. Singer shared with our board. In the letter, Party A proposed to acquire all of the outstanding shares of IPC common stock for $56.00 per share, which represented an approximately 30% premium to the closing price of IPC common stock as of that date. The preliminary proposal from Party A did not address financing matters or the relative mix of cash and stock consideration for the proposed acquisition.

On January 22, 2015, our board held a special telephonic meeting at which representatives of Credit Suisse and Sidley Austin LLP (which we refer to as “Sidley Austin”), which had represented IPC in connection with its initial public offering and other significant transaction matters, were present. During the meeting, our board discussed the Party A January 16 Proposal and the board’s fiduciary duties in responding to such proposal. Our board also considered Party A’s request to grant it access to IPC’s confidential diligence materials as a step towards confirming the viability of their proposal. Prior to entering into any confidentiality agreement with Party A and sharing such confidential information, our board directed Credit Suisse to prepare a preliminary financial analysis of IPC and the Party A January 16 Proposal for consideration by our board. Over the following week, Dr. Singer held multiple calls with representatives of Credit Suisse to discuss the Party A January 16 proposal and Credit Suisse’s preliminary financial analyses with respect to IPC and the Party A January 16 proposal.

On February 6, 2015, our board held a special telephonic meeting at which representatives of Credit Suisse were present. During the meeting, Dr. Singer provided an overview of the Party A January 16 Proposal. The board discussed and considered the proposal and also considered the long term prospects of the Company, reviewing the preliminary financial analysis of IPC and the Party A January 16 Proposal prepared by Credit Suisse at the request of the board. After discussion, our board determined that the Party A January 16 Proposal was inadequate and instructed representatives of Credit Suisse to communicate the board’s view to Party A that it was not interested in pursuing a potential transaction unless the purchase price was meaningfully higher than reflected in the Party A January 16 Proposal. Our board recommended that IPC management hold discussions with Party A to further assess its interest in an acquisition at a higher price. Our board also authorized management to enter into a nondisclosure and standstill agreement with Party A to facilitate such assessment and to contact two other companies in the healthcare industry (which we refer to as “Party C” and “Party D”), who had previously indicated an interest regarding a possible acquisition of IPC. Over the course of February and March, representatives from Credit Suisse contacted Party C and Party D at the instruction of our management, but neither indicated that they were interested in acquiring IPC at that time.

On February 17, 2015, IPC entered into a nondisclosure and standstill agreement with Party A and agreed to permit Party A to commence limited due diligence on IPC in order to facilitate Party A making a revised proposal reflecting a meaningfully higher purchase price. The standstill provision of the nondisclosure agreement expired automatically in accordance with its terms upon execution of a definitive merger agreement with a third party. Shortly thereafter, on February 18, 2015, representatives of Party A met with IPC management for an in-person diligence meeting where IPC management shared its five-year financial model. On February 19, 2015, Dr. Singer held a follow-up call with Credit Suisse to further discuss the potential transaction with Party A and Credit Suisse’s preliminary financial analysis of IPC and the Party A January 16 Proposal. The next day, Dr. Singer met with members of IPC’s management to discuss the above communications and their assessment as to whether Party A would be likely to increase its price to a level which our board would determine is sufficiently attractive to pursue a transaction.

On February 25, 2015, IPC management held a follow-up in-person meeting with representatives of Party A and representatives of Party A’s financial advisor. During the meeting, IPC management shared its five-year financial model and supplementary financial data.

On March 4, 2015, our board held a regularly scheduled meeting at which representatives from Sidley Austin were present. Our board reviewed IPC’s current business and management’s preliminary assessment of the illustrative net profit impact from IPC’s participation in the Bundled Payments for Care Initiative (known as “BPCI”), which we refer to as the “BPCI Core Estimates” described in the section entitled “Financial Projections,” beginning on page 43. In addition, our board reviewed the current state of discussions with Party A and other potential bidders for IPC. Sidley Austin also reviewed the board’s fiduciary duties in the context of a possible acquisition.

On March 25, 2015, Party A submitted a revised, non-binding proposal (which we refer to as the “Party A March 25 Proposal”) to acquire 100% of the outstanding IPC common stock for $58.00 to $60.00 per share, which represented an approximately 25% to 30% premium to the closing price of IPC common stock as of that date. Party A proposed a cash and stock transaction, of which $375 million would be in the form of Party A’s common stock. The cash required for the transaction would come from a combination of cash on hand, revolver capacity and the proceeds of a new debt financing.

After receipt of the Party A March 25 Proposal, and for the next two months thereafter, Dr. Singer and other members of IPC’s management team held multiple calls with Credit Suisse to discuss the potential acquisition by Party A, including discussions of Credit Suisse’s preliminary financial analysis of IPC and the Party A March 25 Proposal.

On April 3, 2015, our board held a special meeting at which representatives from Credit Suisse were present. The representatives from Credit Suisse discussed their updated preliminary financial analysis of IPC and the Party A March 25 Proposal, including analysis based on the range of the illustrative net profit impact of the BPCI program on IPC’s business based on the BPCI Core Estimates, and IPC management’s assessment of the potential synergies anticipated to result from a business combination with Party A. The representatives from Credit Suisse also updated the board as to the status of the discussions with Party C and Party D regarding a potential acquisition of IPC. After discussion, our board determined that the Party A March 25 Proposal was still inadequate and instructed representatives of Credit Suisse to communicate the board’s view to Party A. Our board also instructed IPC management to meet with Party A and provide further support for the board’s view that an appropriate valuation of IPC exceeded the price proposed by Party A. Our board recommended subsequent board meetings to discuss further actions with respect to exploration of the Party A March 25 Proposal and continued outreach to additional parties with potential interest in IPC.

On April 3, 2015, after the board call, Dr. Singer held a call with Party A’s CEO to discuss the proposed terms in the Party A March 25 Proposal, including price, for the proposed transaction.

On April 16, 2015, IPC management hosted a second management meeting for representatives of Party A. During the meeting, IPC management shared preliminary information supporting the potential financial impact of the BPCI program to IPC, potential synergy opportunities of a potential combination with Party A and a review of IPC’s performance in the first quarter of 2015.

On May 11, 2015, Dr. Singer held a call with Party A’s CEO to further discuss Party A’s potential interest in an acquisition of IPC.

On May 13, 2015, Dr. Singer and Mr. Taylor met with the CEO of another company in the healthcare industry (which we refer to as “Party E”). After Party E indicated potential interest in a strategic acquisition of IPC, Dr. Singer subsequently contacted a current member of our board, Thomas P. Cooper, M.D. (whom we refer to as “Dr. Cooper”), to discuss the potential conflict of interest given that Dr. Cooper also sits on the board of directors for Party E.

On May 20, 2015, Party A submitted a third proposal (which we refer to as the “Party A May 20 Proposal”) to acquire all of the outstanding IPC common stock for $66.50 per share in cash and stock, which represented an approximately 33% premium to the closing price of IPC common stock on that day. Party A’s proposal assumed $39.90 of cash per share of IPC common stock and Party A shares at a to-be-determined exchange ratio. Party A expected to fund the acquisition through a combination of existing cash on hand, available new debt financing and Party A shares.

On May 27, 2015, Dr. Cooper recused himself from any involvement in board meetings, or discussions held or materials provided to consider, discuss, deliberate or take action regarding the exploration, negotiation or entering into of a transaction involving an investment in or acquisition of IPC or a material portion of the assets of IPC and its subsidiaries (we refer to such recusal as the “Cooper Recusal”). Further, Dr. Cooper waived notice and consented to the holding of such meetings without his involvement, and waived the receipt of any materials provided at or in connection with such meetings.

On June 4, 2015, our board held a regularly scheduled meeting at which representatives of Sidley Austin and Credit Suisse were present. Pursuant to the Cooper Recusal, Dr. Cooper was not present for the portions of the meeting involving the acquisition of IPC. During the meeting, a representative from Sidley Austin summarized the board’s fiduciary duties, and representatives from Credit Suisse summarized communications with Party A and its financial advisor since the previous board meeting and discussed their preliminary financial analysis with respect to IPC and the Party A May 20 Proposal with our board. Our board discussed potential responses to the Party A May 20 Proposal and potential outreach to other interested parties. The board also authorized Credit Suisse to contact Party A to determine whether Party A would increase its proposed acquisition price.

On June 9, 2015, Dr. Singer and Mr. Taylor held another call with Party A’s CEO to discuss diligence matters and key terms of the Party A May 20 Proposal, including the need to increase their price in order to present a proposal that our board could conclude delivered sufficient value for our stockholders. The following day IPC, Party A and their respective representatives and advisors met to discuss additional diligence matters.

On June 19, 2015, Party A submitted a fourth proposal (which we refer to as the “Party A June 19 Proposal”) to acquire all of the outstanding IPC common stock for $68.00 per share, which represented an approximately 18% premium to the closing price of IPC common stock on that day, all in cash. Party A expected to fund the acquisition through a combination of existing cash on hand and available debt financing.

On June 22, 2015, our board held a special telephonic meeting at which representatives of Credit Suisse were present. Pursuant to the Cooper Recusal, Dr. Cooper was not present for this meeting. The representatives from Credit Suisse summarized their communications with Party A and its financial advisor in connection with the Party A June 19 Proposal and IPC management summarized the status of its discussions with other potential acquirers. After discussion, our board determined the Party A June 19 Proposal to be sufficient to continue discussions and due diligence with Party A, and directed IPC management to continue such discussions and due diligence. Our board also discussed other prospective parties that might have an interest in acquiring IPC and instructed management and Credit Suisse to initiate discussions and contact such potential parties in order to explore their interest with respect to a potential transaction with IPC.

During the weeks of June 22 and June 29, representatives from Credit Suisse, at the request of our board, contacted nine (9) additional prospective strategic parties in the healthcare industry (including Team Health, Party C and Party D) on behalf of IPC to discuss a potential acquisition. Of these nine (9) additional prospective parties, six (6) expressed interest in obtaining further information regarding IPC and four (4) of these parties (including Team Health, Party C and Party E) ultimately entered into nondisclosure and standstill agreements with IPC. On July 2, 2015, Team Health and IPC entered into the nondisclosure and standstill agreement. None of these nondisclosure and standstill agreements prohibit the counterparty from privately (and not publicly) submitting to the Company a proposal to acquire IPC following the execution by IPC of a definitive merger agreement with a third party. The four parties that entered into nondisclosure and standstill agreements were sent Confidential Information Presentations and commenced diligence relating to the potential acquisition. Over the next several weeks each of the six (6) parties (with the exception of Team Health) that had expressed interest in IPC ultimately indicated to Credit Suisse that, for a variety of reasons, they did not intend to submit a letter of interest and were not prepared to move forward with the process to acquire IPC.

Party A was provided access to IPC’s virtual data room on July 3, 2015. Throughout July, 2015, IPC management and Party A, and their respective advisors and representatives, held several calls and meetings to discuss Party A’s due diligence and other questions related to the potential transaction.

On July 9, 2015, Dr. Singer and Mr. Snow had a telephonic conversation regarding a potential transaction between Team Health and IPC. Mr. Snow expressed Team Health’s interest in participating in the transaction process and due diligence.

On July 10, 2015, Team Health delivered to Dr. Singer a non-binding indication of interest (which we refer to as the “Team Health July 10 Proposal”) which proposed a transaction to acquire all of the issued and outstanding IPC common stock for $63.00 to $66.00 per share, which represented an approximately 14% to 19% premium to the closing price of IPC common stock on that day. The Team Health July 10 Proposal set forth a transaction in which IPC’s stockholders would receive 50% of the consideration in cash with the remaining consideration delivered through common shares of Team Health, representing ownership of approximately 10% to 12% of the equity in the proposed combined company. Team Health indicated that it had retained the services of Citigroup Global Markets Inc. (which we refer to as “Citi”) as its financial advisor and Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”) as its legal counsel. While Team Health indicated that it would require third party debt financing to fund the cash portion of the acquisition in part, the proposal further noted that closing the transaction would not be subject to a financing condition.

On July 13, 2015, representatives from IPC and Credit Suisse and representatives from Team Health and Citi had a telephonic diligence discussion.

On July 14, 2015, our board held a telephonic meeting at which representatives of Credit Suisse were present. Pursuant to the Cooper Recusal, Dr. Cooper was not present for this meeting. Representatives of Credit Suisse summarized the communications with, and proposals from, Team Health and Party A, and communications with the other prospective parties and their respective financial advisors, including a report that Party E had declined further interest in an acquisition of IPC.

After the diligence discussion held on July 13, 2015, and the receipt of additional information provided in connection therewith, on July 14, 2015, after the conclusion of our board meeting, Team Health delivered to IPC a revised indication of interest (which we refer to as the “Team Health July 14 Proposal”), which proposed a transaction to acquire all of the issued and outstanding IPC common stock for $70.00 per share, which represented an approximately 25% premium to the closing price of IPC common stock on that day. The Team Health July 14 Proposal reiterated the 50% cash and 50% equity transaction previously presented in the Team Health July 10 Proposal.

Throughout the second half of July, IPC’s management, with the assistance of Credit Suisse, continued their discussions with Team Health and Party A and participated in several calls and meetings to discuss the proposed transaction.

On July 16, 2015, Team Health was provided access to IPC’s virtual data room to facilitate their due diligence in connection with their investigation of a potential transaction. That evening, Dr. Singer, Mr. Taylor and Mr. Snow had dinner and discussed the potential transaction between Team Health and IPC, including the Team Health July 14 Proposal.

On July 17, 2015, at the direction of our board Credit Suisse forwarded a draft merger agreement drafted by Sidley to Party A’s counsel, which contemplated a tender offer followed by a short-form merger, and contained a termination fee of 3% in the event our board entered into a superior proposal concerning 50% or more of the assets, stock or voting securities of the Company.

On July 20, 2015, at the direction of our board Credit Suisse sent a draft merger agreement prepared by Sidley to Citi on behalf of Team Health, which contained the same deal structure and protection terms as were contained in the draft sent to Party A.

From July 20 to July 31, 2015, IPC management and Team Health, and their respective advisors and representatives, held several calls and meetings to discuss Team Health’s due diligence and other questions related to the potential transaction.

On July 21, 2015, IPC management and Credit Suisse participated in another in-person meeting with Dr. Miles Snowden, the Chief Medical Officer of Team Health, Oliver Rogers, the Chief Operating Officer of Team Health, and other managers from Team Health to discuss the potential transaction and outstanding due diligence matters.

On July 23, 2015, representatives of Party A contacted IPC to discuss the results of its diligence review and the transaction consideration contained in the Party A June 19 Proposal.

During the week of July 27, 2015, at the direction of IPC, Credit Suisse requested that each of Party A and Team Health submit their final proposals by 2:00 p.m. on July 31, 2015.

On July 27, 2015, Dr. Singer and other representatives from IPC held an online meeting with representatives from Team Health to discuss and demonstrate the IPC-Link technology, IPC’s proprietary, web-based practice management system.

On July 28, 2015, Dr. Singer held a telephonic meeting with the CEO of Party A to discuss the proposed transaction. During the call, the CEO of Party A raised Party A’s stated desire to lower the bid price to approximately $65.

Also on July 28, 2015, Party A’s legal counsel submitted a proposed revised draft of the merger agreement to Sidley Austin, containing a financing condition, a termination fee of 4%, an increase in the threshold for a superior proposal from 50% to 75% of the consolidated assets, revenues or income or outstanding common stock of IPC and a provision limiting liability in the event of a failure to close to the amount of a reverse termination fee equal to 5% of IPC’s equity value. On July 30, 2015, representatives from Sidley Austin and Party A’s legal counsel held a telephonic discussion to address the outstanding open issues in the proposed merger agreement, including its request for a 4% termination fee, the inclusion of a financing condition and reverse termination fee, as well as certain other representations and covenants.

On the morning of July 31, 2015, our board held a special telephonic meeting at which representatives of Credit Suisse and Evercore were present. Pursuant to the Cooper Recusal, Dr. Cooper was not present for this meeting. The board then considered the engagement of Evercore, which had periodically provided IPC with advice. After a discussion of the qualifications of Evercore, our board determined to engage Evercore to provide our board with an additional opinion regarding the fairness from a financial point of view of the consideration to be received by our stockholders in any transaction. Evercore was chosen as an additional financial advisor based on its strong reputation as a mergers and acquisitions financial advisor, its expertise in the medical services industry, reputation, recent track record and familiarity with IPC. Our board then reviewed the ongoing discussions with Team Health and Party A and the request for final proposals no later than 2:00 p.m. that day.

On July 31, 2015, Party A submitted a revised offer (which we refer to as the “Party A July 31 Proposal”) to acquire all of the outstanding shares of IPC common stock for a price of $69.00 per share, which represented an approximately 25% premium to the closing price of IPC common stock on that day, all in cash. Party A’s proposal was accompanied by draft debt commitments from Party A’s lenders, pursuant to which the transaction would be fully financed, and an annex setting forth a number of concessions to resolve the outstanding issues discussed on the telephonic meeting of July 30, 2015 between Sidley Austin and Party A’s counsel. Specifically, Party A agreed to, among other things, eliminate the financing condition, lower the termination fee to 3.5%, revert back to the 50% threshold for a superior proposal, remove the reverse termination fee structure and revise the representations and covenants to be less burdensome to IPC. On that same day, Team Health submitted a revised offer (which we refer to as the “Team Health July 31 Proposal”) to purchase all of the issued and outstanding IPC common stock for $72.00 per share, all in cash. The Team Health July 31 Proposal was accompanied by draft debt commitments from Team Health’s lenders, pursuant to which the transaction would be fully financed.Team Health’s markup of the merger agreement dated July 31, 2015 contemplated a one-step merger, as opposed to a tender offer, and included a marketing period, a termination fee of 3.75%, and limited a qualifying superior proposal to one that is superior, from a financial point of view, to IPC and its stockholders (as opposed to more favorable generally), and did not contain a financing condition.

From August 1, 2015 onwards until the transaction was announced, IPC and its representatives continued extensive negotiations with both Party A and Team Health, and their respective representatives, in an effort to obtain the most favorable terms possible in the merger agreement and the related transaction documents, including the commitment letters.

On August 1, 2015, Dr. Singer requested that Sidley Austin prepare a chart summarizing the draft merger agreements submitted by Party A and Team Health. Sidley Austin presented an overview of the competing draft merger agreements to IPC management and Credit Suisse. Sidley Austin then contacted Simpson Thacher to communicate several outstanding issues from IPC’s perspective raised by Team Health’s markup of the draft merger agreement, namely IPC’s stated desire to: lower the termination fee, eliminate the marketing period, insert a drop-dead date of March 31, 2016, redefine the superior proposal threshold to 50% or more of the consolidated assets, revenues or income or outstanding common stock of IPC, delete the language defining a superior proposal as one that was superior, from a financial point of view, to IPC and its stockholders (as opposed to more favorable generally), and revise the representations and covenants to make them less burdensome to IPC. Sidley Austin then requested that Team Health address IPC’s concerns by 9:00 a.m. on August 2, 2015.

On August 2, Sidley Austin received Team Health’s response (which we refer to as “Team Health’s Response of August 2”) in which Team Health agreed to a substantial number of IPC’s comments to the merger agreement, including, most significantly, regarding our board’s desire for greater closing certainty, agreeing that the marketing period may commence prior to the satisfaction of the closing conditions, provided that Team Health is not obligated to consummate the merger prior to September 30, 2015 (subject to there not being any intervening restatements or audit opinion withdrawals), inserting a drop-dead date of March 31, 2016, reducing the termination fee to 3% (as opposed to the 3.75% termination fee proposed in connection with the Team Health July 31 Proposal) and revising several of the representations and covenants to make them less burdensome to IPC.

On August 2 our board held a telephonic meeting (which we refer to as the “August 2 board call”), at which representatives of Credit Suisse reviewed and discussed a comparison of the proposals received from Team Health and Party A with the board, including the financing provisions relating to both proposals. Sidley Austin then reviewed with the board its fiduciary duties. After discussion, our board determined that, given the higher price and proposed terms of the merger agreement, IPC should focus its efforts on Team Health and inform Party A that another party had submitted a superior offer. The board then directed management to negotiate the most favorable transaction terms with Team Health for presentation to the board. During the August 2 board call, the board determined that Dr. Cooper would be free to rejoin the board’s meetings and discussions involving the potential acquisition of IPC. Pursuant to such determination, Dr. Singer communicated the board’s determination with Dr. Cooper and provided Dr. Cooper with details regarding the discussions, duties and events that had transpired since the Cooper Recusal. Dr. Cooper participated in all board meetings following such discussions.

Following IPC’s notification to Party A that it was not the successful bidder, Party A revised its bid of $69 per share to $72 per share, in cash. Because the merger consideration was now identical in each of the bids, Credit Suisse, at the direction of our board, notified both Team Health and Party A that there were two proposals at the same price per share and requested that Team Health and Party A resubmit their “best and final offers” by 2:00 p.m. on August 3, 2015.

Following the August 2 board call and the enhanced proposal from Party A, on instructions of our board, our representatives continued to negotiate the contract terms and the bid price with both parties. Sidley Austin also engaged in discussions regarding certain details of the merger agreements, including regarding employee benefits and retention plans. Sidley Austin distributed a revised draft of the merger agreement incorporating these comments to Simpson Thacher and later held a call with Simpson Thacher to discuss the revised draft. Sidley Austin also delivered an initial draft of the disclosure letter to the merger agreement to Team Health and Party A on August 3, 2015.

On August 3, 2015, IPC’s management scheduled board calls for 4:00 p.m. (which we refer to as the “4 p.m. board call”) and 8:00 p.m. (which we refer to as the “8 p.m. board call”) in which IPC intended to select a winning bidder from between Team Health and Party A, depending on which party’s bid was the highest and most favorable to IPC’s stockholders.

In response to Credit Suisse’s request for best and final bids, Team Health increased its all-cash offer to $75 per share and Party A also increased its all-cash offer to $75 per share. Each party submitted revised drafts of the merger agreement, reflecting the discussions on July 31, 2015 described above and Team Health’s Response of August 2, and revising certain of the representations and covenants to make them less burdensome to IPC. In addition, Party A lowered its termination fee to 3% from 3.5% and Team Health lowered its termination fee to 3% from 3.75%. Team Health also submitted a revised debt commitment letter from its lenders.

During the 4 p.m. board call Dr. Singer informed our board of the two substantially identical offers from Party A and Team Health. Representatives of Sidley Austin discussed the board’s fiduciary duties under the circumstances. Our board determined to give each party until 6:30 p.m. to submit a further revised “best and final” proposal for consideration at the 8 p.m. board call. At the instruction of our board, Credit Suisse notified both Party A and Team Health that their respective proposals were for the same price per share and that the Company had requested another best and final proposal by 6:30 p.m. that same day.

Later that evening, Party A submitted its best and final bid for $76.03 per share, which represented an approximately 37% premium to the closing price of IPC common stock on July 31, 2015, all in cash. Team Health submitted its best and final bid for $80.25 per share, which represented an approximately 45% premium to the closing price of IPC common stock on July 31, 2015, all in cash, but conditioned its bid upon IPC entering into a short-term exclusivity agreement with Team Health set to expire at 6:30 a.m. on August 4, 2015.

At the 8 p.m. board call on August 3, 2015, our board held a special meeting at which representatives of Credit Suisse, Evercore and Sidley Austin were present. Representatives of Sidley Austin discussed with our board its fiduciary duties in the context of considering a potential sale of IPC. Because of, and in order to preserve, Team Health’s significantly higher offer, our board determined it was prudent to enter exclusive discussions with Team Health to finalize the merger agreement overnight. Representatives of Sidley Austin then reviewed the terms of Team Health’s merger agreement with the board, including a discussion of the termination fee and other deal protection provisions. Credit Suisse then reviewed and discussed its financial analyses with respect to IPC and the proposed merger. Thereafter, at the request of our board, Credit Suisse rendered its oral opinion to our board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 3, 2015, the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Merger Sub and their affiliates of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Evercore then reviewed with our board each of its financial analyses of the per share merger consideration, then reviewed and discussed its financial analyses with respect to IPC and the proposed merger. Thereafter, at the request of our board, Evercore delivered its oral opinion to our board of directors, subsequently confirmed in writing by delivery of Evercore’s written opinion dated the same date, to the effect that, as of August 3, 2015, and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock entitled to receive the merger consideration. Following discussion, our board approved the merger agreement, the merger and the other transactions contemplated by the merger agreement with Team Health.

During the morning of August 4, 2015, before the opening of trading on the NASDAQ exchange, Team Health and IPC executed the merger agreement, worked to finalize the disclosure letter and issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors

At the special meeting of our board on August 3, 2015, after careful consideration, including detailed discussions with IPC’s management and its legal and financial advisors, the board:

•	approved and declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and fair to and in the best interests of, IPC and its stockholders;

•	determined that the merger consideration is fair to our stockholders;

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of our stockholders; and

•	recommended that our stockholders vote in favor of the adoption of the merger agreement.

When you consider our board’s recommendation, you should be aware that our directors may have interests in the merger that may be different from, or in addition to, the interests of IPC stockholders generally. These interests are described in “—Interests of Directors and Executive Officers in the Merger.”

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the board consulted with our senior management team and outside legal counsel and financial advisors. The board also considered and evaluated a variety of factors over the course of thirteen meetings of the board since the board received the initial unsolicited proposal to acquire IPC on September 17, 2014, including the following factors, each of which the board believed supported its determination to approve the terms of the merger and its recommendation that holders of shares of IPC common stock vote in favor of the adoption of the merger agreement:

•	Merger Consideration. The board considered that the merger consideration represented:

•	a 44.7% premium over the closing price of IPC common stock on July 31, 2015 (the last trading day prior to the day of approval of the merger agreement by the board);

•	a premium of 51.2% over the volume weighted average closing price of IPC common stock reported for the three-month period prior to July 31, 2015;

•	a premium of 36.1% to the 52-week highest intraday price of IPC common stock as of July 31, 2015; and

•	an implied enterprise value (as of July 31, 2015) of $1.56 billion, which represents a multiple of 22.2x our earnings before interest, taxes, depreciation and amortization before charges/gains for the 12 months ended June 30, 2015.

•	Course of Negotiations. The board considered (i) the fact that the consideration to be paid by Team Health was the result of arms’-length negotiations and a competitive bidding process with another potential acquirer, Party A, where each of Team Health and Party A increased its bid four times, including two successive rounds of “best and final” offers in which Team Health increased its initial bid from its July 10, 2015 proposal of $63.00 to $66.00 per share of IPC common stock for 50% cash and 50% Team Health common stock to $80.25 per share of IPC common stock in cash, (ii) its belief that such $80.25 per share price represents the highest price per share that Team Health was willing to pay, considering the extensive negotiations between the parties, (iii) that such price was the highest price reasonably attainable for IPC stockholders in light of the available alternatives and the fact that all other potential acquirers, other than Party A, declined to pursue a transaction with IPC (as discussed in the section entitled “—Background of the Merger” beginning on page 31 of this proxy statement.

•	Solicitation Process. The board considered the fact that an extensive solicitation process for potential buyers was conducted pursuant to which Credit Suisse, at the board’s direction, contacted nine potential buyers.

•	Prospects of the Company. The board considered our five-year strategic plan and our opportunities and risks relative to such strategic plan. The board noted potential opportunities, including the future cash flows and profitability that are expected to be generated by IPC’s participation in BPCI. The board also identified potential risks, including the uncertainty surrounding whether BPCI, which is scheduled to expire at the end of 2017, would be renewed or extended by an Act of Congress, and other risks and uncertainties described in our SEC filings.

•	Potential Strategic Alternatives. The board considered other potential strategic alternatives available to IPC, including returning cash to stockholders through a leveraged recapitalization, expanding our portfolio through bolt-on acquisitions and entering into an alternative transaction with various other third parties, as well as the potential stockholder value that might result from such alternatives, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives, particularly in lieu of entering into the merger agreement.

•	Cash Consideration; Certainty of Value. The board considered the fact that the merger consideration is a fixed cash amount, providing IPC stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or engaging in a transaction in which all or a portion of the consideration is payable in stock.

•	No Financing Condition. The board considered that the merger is not subject to a financing condition and, in particular, that Team Health had obtained a financing commitment from Citi, pursuant to which Citi has committed to arrange and underwrite debt financing for Team Health in connection with the merger.

•	Limited Antitrust Risk. The board considered that there are limited antitrust impediments to the consummation of the merger, and the board considered Team Health’s obligation under the merger agreement to use its reasonable best efforts to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all approvals required under applicable antitrust laws.

•	Opinions of the Company’s Financial Advisors. The board considered the respective financial analyses of Credit Suisse and Evercore that were reviewed and discussed with the board by Credit Suisse and Evercore on August 3, 2015, as well as well as the oral opinion of Credit Suisse rendered to our board on August 3, 2015 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 3, 2015, the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates, of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and the oral opinion of Evercore rendered to our board on August 3, 2015, subsequently confirmed in writing by delivery of Evercore’s written opinion dated the same date, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock entitled to receive the merger consideration.

•	The Merger Agreement. The board considered the terms and conditions of the merger agreement and the course of negotiations of the key provisions thereof, including:

•	the parties’ representations, warranties and covenants;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the board determines in good faith, after consultation with our financial advisors and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal, each such proposal as defined in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals”;

•	the fact that, in certain circumstances, the board is permitted to change its recommendation that IPC stockholders adopt the merger agreement and, thereafter, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, subject to the payment to Team Health of a termination fee of $47,000,000 in connection with the termination of the merger agreement;

•	the board’s belief that our obligation to pay Team Health a termination fee of $47,000,000, or approximately 3% of the aggregate equity value of the transaction, if the merger agreement is terminated under certain circumstances, as well as the right of Team Health to match any competing proposal that our board in good faith determines constitutes a superior proposal, are reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire IPC; and

•

the fact that, although the merger agreement restricts the ability of IPC’s board to grant a waiver or release under any standstill agreement with respect to any class of equity securities of IPC, (i) the standstill provision in the confidentiality agreements signed by Party A expired automatically in accordance with its terms upon execution of the merger agreement with Team Health, and (ii) with the exception of Party B, the standstill provisions in the confidentiality agreements signed by other parties as described in the Background of the Merger section, including Party C, include provisions such that, upon execution of the merger agreement with Team Health, those parties are permitted to privately make proposals or offers to acquire any material assets or securities of IPC or to enter into a merger or business combination with IPC

•	Conditions to the Consummation of the Merger. The board considered the conditions to the consummation of the merger and the likelihood of closing and noted the fact that no third-party consents and only antitrust approval is required to consummate the merger and the belief that the merger was likely to receive such approval.

•	Timing of Completion. The board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a one-step statutory merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which our business would be subject to the potential uncertainty of closing and related disruption.

•	Specific Performance Right. The board considered the fact that, if Team Health or Sub fails to satisfy its obligations under the merger agreement, IPC is entitled to specifically enforce the merger agreement, in addition to any other remedies to which IPC may be entitled.

•	Availability of Appraisal Rights. The board considered the availability of appraisal rights under Delaware law to IPC stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement. See the section entitled “Appraisal Rights,” beginning on page 96.

In the course of its deliberations, the board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the fact that the merger agreement precludes IPC from actively soliciting alternative proposals;

•	the fact that, following the merger, IPC will no longer exist as an independent public company and our existing stockholders will not participate in the future earnings of IPC or Team Health or growth or benefit from any synergies resulting from the consummation of the transactions contemplated by the merger agreement;

•	the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including the approval by IPC stockholders and the condition requiring the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act;

•	the restrictions on the conduct of our business prior to the consummation of the merger, which may delay or prevent IPC from undertaking certain business opportunities that may arise or any other action that it might otherwise take with respect to our operations;

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to IPC stockholders who are entitled to receive such consideration;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt our business operations;

•	the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on our employees and our relationships with existing and prospective customers, distributors, suppliers and other third parties; and

•	the fact that our directors and executive officers may receive certain benefits that are different from, and in addition to, those of IPC stockholders. See the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 60.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board based its recommendation on the totality of the information presented, including the factors described above.

The board recommends a vote “FOR” the merger proposal.

Financial Projections

We do not as a matter of course make public projections as to future performance, earnings or other results and are especially cautious of making financial forecasts for extended periods because of the unpredictability of the underlying assumptions and estimates. Our management has prepared certain non-public, unaudited, stand-alone, financial forecasts regarding our anticipated future operations, which we refer to as “Management Projections,” described below. Our management provided the Management Projections to our board of directors for review in connection with our board’s evaluation of the proposed merger, and to Credit Suisse, Evercore and Team Health.

Given the significant uncertainty regarding the financial impact, if any, of IPC’s participation in the Centers for Medicare & Medicaid Services’ (which we refer to as “CMS”) Bundled Payments for Care Improvements Initiative (which we refer to as “BPCI”) program, the Management Projections did not factor in any impact from BPCI. Management prepared and authorized Credit Suisse and Evercore to use and rely upon a preliminary assessment of the illustrative net profit impact from IPC’s participation in the BPCI program that assumed $1.2 billion of estimated CMS program spend and an estimated gross savings opportunity before subtracting operating expenses, gainshares of IPC providers, hospitals and other third parties and profit shares of IPC’s convener, of approximately 8.8% of the total CMS program spend (which we refer to as the “BPCI Core Estimates”). The preliminary assessment resulted in an illustrative net profit impact from IPC’s participation in the BPCI program that was subject to a significant number of risks and unknown factors that could potentially preclude IPC from realizing all or portion of the illustrative net profit impact from IPC’s participation in the BPCI program and could instead result in losses. As a result of the significant uncertainty regarding the financial impact, if any, of IPC’s participation in the BPCI program, Management indicated an initial illustrative incremental EBITDA impact more fully described below in the summary of the BPCI Core Estimates and BPCI Additional Estimates. Our management provided the BPCI Core Estimates to Credit Suisse and Evercore.

The following is a summary of the Management Projections:

Management Projections

(dollars in millions)

	FY2015E	FY2016E	FY2017E	FY2018E	FY2019E
Total Revenues	$759	$869	$1,008	$1,170	$1,358
EBITDA (1)	$72	$88	$105	$124	$146
Operating income (1)	$65	$80	$96	$114	$136
Net income (1)	$39	$47	$56	$67	$79

(1)	Excludes net change in fair value of contingent consideration from prior acquisitions of physician practices.

The following is a summary of the BPCI Core Estimates and BPCI Additional Estimates:

BPCI Core Estimates

Illustrative Incremental EBITDA Impact

(dollars in millions)

Pro forma 12-month period (1)
Total CMS program spend	$1,231
Gross savings opportunity (based on 8.8% cost savings)	$108
Incremental EBITDA	$33

(1)	Annual estimated opportunity based on a 12-month period assuming the BPCI program is fully implemented.

As the BPCI Core Estimates developed by our management did not include an assessment of the most likely impact of the BPCI program on IPC, additional estimates, which we refer to as the “BPCI Additional Estimates”, were developed after discussions with Credit Suisse. The BPCI Additional Estimates assessed the illustrative incremental EBITDA impact for the fiscal year ended December 31, 2016 from IPC’s participation in the BPCI program as initially ranging from $10 million to $20 million, with such illustrative incremental EBITDA impact growing consistently with the organic growth rate (approximately 7%) in the Management Projections until mid-2018, summarized in the table below. Credit Suisse was advised by our management that the BPCI Core Estimates and BPCI Additional Estimates were a reasonable basis on which to evaluate IPC’s participation in the BPCI program and was authorized to use and rely on the Management Projections, BPCI Core Estimates and BPCI Additional Estimates. The BPCI Additional Estimates were not provided to Evercore.

BPCI Additional Estimates

Illustrative Incremental EBITDA Impact

(dollars in millions)

	FY2016E	FY2017E	6 months ending 6/30/2018E
Low	$10	$11	$6
High	$20	$21	$11

Additional Sensitivity Developed by Evercore Based on Discussions with Management

As the Management Projections included both organic growth for the business and growth derived from acquisitions, Evercore, based on discussions with management, extracted the organic growth component from the Management Projections in order to derive a sensitivity of the Management Projections, which we refer to as the “Organic Growth Sensitivity Case.”

The following is a summary of the Organic Growth Sensitivity Case:

Organic Growth Sensitivity Case

(dollars in millions)

	FY2016E	FY2017E	FY2018E	FY2019E
Total Revenues	$809	$874	$944	$1,021
EBITDA (1)	$82	$91	$100	$110
Operating income (1)	$74	$82	$90	$100

(1)	Excludes net change in fair value of contingent consideration from prior acquisitions of physician practices.

With respect to the BPCI Core Estimates, based on discussions with management, Evercore estimated the sensitivity of the value of the BPCI program based on the savings opportunity within the addressable market from 0% to 8.8% of CMS Program Spend, or an incremental EBITDA impact of $0 to $36.1 million. Given the uncertainty of the BPCI program beyond 2018 and based on discussions with management, Evercore applied a probability to the potential future value of BPCI by ranging the probability of the terminal value from 0% to 100%. From this, and based on discussions with management, Evercore used a 3% annual increase in CMS program spend and a 2% annual increase in operating expenses from 2016 through 2018 (which we refer to as the “BPCI Sensitivity Cases”). The BPCI Sensitivity Cases, together with the Organic Growth Sensitivity Case, are referred to as the “Sensitivity Cases”. Evercore was advised by our management that the BPCI Sensitivity Cases were a reasonable basis on which to evaluate IPC’s participation in the BPCI program and was authorized by the Company to use and rely upon the Management Projections, the BPCI Core Estimates and the Sensitivity Cases. The Sensitivity Cases were not provided to Credit Suisse or to Team Health.

BPCI Sensitivity Cases FY2016E

(dollars in millions)

Estimated Gross Savings %	8.8%	6.6%	4.4%	0.0%
Illustrative Incremental EBITDA Impact (1)	$36.1	$24.1	$12.4	$0.0

(1)	After subtracting gainshares of IPC providers, hospitals and other third parties and profit shares of IPC’s convener.

BPCI Sensitivity Case at 8.8% Estimated Gross Savings Percentage

(dollars in millions)

	FY2016E	FY2017E	FY2018E
Illustrative Incremental EBITDA Impact (1)	$36	$37	$38

(1)	After subtracting gainshares of IPC providers, hospitals and other third parties and profit shares of IPC’s conveners.

The Management Projections, the BPCI Core Estimates and the BPCI Additional Estimates were developed for internal use. The Sensitivity Cases were developed by Evercore based on discussions with management. The Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases were not prepared with a view toward public disclosure and do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases, and does not express an opinion or any form of assurance related thereto. The summaries of the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases are not being included in this proxy statement to influence any IPC stockholder’s decision whether to vote for the merger, but are being included because they were made available to our board of directors for review in connection with our board evaluation of the proposed merger.

The Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases, while presented with numerical specificity, necessarily were based on numerous estimates, variables and assumptions that are inherently uncertain and many of which are beyond our control. Because the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases also reflect assumptions as to certain business decisions that are subject to change. Furthermore, the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of our company by Team Health pursuant to the merger agreement or our compliance with our covenants under the merger agreement. Important factors that may affect actual results and result in the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases not being achieved include, but are not limited to, the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2014, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Management Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period.

The Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 20 of this proxy statement.

Accordingly, there can be no assurance that the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases will be realized, and actual results may vary materially from those shown. The inclusion of the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors or representatives considered or consider the Management Projections, the BPCI Core

Estimates, the BPCI Additional Estimates or the Sensitivity Cases to be predictive of actual future events, and they should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases and none of them undertakes any obligation to update or otherwise revise or reconcile the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates and the Sensitivity Cases are shown to be in error. We do not intend to make publicly available any update or other revision to the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives has made or makes any representation to any IPC stockholder or other person regarding our ultimate performance compared to the information contained in the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases or that the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases will be achieved. We have made no representation to Team Health in the merger agreement or otherwise concerning the Management Projections, the BPCI Core Estimates, the BPCI Additional Estimates or the Sensitivity Cases.

The projections for EBITDA contained in the Management Projections refer to non-GAAP earnings before interest, taxes, depreciation and amortization. EBITDA, operating income and net income exclude the net change in fair value of contingent consideration from prior acquisitions of physician practices and are non-GAAP measures that are used by our management as supplemental financial measurements to evaluate our operational trends and should not be considered as alternatives to net income, operating income or cash flow from operations as indicators of our operating performance. EBITDA, operating income and net income, as presented, are not defined under GAAP. Accordingly, they have limitations in that they do not reflect all of the amounts associated with our results of operations, as determined in accordance with GAAP, and may not be comparable measurements to those used by other companies.

Opinions of Our Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

On August 3, 2015, Credit Suisse rendered its oral opinion to our board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of August 3, 2015, the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Credit Suisse’s opinion was directed to our board, and only addressed the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates of the merger consideration to be received by such holders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any IPC stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated August 2, 2015, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to IPC;

•	reviewed certain other information relating to IPC, including the Management Projections as well as the BPCI Core Estimates and the BPCI Additional Estimates;

•	spoke with the management of IPC regarding the business and prospects of IPC and BPCI;

•	considered certain financial and stock market data for IPC and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of IPC;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the Management Projections, management of IPC advised Credit Suisse, and Credit Suisse assumed, that the Management Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of IPC as to the future financial performance of IPC without giving effect to the potential financial implications of IPC’s participation in BPCI, and Credit Suisse expressed no views or opinions with respect to such forecasts or the assumptions on which they were based. With respect to the BPCI Core Estimates and the BPCI Additional Estimates, management of IPC advised Credit Suisse that the future cash flows and profitability expected to be generated by IPC’s participation in BPCI would depend on numerous factors, some of which would be beyond IPC’s control including, without limitation, whether BPCI, which is scheduled to expire at the end of 2017, would be renewed or extended by an Act of Congress of the United States and, if so renewed or extended, for how long. In addition, Credit Suisse understood that if BPCI is renewed or extended, the terms thereof, as well as certain commercial arrangements with third parties, could differ, potentially materially, from the terms currently applicable to IPC’s participation in BPCI. Management of IPC therefore advised Credit Suisse that, as a result of these factors, the future cash flows of IPC’s participation in BPCI during its initial term, and, to the extent it occurs, any renewal or extension thereof, are highly speculative and subject to substantial risk and uncertainty and therefore, management was unable to express a view regarding the likelihood of: (i) its ability to achieve the BPCI Core Estimates and the BPCI Additional Estimates during the initial term of the program; (ii) the likelihood of IPC obtaining any renewal or extension of the BPCI program, including the terms thereof; (iii) its ability to achieve the BPCI Core Estimates and the BPCI Additional Estimates during such extension or renewal period; and (iv) if renewed or extended, the length of any renewal or extension period. For purposes of Credit Suisse’s analyses, Credit Suisse, at the direction of management, assumed that IPC’s participation in BPCI would initially result in incremental EBITDA of between $10 million and $20 million per year and, for illustrative purposes, was provided equal probabilities that the value of IPC’s participation in BPCI beyond the initial term would result in 0%, 25%, 50%, 75% and 100% of the terminal value indicated by Credit Suisse’s analyses. Management of IPC advised and Credit Suisse assumed that the Management Projections and, taking into account the speculative nature of, and the significant risks and uncertainties associated with, the BPCI Core Estimates and the BPCI Additional Estimates, the BPCI Core Estimates and the BPCI Additional Estimates were a reasonable basis on which to evaluate IPC and the proposed merger.

Credit Suisse assumed, with IPC’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on IPC or the contemplated benefits of the merger material to Credit Suisse’s analyses or opinion. With IPC’s consent Credit Suisse also assumed that the merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement thereof material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse relied, without independent verification, on the assessments of the management of IPC as to (i) the validity of, and risks associated with,

IPC’s intellectual property, technology, products and services, including with respect to BPCI and (ii) the marketability, commercial viability and market adoption of IPC’s current and future products and services, including with respect to BPCI. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IPC, nor was Credit Suisse furnished with any such evaluations or appraisals. With IPC’s consent, Credit Suisse also assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and opinion.

Credit Suisse’s opinion only addressed the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates of the merger consideration to be received by such holders in the merger pursuant to the merger agreement in the manner set forth above and did not address any other aspect or implication (financial or otherwise) of the merger, the merger agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that IPC had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. In connection with its engagement, at IPC’s direction, Credit Suisse approached third parties approved by IPC to solicit indications of interest in a possible acquisition of IPC. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to IPC, nor did it address the underlying business decision of our board or IPC to proceed with or effect the merger.

Credit Suisse’s opinion was for the information of our board in connection with its consideration of the merger and did not constitute a recommendation to our board with respect to the merger or advice or a recommendation to any IPC stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to our board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to IPC or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond IPC’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to our board in connection with its consideration of the proposed merger and were among many factors considered by our board in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of our board with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to our board on August 3, 2015. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses. Credit Suisse’s analyses did not include any potential impact from litigation brought by the U.S. Department of Justice against IPC.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Selected Companies Analyses

Credit Suisse considered certain financial data for IPC and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to IPC in one or more respects, including the nature of their business, size, diversification and financial performance. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of July 31, 2015. The estimates of IPC’s future financial performance for the calendar years ending December 31, 2015 and 2016 used in the Selected Companies Analysis described below were based on the Management Projections. Estimates of the future financial performance of the selected companies listed below for the calendar years ending December 31, 2015 and 2016 were based on publicly available research analyst estimates for those companies. Estimates of EBITDA for the calendar years ended December 31, 2015 and 2016 for Envision Healthcare Holdings, Inc., Team Health Holdings, Inc. and AMSURG Corp. were adjusted based on publicly available research analyst estimates to include stock-based compensation expense.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2015, or “CY 2015E EBITDA”; and

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2016, or “CY 2016E EBITDA.”

The selected companies with publicly traded equity securities and corresponding multiples were:

Enterprise Value /
	CY 2015E EBITDA	CY 2016E EBITDA
Envision Healthcare Holdings, Inc.	16.2x	13.6x
Mednax, Inc.	14.3x	13.0x
Team Health Holdings, Inc.	16.5x	14.4x
AMSURG Corp.	13.1x	11.7x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of 12.5x to 15.5x to IPC’s CY 2015E EBITDA and 11.0x to 14.0x to IPC’s CY 2016E EBITDA. The selected companies analysis indicated an implied valuation reference range of $45.54 to $62.49 per share of IPC common stock, as compared to the proposed merger consideration in the merger pursuant to the merger agreement of $80.25 per share of IPC common stock.

Selected Transactions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to IPC in one or more respects, including the nature of their business, size, diversification and financial performance. The financial data reviewed were obtained from publicly available sources and included the implied Enterprise Value as a multiple of EBITDA for the last twelve months, or “LTM EBITDA.” The selected transactions and corresponding multiples were:

Date Announced	Acquiror	Target	Enterprise Value / LTM EBITDA
5/2015	Mednax, Inc.	Virtual Radiologic Corporation	11.1x
1/2015	Envision Healthcare Holdings, Inc.	VISTA Staffing Solutions Inc.	9.8x
11/2014	Fresenius Medical Care AG & Co. KGaA	Cogent Healthcare Inc.	N/A
6/2014	Fresenius Medical Care AG & Co. KGaA	Sound Inpatient Physicians, Inc.	N/A
5/2014	AMSURG Corp.	Sheridan Healthcare, Inc.	12.2x
5/2014	Clayton, Dubilier & Rice LLC	Healogics Holding Corp.	10.2x
10/2012	Leonard Green & Partners LP / Ares Management LLC	CHG Healthcare Services	12.6x
2/2011	Clayton, Dubilier & Rice LLC	Emergency Medical Services Corporation	9.7x
5/2007	Hellman & Friedman, LLC	Sheridan Healthcare, Inc.	12.1x
10/2005	The Blackstone Group L.P.	Team Health, Inc.	9.2x
10/2005	AMN Healthcare Services, Inc.	The MHA Group, Inc.	11.0x
12/2004	Onex Corporation	American Medical Response, Inc. and EmCare, Inc. (together, “Emergency Medical Services Corporation” or “EMS”)	6.1x
11/2004	J.W. Childs Associates	Sheridan Healthcare, Inc.	9.3x

N/A refers to not available.

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 10.0x to 12.5x to IPC’s LTM EBITDA as of June 30, 2015. The selected transactions analysis indicated an implied valuation reference range of $34.65 to $44.12 per share of IPC common stock as compared to the proposed merger consideration of $80.25 per share of IPC common stock in the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of IPC based on the Management Projections, which did not give effect to the potential financial implications of IPC’s participation in BPCI, by calculating the estimated net present value of the projected unlevered free cash flow of IPC through December 31, 2019. Credit Suisse applied a range of terminal value multiples of 11.5x to 15.5x to IPC’s estimated LTM 2019E EBITDA and discount rates ranging from 6.5% to 7.5%. The discounted cash flow analysis of IPC based on the Management Projections indicated an implied valuation reference range of $55.45 to $81.39 per share of IPC common stock, as compared to the proposed merger consideration of $80.25 per share of IPC common stock in the merger pursuant to the merger agreement.

Credit Suisse also calculated the potential implied incremental equity value per share of IPC common stock from IPC’s participation in BPCI based on the BPCI Additional Estimates and discussions with the management of IPC. Credit Suisse performed a discounted cash flow analysis on the BPCI Additional Estimates by calculating the estimated net present value of the estimated after-tax cash flow from IPC’s participation in BPCI. Credit Suisse applied a range of terminal multiples of 11.5x to 15.5x of illustrative estimated incremental LTM June 30, 2018E EBITDA from IPC’s participation in BPCI and discount rates ranging from 6.5% to 7.5%. Management of IPC advised Credit Suisse that the future cash flows and profitability expected to be generated by IPC’s participation in BPCI would depend on numerous factors, some of which would be beyond IPC’s control including, without limitation, whether BPCI, which is scheduled to expire at the end of 2017, would be renewed or extended by an Act of Congress of the United States and, if so renewed or extended, the length and terms of such renewal or extension. As a consequence, for purposes of Credit Suisse’s analyses, Credit Suisse, at the direction of IPC management, assumed that IPC’s participation in BPCI would initially result in incremental EBITDA of between $10 million and $20 million per year and, for illustrative purposes, was provided equal probabilities that the value of IPC’s participation in BPCI beyond the initial term would result in 0%, 25%, 50%, 75% and 100% of the terminal value indicated by Credit Suisse’s analyses. The discounted cash flow analysis of the potential implied incremental equity value per share of IPC common stock from IPC’s participation in BPCI based on the BPCI Additional Estimates, taken together with the discounted cash flow analysis of IPC based on the Management Projections, indicated an implied valuation reference range of $56.23 to $98.51 per share of IPC common stock, as compared to the proposed per share merger consideration of $80.25 per share of IPC common stock in the merger.

Other Considerations

Credit Suisse also considered certain other information and analyses in addition to the financial analyses summarized above, including a review of publicly available Wall Street equity research analyst stock price targets, which ranged from $46.00 to $70.00 per share of IPC common stock, a review of premiums paid in selected transactions announced from January 1, 2005 to June 30, 2015 with transaction values between $250 million and $2 billion, which indicated an illustrative implied reference range of $66.54 to $77.63 per share of IPC common stock assuming a 20% to 40% premium to the closing price of IPC’s common stock on July 31, 2015, and a review of the 52-week intraday low and high prices of IPC common stock as of July 31, 2015, which ranged from $36.12 to $58.98 per share of IPC common stock.

Other Matters

IPC retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse became entitled to receive a fee of $2 million upon the rendering of its opinion and will receive a transaction fee currently estimated to be approximately $23 million, which is contingent upon the consummation of the merger and against which the opinion fee is creditable. In addition, IPC has agreed to reimburse certain of Credit Suisse’s expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have provided other financial advice and services to IPC, Team Health and their respective affiliates for which Credit Suisse and its affiliates have received and would expect to receive compensation. Credit Suisse and its affiliates may in the future provide financial advice and services to IPC, Team Health and their respective affiliates. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for it and its affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the merger and equity, debt and other securities and financial instruments (including bank loans and other obligations) of IPC, Team Health and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies and their affiliates.

Opinion of Evercore Group L.L.C.

At the August 3, 2015 meeting of our board of directors, Evercore delivered its oral opinion to our board of directors, subsequently confirmed in writing, to the effect that, as of the August 3, 2015 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock entitled to receive the merger consideration.

The full text of the written opinion of Evercore, dated as of August 3, 2015, is attached as Annex C to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Evercore in rendering its opinion. We encourage you to read the opinion carefully and in its entirety. Evercore’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of our common stock entitled to receive such consideration pursuant to the merger agreement as of the date of the opinion. It does not constitute a recommendation to any holder of our common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Evercore set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to us that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to us prepared and furnished to Evercore by our management;

•	reviewed certain non-public projected financial data relating to us under alternative business assumptions prepared and furnished to Evercore by our management, including the Management Projections as well as the BPCI Core Estimates;

•	discussed our past and current operations, financial projections and current financial condition with our management (including our views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of our common stock;

•	compared our financial performance and stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared our financial performance and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement dated August 3, 2015; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to our projected financial data referred to above, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance under the alternative business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to us or the assumptions on which they are based.

In rendering its opinion, Evercore assumed, in all respects material to its analysis, that the final executed merger agreement would not differ from the draft merger agreement reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver, modification, or delay. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on us or the consummation of the merger or materially reduce the benefits to the holders of our common stock of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of our assets or liabilities, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date its opinion was rendered and financial, economic, market and other conditions as they existed and as could be evaluated on such date. It is understood that subsequent developments may affect Evercore’s opinion and that it does not have any obligation to update, revise or reaffirm its opinion.

Evercore had not been asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of our common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any merger consideration received in connection therewith by, the holders of any other of our securities, creditors or other constituencies, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to us, nor does it address our underlying business decision to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of our common stock or any business combination or other extraordinary transaction involving IPC. Evercore’s opinion did not constitute a recommendation to our board of directors or to any other persons in respect of the merger, including as to how any holder of shares of our common stock should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which our shares will trade at any time. Evercore does not have legal, regulatory, accounting or tax expertise and assumed the accuracy and completeness of our and our advisors’ assessments with respect to legal, regulatory, accounting and tax matters.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments, of IPC, Team Health and our respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of the opinion was approved by an opinion committee of Evercore in accordance with Evercore’s customary practice. Evercore’s opinion, and any descriptions of and references to Evercore’s opinion, have been included in this proxy statement with the prior consent of Evercore in all respects.

Summary of Material Financial Analyses of Evercore

The following is a summary of the material financial analyses presented by Evercore to our board of directors at its meeting held on August 3, 2015, and that were used in connection with rendering its opinion described above. In accordance with customary investment banking practice, Evercore employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Evercore. The following summary does not purport to be a complete description of the financial analyses performed by Evercore, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Evercore. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Evercore, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before July 31, 2015, the last trading day before the opinion was rendered, and is not necessarily indicative of current market conditions.

Evercore considered certain financial projections prepared by our management or developed by Evercore based on discussions with our management. For more information about the financial projections, see “Financial Projections” included elsewhere in this proxy statement.

Trading Range Analysis

Evercore performed a trading range analysis with respect to the historical share prices of our common stock. Evercore noted that the low and high trading prices per share of our common stock during the 52- week period ending on July 31, 2015 were approximately $36.12 and $58.98, compared to the closing price per share of our common stock of $55.45 on July 31, 2015.

Equity Research Analysts’ Price Targets

Evercore reviewed and analyzed future public market trading price targets for our common stock prepared and published by equity research analysts prior to July 31, 2015. These one year forward targets reflected each analyst’s estimate of the future public market trading price of our common stock. The range of analyst price targets for our common stock, discounted at a 10.1% cost of equity for 1 year, was $43.61 to $63.60 per share as of July 31, 2015. Evercore noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement is $80.25 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for our common stock and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Evercore compared certain of our financial information with equivalent publicly available consensus estimates for companies in the medical services industry that share similar business characteristics. These companies included the following:

Selected Medical Services Companies

•	Envision Healthcare Holdings, Inc.

•	MEDNAX, Inc.

•	Amsurg Corporation

•	Team Health Holdings, Inc.

No company utilized in the peer group trading analysis is identical to us. In evaluating peer companies, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our and Evercore’s control, such as the impact of competition on our businesses and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Based on their review and understanding of the relevant metric for each of the peer companies, their further analysis of the relevant metric for each of the peer companies and upon the application of their professional judgment, Evercore derived and compared for each of the peer companies the enterprise value, calculated as fully diluted equity value plus total debt (less in-the-money convertible debt) and minority interest, less cash and cash equivalents, based on the closing stock price as of July 31, 2015, as a multiple of Wall Street research analysts’ consensus estimates of calendar year 2015 EBITDA, calendar year 2016 EBITDA, calendar year 2015 earnings per share, and calendar year 2016 earnings per share, which resulted in the following implied ranges of IPC’s equity value:

Statistic	Multiple	Implied Equity Value per Share
Estimated 2015 EBITDA	14.5x – 16.5x	$52.50 - $59.71
Estimated 2016 EBITDA	12.5x – 14.5x	$51.02 -$59.54
Estimated 2015 Earnings per Share	25.0x – 30.0x	$54.64 -$65.56
Estimated 2016 Earnings per Share	20.0x – 25.0x	$48.47 -$60.59

Analysis of Precedent Transactions

Evercore reviewed publicly available information relating to selected acquisition transactions in the medical services industry (the “Precedent Transactions”). The Precedent Transactions reviewed were:

Target	Acquirer
vRad	MEDNAX, Inc.
Vista Staffing Solutions	Envision Healthcare Holdings, Inc.
Sound Physicians	Fresenius Medical Care
Sheridan Healthcare	Amsurg Corp.
Healogics Holding Corp.	Clayton Dubilier & Rice
CHG Healthcare Services Inc.	Leonard Green & Partners LP / Ares Management LLC
Emergency Medical Services Corporation	Clayton Dubilier & Rice
Sheridan Healthcare, Inc.	Hellman & Friedman LLC
Team Health Holdings, Inc.	The Blackstone Group L.P.
Merritt Hawkins (f/k/a MHA Group)	AMN Healthcare

Evercore chose the Precedent Transactions for purposes of this analysis because Evercore believed they represented relevant transactions in the medical services industry announced since October 1, 2005. Evercore derived the Aggregate Value and LTM EBITDA of the Precedent Transactions from company filings, press releases, investor presentations, Wall Street equity research, and Moody’s and Standard & Poor’s research reports. Although none of the Precedent Transactions is directly comparable to the merger, the companies that participated in the selected Precedent Transactions are such that, for the purposes of analysis, the Precedent Transactions may be considered similar to the proposed transaction.

For each of the Precedent Transactions, Evercore calculated the multiples of each target’s aggregate value to last twelve months EBITDA. From the range of multiples for the Precedent Transactions, the range selected by Evercore yielded a range of implied prices per share as set forth in the table below.

Aggregate Value/LTM EBITDA
Selected Multiple Range	10.0x – 12.0x
Implied Company Share Price Range	$34.67 - $42.27

Evercore noted that the consideration to be received by holders of shares of our common stock pursuant to the merger agreement is $80.25 per share, which implies an aggregate value to last twelve months EBITDA valuation multiple of 22.2x. Evercore also calculated that the additional per share value of BPCI ranged from $0.00 to $15.27 per share and that, when added to the price range implied by IPC’s last twelve months EBITDA, the implied per share equity value ranged from $34.67 to $57.54.

Analysis of Historical Premiums Paid

Evercore reviewed the premiums paid for all-cash change of control transactions for U.S. based companies with transaction values between $1.0 and $1.5 billion from January 14, 2010 to July 1, 2015. Evercore identified 54 transactions with the foregoing criteria.

Using information from Securities Data Corp., a data source that monitors and publishes information on merger and acquisition transactions, premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day, one week and four weeks prior to transaction announcements. This analysis indicated the following implied mean, median, high, 75% quartile, 25% quartile, and low premiums for the selected transactions:

54 Transactions	1 Day Prior	1 Week Prior	4 Weeks Prior
Mean	31.2%	34.9%	40.3%
Median	27.8%	31.7%	36.2%
High	85.5%	80.4%	110.0%
75% Quartile	39.6%	44.4%	52.5%
25% Quartile	22.1%	23.1%	27.0%
Low	2.5%	7.1%	3.1%

Based on the above analysis, Evercore then applied a range of selected premiums derived from the selected transactions of 20.0% to 40.0% to the closing price of our common stock on July 31, 2015. This analysis indicated an implied per share equity reference range for our common stock of $66.54 to $77.63.

Discounted Cash Flow Analyses

Evercore calculated a range of equity values per share for our common stock based on a discounted cash flow analysis to value us as a standalone entity. Evercore utilized the Management Projections as more fully described under the heading “Financial Projections”. From this model, based on management guidance, Evercore isolated the organic growth component into an alternative Organic Growth Sensitivity Case which assumed no acquired growth over the projection period. Given the significant uncertainty regarding the financial impact of BPCI, it was not factored into the base Management Projections model. However, Evercore used the BPCI Sensitivity Cases to assess the potential value implications of BPCI.

For purposes of its discounted cash flow analyses, Evercore defined unlevered free cash flow as non-GAAP earnings before interest, taxes, depreciation and amortization, less (i) taxes, (ii) changes in working capital and (iii) capital expenditures, plus non-cash stock based compensation expense. Evercore calculated the net present value of projected unlevered free cash flows for us for the years 2016 through 2019 and calculated terminal values based on a range of multiples of 10.0x to 12.0x of projected terminal 2020 non-GAAP EBITDA. Evercore selected these multiples of terminal adjusted EBITDA based on the application of historical NTM EBITDA multiples for the peer companies and their professional judgment. These values were discounted, using a mid-year convention, to present values as of December 31, 2015 at discount rates ranging from 8.5% to 10.5%, which discount rates were selected based upon an analysis of the weighted average cost of capital of our company derived using the capital asset pricing model plus a size premium looking at the capital structures and costs of equity and debt of IPC and certain publicly traded peer companies.

In addition to a discounted cash flow analysis of IPC, Evercore analyzed the potential incremental value opportunity provided by the BPCI program. For purposes of its analysis, Evercore utilized management’s BPCI Core Estimates, and projected illustrative incremental EBITDA impact from 2016 to 2018 per management guidance, including an assumed 3% increase in annual CMS program spend and a 2% increase in operating expenses. Taxes were deducted from this incremental EBITDA to arrive at a free cash flow impact which was then used in a discounted cash flow analysis of BPCI alone. For 2019 and beyond, a terminal value was calculated assuming a 3.0% perpetuity growth, in-line with management guidance on annual CMS program spend growth from 2016 to 2018. The cash flows were discounted at the midpoint of the discount rate range used for the overall IPC business, or 9.5%.

In addition, based on discussions with management, Evercore estimated the sensitivity of the value of the BPCI program based on the savings opportunity within the addressable market from 0.0% to a maximum of 8.8%

of CMS program spend, or an incremental impact of $0 to $36.1 million. Given the uncertainty of the BPCI program beyond 2018 and based on discussions with management, Evercore applied a probability to the potential future value of BPCI by ranging the probability of the terminal value from 0% to 100%. The resulting equity value impact ranged from $0, at 0.0% savings and 0% terminal value probability, to $288.1 million, at 8.8% savings and 100% terminal value probability. Evercore then calculated the per share value of this range of equity value impact, assuming the base business was valued at the midpoint of the Management Projections for the purposes of determining a fully-diluted share count, resulting in an impact range of $0.00 per share to $16.54 per share.

The following table summarizes Evercore’s analyses under each of the scenarios described above in the section entitled “Financial Projections”:

Projection Scenario	Implied Equity Value per Share of Our Common Stock
Organic Growth Sensitivity Case	$48.39 - $60.97
Management Projections	$55.03 - $72.48
Management Projections plus BPCI Sensitivity Cases	$55.03 - $87.67

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Evercore believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Evercore with respect to our actual value. In arriving at its opinion, Evercore reviewed various financial and operational metrics for us, including forecasts with respect to us, which were made available to Evercore by us or on our behalf. In arriving at its opinion, Evercore did not attribute any particular weight to any analyses or factors, except as noted above, and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Evercore considered the totality of the factors and analyses performed. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Evercore are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Evercore’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. None of the selected companies reviewed is identical to us and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Evercore’s analysis, may be considered similar to ours based on business sector participation, financial and other metrics and operating characteristics and products. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to us.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between us and Team Health and were approved by our board of directors. Although Evercore provided advice to our board of directors during the course of these negotiations, the decision to enter into the merger agreement was solely that of our board of directors. Evercore did not recommend any specific consideration to us or our board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above in the section entitled “Recommendation of

Our Board of Directors; Reasons for the Merger”, the opinion of Evercore and its presentation to our board of directors were among a number of factors taken into consideration by our board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby.

Under the terms of its engagement letter, Evercore provided us financial advisory services and a financial opinion in connection with the merger, and we agreed to pay Evercore an opinion fee of $1,000,000, paid on the delivery of its opinion letter; a milestone fee of $500,000, paid upon our public announcement of the merger; and a success fee of $1,500,000, which is contingent upon the closing of the merger. We have also agreed to reimburse Evercore for its reasonable out-of-pocket expenses, including legal fees, expenses and disbursements, incurred in connection with its engagement. In addition, we have agreed to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Evercore’s engagement.

In the two years prior to the date of its opinion, other than in connection with the engagement related to this transaction, the fee arrangements for which are described above, we have not paid any fees to Evercore or otherwise engaged Evercore. In addition, Evercore has advised us that, except for an immaterial matter unrelated to the transactions with IPC, for which Evercore has been engaged but not yet received any fees, in the two years prior to the date of its opinion it has not been engaged by, nor received fees from, Team Health. Evercore may seek to provide services to Team Health and us in the future and would expect to receive fees for the rendering of such services.

Interests of Directors and Executive Officers in the Merger

Members of our board and our executive officers have various interests in the merger described in this section that may be different from, or in addition to, the interests of IPC common stockholders generally. You should keep this in mind when considering the recommendation of the board for the approval of the merger. The members of our board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that common stockholders approve the merger. These interests are described below.

Treatment of Outstanding Equity Awards

IPC equity awards outstanding immediately prior to the consummation of the merger will generally be subject to the following treatment:

•	each outstanding option will be assumed and converted into an option to purchase shares of Team Health common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of IPC common stock subject to such stock option immediately prior to the effective time of the merger and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of such stock option by (b) the exchange ratio; provided that each option will remain subject to all other terms and conditions applicable to such option (including vesting and exercisability terms) immediately prior to the effective time;

•

each outstanding share of restricted stock will vest and all restrictions will lapse in accordance with the terms of the equity plan and/or award agreement governing such restricted stock, and each such share of restricted stock will be cancelled and converted into the right to receive the merger consideration (less any applicable withholding taxes); provided that, to the extent a share of restricted stock would not otherwise vest in accordance with the terms of the applicable equity plan and/or award agreement, such restricted stock will be converted into that number of shares of restricted stock of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such award immediately prior to the effective time and (ii) the exchange ratio, and such converted restricted stock will remain subject to all other terms and conditions that were applicable to the restricted stock (including vesting terms) immediately prior to the effective time;

•	each outstanding time-vested RSU award will be converted into that number of RSUs of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such RSU award immediately prior to the effective time and (ii) the exchange ratio, and such converted RSU awards will remain subject to all other terms and conditions that were applicable to the RSU awards (including vesting terms) immediately prior to the effective time; provided, that any RSU that is vested or will vest and would otherwise be settled in accordance with the terms of such RSU award upon the consummation of the merger, will be cancelled and the surviving corporation will pay to the holder an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of shares of IPC common stock subject to such cancelled RSU;

•	each outstanding PBRSU award will be converted into that number of PBRSUs of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such PBRSU award immediately prior to the effective time (provided, that if the performance period ends on or prior to the effective time, in accordance with the terms of any award agreement, this will equal the number of shares of IPC common stock resulting from the achievement of the performance goals through such time) and (ii) the exchange ratio and such converted PBRSUs will be subject to the same terms and conditions as were applicable to such PBRSUs prior to the effective time, provided that vesting provisions relating to achievement of performance targets may be subject to revision, in the reasonable discretion of Team Health, following the closing in order to appropriately reflect the acquisition by Team Health and resulting changes to the business of IPC; provided, that any PBRSUs that vest and would otherwise be settled in accordance with the terms of such PBRSU upon consummation of the merger, will be cancelled and the surviving corporation will pay to the holder an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of shares of IPC common stock subject to such cancelled PBRSU; and

•	each equity award held by a non-employee director of IPC will accelerate in full at the effective time and will be cancelled in exchange for an amount in cash, without interest, (i) in the case of RSUs, equal to the product of (A) the merger consideration and (B) the number of shares of IPC common stock subject to such awards and (ii) in the case of stock options, equal to the product of (A) the number of shares of IPC common stock subject to such option and (B) the excess, if any, of the merger consideration over the exercise price per share of IPC common stock subject to such option.

The foregoing equity award treatment is subject to the terms of the Executive Change in Control Plans (as discussed below) and any individual award agreement providing for accelerated vesting upon a change in control of IPC or, for awards that will be converted into equity awards of Team Health, accelerated vesting upon a qualifying termination of employment following a change in control. For further information regarding the terms of the merger Agreement regarding outstanding equity awards, see “The Agreement and Plan of Merger—Merger Consideration—Treatment of Stock Options, Restricted Stock, Restricted Stock Units and Performance-Based Restricted Stock Units” on page 75.

Summary Tables

The following table sets forth the cash proceeds at $80.25 per share that each of our non-employee directors would receive at the closing of the merger in respect of outstanding equity awards, whether vested or unvested, held by such director as of October 9, 2015. Accordingly, the table describes payments in respect of equity awards that may vest prior to the completion of the merger based upon the completion of continued service with IPC and independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Director Equity Summary Table

Non-Employee Directors	Stock Options (#) (1)	Stock Options ($) (1)	RSU Awards (#) (1)	RSU Awards ($) (1)	Deferred RSU Awards (#) (1)	Deferred RSU Awards ($) (1)	Estimated Total Cash Consideration for Equity Awards ($)
Mark J. Brooks	16,151	$541,262	4,228	$339,297	—	—	$880,559
Thomas P. Cooper, M.D.	37,461	$1,828,180	4,228	$339,297	2,962	$237,701	$2,405,178
Francesco Federico, M.D.	27,877	$1,151,417	4,228	$339,297	—	—	$1,490,714
Woodrin Grossman	33,249	$1,530,234	4,228	$339,297	—	—	$1,869,531
C. Thomas Smith	22,400	$848,375	4,228	$339,297	—	—	$1,187,672
Chuck Timpe	16,400	$575,675	4,228	$339,297	—	—	$914,972
Robert M. Wachter, M.D.	4,005	$97,705	3,496	$280,554	—	—	$378,259

(1)	In connection with the merger, each equity award held by a non-employee director will vest and the holder will be entitled to receive an amount in cash (settled in compliance with Section 409A of the Internal Revenue Code of 1986, as amended) (i) in the case of RSUs, equal to the product of (A) the merger consideration and (B) the number of shares of common stock subject to such RSU award, and (ii) in the case of stock options, equal to the product of (A) the number of shares of IPC common stock subject to such option and (B) the excess, if any, of the merger consideration over the exercise price per share of IPC common stock subject to such option.

The following table sets forth the value at $80.25 per share that each of our executive officers would receive in connection with the closing of the merger in respect of vested stock options held by such executive officer as of October 9, 2015 if such executive officer exercised the vested stock options. No executive officer held any other vested equity awards as of October 9, 2015. All share numbers have been rounded to the nearest whole number.

Executive Officer Vested Equity Awards Summary Table

Executive Officers	Stock Options (#) (1)	Stock Options ($) (2)
Adam D. Singer, M.D.	293,048	$14,616,081
Richard H. Kline III	56,108	$2,205,796
R. Jeffrey Taylor	278,730	$15,625,020
Richard G. Russell	128,849	$6,795,294
Kerry E. Weiner, M.D.	37,914	$1,373,327

(1)	Stock options will be converted into a stock option denominated in Team Health shares based on the exchange ratio. Converted stock options will remain subject to the terms and conditions that were applicable to the stock options (including exercisability terms) immediately prior to the consummation of the merger. The amounts reported in this column represent vested stock options as of October 9, 2015.

(2)	The values set forth in this column do not include the value relating to equity awards that are unvested as of October 9, 2015, including certain awards which may vest pursuant to the terms of the equity awards based upon the completion of continued service with IPC or the prior achievement of performance goals, in either case, independent of the occurrence of the merger.

Assuming completion of the merger as of October 9, 2015 and a qualifying termination of employment immediately thereafter, the following table sets forth the value at $80.25 per share that each of our executive officers would receive in respect of their unvested stock option awards, restricted stock awards, RSU awards, and PBRSU awards, including the value of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. No executive officer held any other unvested equity awards as of October 9, 2015. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Summary Table

Executive Officers	Stock Options (#) (1)	Stock Options ($) (1)	Restricted Stock Awards (#) (2)	Restricted Stock Awards ($) (2)	RSU Awards (#) (3)	RSU Awards ($) (3)	PBRSU Awards (#) (4)	PBRSU Awards ($) (4)	Estimated Total Cash Consideration for Unvested Equity Awards ($) (5)
Adam D. Singer, M.D.	8,957	$311,971	1,675	$134,419	20,174	$1,618,964	60,578	$4,861,385	$6,926,739
Richard H. Kline III	3,935	$140,161	1,925	$154,481	10,741	$861,965	30,816	$2,472,984	$3,629,591
R. Jeffrey Taylor	8,427	$297,036	1,675	$134,419	20,203	$1,621,291	60,521	$4,856,810	$6,909,556
Richard G. Russell	4,232	$149,044	825	$66,206	11,871	$952,648	35,070	$2,814,368	$3,982,266
Kerry E. Weiner, M.D.	2,673	$93,943	525	$42,131	7,083	$568,411	21,158	$1,697,930	$2,402,415

(1)	Stock options will be converted into a stock option denominated in Team Health shares based on the exchange ratio. Converted stock options will remain subject to the terms and conditions that were applicable to the stock options (including vesting and exercisability terms) immediately prior to the effective time. The amounts reported in this column would vest upon a qualifying termination of employment in connection with the consummation of the merger.
(2)	Restricted stock awards granted under our 2007 Equity Participation Plan vest fully and have all restrictions lapse automatically upon consummation of the merger. The amounts reported in this column vest upon the consummation of the merger.
(3)	RSU awards will be converted into RSUs denominated in Team Health shares based on the exchange ratio. Converted RSUs will remain subject to the terms and conditions that were applicable to the RSUs (including vesting terms) immediately prior to the consummation of the merger. The amounts reported in this column would vest upon a qualifying termination of employment in connection with the consummation of the merger.
(4)	PBRSU awards will be converted into RSUs denominated in Team Health shares based on the exchange ratio and actual performance for awards with performance periods that end on or prior to the effective time. Converted PBRSUs are subject to the same terms and conditions as were applicable to such PBRSUs prior to the consummation of the merger; provided that vesting provisions relating to achievement of performance targets will be subject to revision, in the reasonable discretion of Team Health, following the closing in order to appropriately reflect the acquisition by Team Health and changes to the business of IPC as a result thereof. The 2015 PBRSUs are reported assuming a 175% payout level based on the terms of the underlying award agreement, and the 2014 PBRSUs are reported assuming a 150% payout level, in each case, based on estimated performance as of October 9, 2015. The amounts reported in this column would vest upon a qualifying termination of employment in connection with the consummation of the merger.
(5)	Depending on when the merger occurs, certain equity awards that are unvested as of October 9, 2015 may vest pursuant to the terms of the equity awards based upon the completion of continued service with IPC or the prior achievement of performance goals, in either case, independent of the occurrence of the merger.

Change in Control Benefits under Executive Change in Control Plans

IPC has previously adopted two Executive Change in Control Plans, which govern the termination of executive officers within 90 days prior to or 18 months following a qualifying change in control event. Currently, Dr. Singer and Messrs. Taylor and Russell are designated as participants under the Executive Change in Control Plan adopted in 2008 (the “2008 Executive Change in Control Plan”), and Mr. Kline and Dr. Weiner are designated as participants under the Executive Change in Control Plan adopted in 2011 (the “2011 Executive Change in Control Plan” and, together with the 2008 Change in Control Plan, the “Executive Change in Control Plans”). The 2011 Executive Change in Control Plan is substantially the same as the 2008 Change in Control Plan, except that the 2011 Executive Change in Control Plan does not include change in control tax gross-up payments.

Pursuant to IPC’s Executive Change in Control Plans, subject to the execution of a release, each executive officer is eligible to receive certain “double trigger” severance benefits in the case of a qualifying change in control event. Under the plans, the executive officer will be eligible to receive the following severance payments and additional severance benefits if the executive officer’s employment is terminated by IPC or the acquirer without “cause” or by the executive officer for “good reason” (as such terms are defined in the Executive Change in Control Plans) 90 days prior to or within 18 months following a change in control:

•	Dr. Singer will be eligible to receive 18 months of base salary continuation plus one and one-half times his annual target short-term incentive bonus for the year in which the termination occurs, and Messrs. Taylor, Russell, and Kline and Dr. Weiner will receive 12 months of base salary continuation plus one times their annual target short-term cash incentive bonus for the year in which termination occurs;

•	12 months (18 months in the case of Dr. Singer) of continuing health and dental coverage on the same terms as the executive received such benefits during employment; and

•	For participants in the 2011 Executive Change in Control Plan, any equity awards granted after July 1, 2007 that are outstanding on the date of termination will vest immediately at the time of such termination and, for participants in the 2008 Executive Change in Control Plan, any stock options granted after July 1, 2007 that are outstanding on the date of termination will vest immediately at the time of such termination.

In addition, under the terms of each executive officer’s employment agreement, each executive officer is eligible to receive a pro-rated annual bonus for the year in which the termination occurs, if any, based on actual performance and pro-rated to the executive’s date of termination. Each executive officer’s employment agreement also provides that he is eligible, subject to his satisfaction of certain criteria, for continued health and dental coverage on the same terms as the executive received during employment until he becomes eligible for Medicare coverage.

Under the terms of the 2008 Executive Change in Control Plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), then the participant will generally be entitled to an additional “gross-up” payment from IPC in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment, the participant will retain a net amount equal to the amount the participant would have been entitled to receive had the excise tax not been imposed upon the payment. If the total payments that the participant is entitled to receive from IPC do not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment will be made by IPC, and the participant’s payments will be reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.” Currently, only Dr. Singer and Messrs. Taylor and Russell are designated participants under the 2008 Executive Change in Control Plan. Accordingly, Dr. Weiner and Mr. Kline are not eligible to receive excise tax gross-up payments in connection with a change in control since the 2011 Executive Change in Control Plan does not provide excise tax gross ups to participants.

Please see the “Golden Parachute Compensation” section below for a quantification of the amounts each executive officer would be eligible to receive under the applicable Executive Change in Control Plan and his respective employment agreement.

New Employment Arrangements

As of the date of this proxy statement, other than the arrangements discussed in this proxy statement, none of our executive officers has entered into any arrangements or agreement with Team Health regarding employment with, or the right to purchase or participate in the equity of, Team Health or the surviving corporation. Although no such agreement or arrangement exists as of the date of this proxy statement, certain of our executive officers may, prior to the completion of the merger, have discussions from time to time with respect to such arrangements and enter into new arrangements with Team Health or its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Team Health, certain of its subsidiaries or the surviving corporation.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation which will or may become payable to our named executive officers. This merger-related compensation is subject to a non-binding advisory vote of common stockholders, as set forth in Proposal 2 in this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 27.

The amounts set forth below have been calculated assuming the merger is consummated on October 9, 2015 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K) and assuming each named executive officer experiences a qualifying termination of employment as of the same date, immediately following completion of the merger. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Compensation (1)

Named Executive Officer	Cash (2)	Equity (3)	Pension / NQDC (4)	Perquisites / Benefits (5)	Tax Reimbursement (6)	Other	Total
Adam D. Singer, M.D.	$1,863,131	$6,926,739	—	$88,881	—	—	$8,878,751
Chief Executive Officer and Chairman of the Board

Richard H. Kline III	$884,952	$3,629,591	—	$10,124	—	—	$4,524,667
Chief Financial Officer

R. Jeffrey Taylor	$1,165,374	$6,909,556	—	$10,124	$930,000	—	$9,015,054
President and Chief Operating Officer

Richard G. Russell	$907,356	$3,982,266	—	$49,225	—	—	$4,938,847
Executive Vice President and Chief Development Officer

Kerry E. Weiner, M.D.	$849,955	$2,402,415	—	$17,086	—	—	$3,269,456
Chief Medical Officer

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the officer’s qualifying termination of employment), except for the accelerated vesting of outstanding restricted stock awards granted under the 2007 Equity Participation Plan upon consummation of the merger.
(2)	Amounts reflect the cash severance benefits that would be payable upon a change in control under the Executive Change in Control Plans, assuming the occurrence of a change in control and a qualifying termination by IPC without cause or by the executive for good reason 90 days prior to or within 18 months following the change in control. These amounts are subject to the execution of a release of claims in favor of IPC. The cash severance benefits equal 12 months (18 months for Dr. Singer) of continuation of executive’s salary (Dr. Singer—$814,500, Mr. Kline—$395,000, Mr. Taylor—$465,000, Mr. Russell—$405,000, and Dr. Weiner—$395,000) and one times (one and one-half times for Dr. Singer) executive’s annual target short-term cash incentive bonus for the year in which the termination occurs (Dr. Singer—$692,325, Mr. Kline—$276,500, Mr. Taylor—$395,250, Mr. Russell—$283,500, and Dr. Weiner—$256,750). These amounts also include a pro-rated annual bonus for the year in which the termination occurs, based on actual performance and pro-rated to the executive’s date of termination (Dr. Singer—$356,306, Mr. Kline—$213,452, Mr. Taylor—$305,124, Mr. Russell—$218,856, and Dr. Weiner—$198,205).
(3)	Amounts reflect the value of accelerated equity to be received by each named executive officer in connection with the completion of the merger or a qualifying termination of employment following the merger. These amounts include the value of the awards, based on the $80.25 merger consideration, that may vest prior to the completion of the merger based upon the completion of continued service with IPC and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. In accordance with applicable SEC executive compensation disclosure rules, this column does not include the value of vested options as the value of such options is not deemed compensation that is based on or otherwise relates to the transaction. Please see the Executive Officer Vested Equity Awards Summary Table for further information regarding the value of the vested options held by each named executive officer, determined based on the $80.25 merger consideration. No named executive officer holds any other unvested equity awards:

SINGLE TRIGGER EQUITY ACCELERATION (A)

	Unvested Restricted Stock Awards (#)	Unvested Restricted Stock Awards ($)
Adam D. Singer, M.D.	1,675	$134,419
Richard H. Kline III	1,925	$154,481
R. Jeffrey Taylor	1,675	$134,419
Richard G. Russell	825	$66,206
Kerry E. Weiner, M.D.	525	$42,131

DOUBLE TRIGGER EQUITY ACCELERATION (B)

Executive Officers	Unvested Stock Options (#) (1)	Unvested Stock Options ($) (1)	Unvested RSU Awards (#) (3)	Unvested RSU Awards ($) (3)	Unvested PBRSU Awards (#) (4)	Unvested PBRSU Awards ($) (4)
Adam D. Singer, M.D.	8,957	$311,971	20,174	$1,618,964	60,578	$4,861,385
Richard H. Kline III	3,935	$140,161	10,741	$861,965	30,816	$2,472,984
R. Jeffrey Taylor	8,427	$297,036	20,203	$1,621,291	60,521	$4,856,810
Richard G. Russell	4,232	$149,044	11,871	$952,648	35,070	$2,814,368
Kerry E. Weiner, M.D.	2,673	$93,943	7,083	$568,411	21,158	$1,697,930

(A)	Grants of restricted stock under IPC’s 2007 Equity Participation Plan provide for accelerated vesting upon a change in control.

(B)	Pursuant to the terms of the merger agreement, and apart from the restricted stock awards which vest automatically upon a change in control as discussed above, outstanding unvested equity awards will be converted into options, RSU awards or PBRSU awards, as applicable, denominated in Team Health shares based on the exchange ratio; provided that such awards will remain subject to the terms and conditions applicable to such awards (including vesting and exercisability terms) immediately prior to the consummation of the merger. With respect to PBRSU awards, vesting provisions relating to achievement of performance targets will be subject to revision, in the reasonable discretion of Team Health, following the closing in order to appropriately reflect the acquisition by Team Health and changes to the business of IPC as a result thereof. The 2015 PBRSUs are reported assuming a 175% payout level based on the terms of the underlying award agreement, and the 2014 PBRSUs are reported assuming a 150% payout level, in each case, based on estimated performance as of October 9, 2015. Under the terms of the award agreements, equity awards granted to the executive officers will become fully vested upon the occurrence of a change in control and a related termination of employment by IPC without cause or by the executive good reason 90 days prior to or within 18 months following the change in control.

(4)	None of our named executive officers participates in or has account balances in a qualified or non-qualified defined benefit plan or a non-qualified deferred compensation plan sponsored or maintained by us.
(5)	For Mr. Taylor, Mr. Kline and Dr. Weiner, amounts reflect the value of 12 months of continued coverage under IPC’s health and dental benefit plans, to which the executives are entitled upon the occurrence of a change in control and a related termination not for cause or for good reason 90 days prior to or within 18 months following the change in control pursuant to the Executive Change in Control Plans (Mr. Taylor—$10,124, Mr. Kline—$10,124, and Dr. Weiner—$12,285). For Dr. Singer and Mr. Russell, the amounts reflect continued coverage under IPC’s health and dental plans until they become Medicare eligible (Dr. Singer—$84,080 and Mr. Russell—$49,225). In addition, for Drs. Singer and Weiner, this amount also includes $4,801, representing the value of extended professional liability insurance coverage with respect to claims incurred by either during their term of employment with the Company.
(6)	Amounts reflect the excise tax gross up to which Mr. Taylor is entitled pursuant to the 2008 Executive Change in Control Plan.

Financing of the Merger

The amounts due to stockholders and holders of other equity-based interests under the merger agreement, which would be approximately $1.5 billion based upon the number of shares of IPC common stock (and our other equity-based interests) outstanding as of October 9, 2015, will be predominantly funded through the debt financing described below.

Team Health has entered into a debt commitment letter, dated as of August 3, 2015, with Citigroup Global Markets Inc. (which, collectively with its affiliates, we refer to as “Citi”). Pursuant to and subject to the terms of the debt commitment letter, Citi has committed to arrange and underwrite (a) senior secured credit facilities in an aggregate principal amount up to $2.20375 billion and (b) an unsecured bridge credit facility up to $545.0 million to cover (i) the acquisition of 100% of the outstanding equity of IPC pursuant to the merger agreement, (ii) the refinancing of certain existing indebtedness owed by IPC and (iii) the payment of all related fees, costs and expenses. The senior secured credit facilities will consist of either (i) an amendment to the existing amended and restated credit agreement of Team Health dated as of October 2, 2014 (which we refer to as the “Existing Credit Agreement”), with such amendment to include the addition of a new term loan facility in an aggregate principal amount of $965 million (which we refer to as the “New Term Loan Facility”) or (ii) new senior secured credit facilities to replace the aggregate principal amount of outstanding term loans and revolving commitments under the Existing Credit Agreement plus the New Term Loan Facility. Team Health will also have the option to borrow additional funds up to $545 million by means of a senior unsecured increasing rate bridge credit facility, to the extent such funds are not raised through the issuance of senior unsecured notes. The debt commitment letter terminates automatically if (i) the initial borrowing of the credit facilities does not occur within 5 business days after the outside date or (ii) the merger agreement is validly terminated prior to consummation of the merger.

The obligation of Citi to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. To the knowledge of IPC, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

The completion of the merger is not conditioned upon Team Health’s receipt of financing.

Certain Effects of the Merger

If the merger proposal receives the affirmative vote of stockholders holding at least a majority of the outstanding shares of IPC common stock entitled to vote thereon and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into IPC upon the terms set forth in the merger agreement. As the surviving corporation in the merger, IPC will continue to exist following the merger as a wholly owned subsidiary of Team Health.

Following the merger, all of IPC’s equity interests will be beneficially owned by Team Health, and none of IPC’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, IPC, the surviving corporation or Team Health (other than, in the case of Team Health, as described under the heading “Interests of Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards” on page 60 of this proxy statement) after the completion of the merger. As a result, IPC’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of IPC common stock. Following the merger, Team Health will benefit from any increase in IPC’s value and also will bear the risk of any decrease in IPC’s value.

Upon completion of the merger, each share of IPC common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by IPC or its subsidiaries or affiliated entities or Team Health or its subsidiaries and shares owned by stockholders who have properly demanded appraisal rights under Section 262 of the DGCL, will be converted into the right to receive the merger consideration, without interest, and subject to any applicable withholding taxes, and all shares of IPC common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Agreement and Plan of Merger—Merger Consideration.”

For information regarding the effects of the merger on IPC’s outstanding equity awards, please see the section above entitled “—Interests of Directors and Executive Officers in the Merger” beginning on page 60 and the section of this proxy statement entitled “ The Agreement and Plan of Merger—Merger Consideration—Treatment of Stock Options, Restricted Stock, Restricted Stock Units and Performance-Based Restricted Stock Units” beginning on page 75.

IPC common stock is currently registered under the Exchange Act and trades on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “IPCM”. Following the completion of the merger, shares of IPC common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of IPC common stock under the Exchange Act will be terminated, and IPC will no longer be required to file periodic and other reports with the SEC with respect to IPC common stock. Termination of registration of IPC common stock under the Exchange Act will reduce the information required to be furnished by IPC to IPC’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to IPC.

Regulatory Approvals

Under the HSR Act, and the related rules and regulations issued by the FTC, certain transactions, including the merger, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the DOJ and the applicable waiting periods have expired or been terminated.

On August 18, 2015, IPC and Team Health filed their respective notification and report forms under the HSR Act with the DOJ and the FTC, which triggered the start of the HSR Act waiting period. On September 8, 2015, the DOJ and the FTC granted early termination of the HSR Act waiting period.

Notwithstanding the termination of the HSR Act waiting period, at any time before or after the effective time of the merger, the DOJ, the FTC, and/or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditioning approval of the merger upon the divestiture of IPC or Team Health assets, subjecting the consummation of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

For a description of IPC’s and Team Health’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this proxy statement entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to beneficial owners of IPC common stock who receive cash in exchange for their shares of IPC common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary deals only with shares of IPC common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a United States expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF IPC COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of IPC common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of IPC common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of IPC common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of IPC common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of IPC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of IPC common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered in the merger. Gain or loss and holding period will be determined separately for each block of shares of IPC common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

A 3.8% tax generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash in exchange for shares of IPC common stock pursuant to the merger.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is an exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder should complete and sign the IRS Form W-9 that will be included with the letter of transmittal, to be returned to the payment agent, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash in exchange for shares of IPC common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during such five-year period.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S.

holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes during the time described above.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF IPC COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE OR LOCAL, FOREIGN OR OTHER TAX LAWS.

Consequences if the Merger is Not Completed

If the merger proposal is not approved by the holders of shares representing a majority of the outstanding shares of IPC common stock entitled to vote thereon or if the merger is not completed for any other reason, you will not receive any consideration from Team Health or Sub for your shares of IPC common stock. Instead, IPC will remain a public company, and IPC common stock will continue to be listed and traded on the NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of IPC common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of IPC common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of IPC common stock, including the risk that the market price of IPC common stock may decline to the extent that the current market price of IPC common stock reflects a market assumption that the merger will be completed. If the merger proposal is not approved by the holders of shares representing a majority of the outstanding shares of IPC common stock entitled to vote thereon or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, IPC is required to pay Team Health a termination fee of $47,000,000. See the section entitled “The Agreement and Plan of Merger—Termination Fees.”

Delisting and Deregistration of IPC Common Stock

If the merger is completed, IPC common stock will be delisted from and will no longer be traded on the NASDAQ and will be deregistered under the Exchange Act. If the merger is completed, we will no longer be an independent public company.

Litigation Related to the Merger

On August 14, 2015, a purported shareholder of IPC filed a complaint in the Delaware Court of Chancery captioned Smukler v. IPC Healthcare, Inc., et al. (Case No. 11392-CB), on behalf of a purported class of IPC shareholders. The lawsuit names IPC, each of our current directors, Team Health, and Sub as defendants. The lawsuit alleges that the individual defendants breached their fiduciary duties by, among other things, failing to take appropriate steps to maximize the value of IPC to its shareholders, failing to value IPC properly, and taking steps to avoid competitive bidding by alternate potential acquirers. The lawsuit also alleges that IPC, Team Health, and Sub aided and abetted those alleged breaches of fiduciary duties by the individual defendants. The lawsuit seeks, among other things, certification of the action as a class action; injunctive relief enjoining the merger; an accounting of all damages purportedly suffered by the plaintiff and the class including rescissory damages in favor of the plaintiff and the class; and the fees and costs associated with the litigation. On August 18, 2015, an additional lawsuit was filed in the Delaware Court of Chancery, asserting similar claims and allegations to those in the Smukler lawsuit and seeking similar relief on behalf of the same putative class. Crescente v. Singer, et al. (Case No. 11405-CB).

By Order dated September 11, 2015 (the “Consolidation Order”), the Smukler and Cresente actions were consolidated, and all further litigation relating to or arising out of the merger were directed to be consolidated with such actions under the caption In re IPC Healthcare, Inc. Stockholders Litigation, C.A. No. 11392-CB (the “Consolidated Action”). On September 17, 2015, an action captioned Spencer v. IPC Healthcare, Inc., C.A. No. 11516-CB, was filed in the Delaware Court of Chancery. Under the Consolidation Order, this action is required to be consolidated with the previously-filed actions. On September 18, a Verified Consolidated Class Action Complaint was filed in the Consolidated Action. On October 2, the defendants moved to dismiss the operative complaint.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A with the intention of providing you with information regarding the terms of the merger. The representations, warranties and covenants made in the merger agreement by IPC, Team Health and Sub are qualified and subject to important limitations agreed to by IPC, Team Health and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to note that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of IPC, Team Health, Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by IPC, Team Health and Sub on August 4, 2015 (which we refer to as the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Sub will be merged with and into IPC, whereupon the separate corporate existence of Sub will cease and IPC will continue under the name “Intrepid Healthcare Services, Inc.” as the surviving corporation and a wholly owned subsidiary of Team Health and shall continue to be governed by the laws of the State of Delaware. As a result of the merger, IPC, as the surviving corporation, will possess all properties, rights, privileges, powers and franchises of IPC and Sub, and all of the claims, obligations, liabilities, debts and duties of IPC and Sub will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Closing; Effective Time of the Merger

The closing of the merger will take place on the fifth business day after the satisfaction or, if permissible, waiver of all of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, unless another time or date is agreed to in writing by the parties, provided that IPC, Team Health and Sub are not required to effect the closing of the merger until the earlier of September 30, 2015 and the final day of the “marketing period” (as defined in the merger agreement). On the closing date, IPC, Team Health and Sub will file the certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law (at which time we expect the merger will become effective, which time we refer to as the “effective time”).

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated into the form attached as Exhibit A to the merger agreement. At the effective time of the merger, the bylaws of the surviving corporation will be amended to be identical to the bylaws of Sub, except that the bylaws of the surviving corporation will be amended so that the name of the surviving corporation will be “Intrepid Healthcare Services, Inc.,” until thereafter amended in accordance with Delaware law and the certificate of incorporation and bylaws of the surviving corporation.

The merger agreement provides that the directors of Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation. At the effective time of the merger, the officers of IPC will serve as the officers of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

Except as described below, at the effective time of the merger, each share of IPC common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held by us in treasury or by any of our subsidiaries or affiliated entities, held by Team Health or Sub or held by any stockholder who has properly demanded appraisal under Section 262 of the DGCL, will be converted into the right to receive $80.25 per share in cash, without interest, subject to any applicable withholding taxes.

Treasury Shares; Shares Owned by Team Health

At the effective time of the merger, each share of IPC common stock held in our treasury, or held by Team Health or Sub will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Sub Common Stock

At the effective time of the merger, each share of common stock of Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Treatment of Stock Options, Restricted Stock, Restricted Stock Units and Performance-Based Restricted Stock Units

Each outstanding option will be assumed and converted into an option to purchase shares of Team Health common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of IPC common stock subject to such stock option immediately prior to the effective time of the merger and (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (a) the exercise price per share of such stock option by (b) the exchange ratio; provided that each option will remain subject to all other terms and conditions applicable to such option (including vesting and exercisability terms) immediately prior to the effective time of the merger.

Each outstanding share of restricted stock will vest and all restrictions will lapse in accordance with the terms of the equity plan and/or award agreement governing such restricted stock, and each such share of restricted stock will be cancelled and converted into the right to receive the merger consideration (less any applicable withholding taxes); provided that, to the extent a share of restricted stock would not otherwise vest in accordance with the terms of the applicable equity plan and/or award agreement, such restricted stock will be converted into that number of shares of restricted stock of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such award immediately prior to the effective time of the merger and (ii) the exchange ratio, and such converted restricted stock will remain subject to all other terms and conditions that were applicable to the restricted stock (including vesting terms) immediately prior to the effective time of the merger.

Each outstanding time-vested RSU award will be converted into that number of RSUs of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such RSU award immediately prior to the effective time and (ii) the exchange ratio, and such converted RSU awards will remain subject to all other terms and conditions that were applicable to the RSU awards (including vesting terms) immediately prior to the effective time of the merger; provided, that any RSU that is vested or will vest and would otherwise be settled in accordance with the terms of such RSU award upon the consummation of the merger, will be cancelled and the surviving corporation will pay to the holder an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of shares of IPC common stock subject to such cancelled RSU.

Each outstanding PBRSU award will be converted into that number of PBRSUs of Team Health equal to the product of (i) the number of shares of IPC common stock subject to such PBRSU award immediately prior to the effective time (provided, that if the performance period ends on or prior to the effective time, in accordance with the terms of any award agreement, this will equal the number of shares of IPC common stock resulting from the achievement of the performance goals through such time) and (ii) the exchange ratio and such converted PBRSUs will be subject to the same terms and conditions as were applicable to such PBRSUs prior to the effective time, provided that vesting provisions relating to achievement of performance targets may be subject to revision, in the reasonable discretion of Team Health, following the closing in order to appropriately reflect the acquisition by Team Health and resulting changes to the business of the IPC; provided, that any PBRSUs that vest and would otherwise be settled in accordance with the terms of such PBRSU upon consummation of the merger, will be cancelled and the surviving corporation will pay to the holder an amount in cash, without interest and less any applicable withholding taxes, equal to the product of (i) the merger consideration and (ii) the number of shares of IPC common stock subject to such cancelled PBRSU.

Each equity award held by a non-employee director of IPC will accelerate in full at the effective time of the merger and will be cancelled in exchange for an amount in cash, without interest, (i) in the case of RSUs, equal to the product of (A) the merger consideration and (B) the number of shares of IPC common stock subject to such awards and (ii) in the case of stock options, equal to the product of (A) the number of shares of IPC common stock subject to such option and (B) the excess, if any, of the merger consideration over the exercise price per share of IPC common stock subject to such option.

The foregoing equity award treatment is subject to the terms of the Executive Change in Control Plans and any individual award agreement providing for (i) accelerated vesting upon a change in control of IPC or, (ii) for awards that will be converted into equity awards of Team Health, accelerated vesting upon a qualifying termination of employment following a change in control.

Our board will adopt such resolutions and take such other actions that may be necessary under the IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan, Amended and Restated (which we refer to as the “ESPP”) and applicable law to ensure that (i) except for the offering period under the ESPP that commenced on January 1, 2015 (which we refer to as the “final offering”), no offering period shall be authorized or commenced on or after the date of the merger agreement, (ii) if, with respect to the final offering, the effective time of the merger occurs prior to December 31, 2015, each individual participating in the final offering will receive notice of the merger no later than 15 business days prior to the effective time of the merger and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, the final offering will end immediately prior to the effective time of the merger, and any remaining accumulated but unused payroll deductions will be distributed to the relevant participants without interest, (iii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of IPC common stock in accordance with the ESPP as of the end of the final offering, and (iv) the ESPP will terminate immediately prior to the effective time of the merger and no further rights will be granted or exercised under the ESPP.

Exchange Procedures

Prior to the effective time of the merger, Team Health will designate a paying agent which will be reasonably acceptable to IPC. As of or immediately following the effective time of the merger, Team Health will deposit, or cause to be deposited, with the paying agent a cash amount equal to the aggregate merger consideration to be paid to IPC common stockholders in connection with the merger.

As promptly as practicable after the effective time of the merger, and in any event not later than the second business day thereafter, the surviving corporation will cause the paying agent to mail to each record holder of a certificate representing any shares of IPC common stock or book-entry share of IPC common stock whose shares were converted into a right to receive the merger consideration a customary letter of transmittal and instructions for surrendering the certificate in exchange for payment of the merger consideration. Upon surrender of a certificate (or an affidavit of loss in lieu thereof), with respect to certificated shares, or receipt by the paying agent of an “agent’s message” in customary form or such other evidence as the paying agent may reasonably request with respect to book-entry shares, and upon delivery of a duly executed letter of transmittal in proper form and such other documentation as may reasonably be required by the paying agent, the holder of such certificate or book-entry share will be entitled to receive the portion of the aggregate merger consideration payable to such holder pursuant to the merger. The surrendered certificates representing shares of IPC common stock or book-entry shares of IPC common stock will be canceled.

You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock certificates.

Lost, Stolen and Destroyed Certificates

If an IPC stock certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person making such claim and, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct, the paying agent will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration deliverable in respect thereof pursuant to the merger agreement.

Representations and Warranties

IPC, on the one hand, and Team Health and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Representations and Warranties of IPC

We have made customary representations and warranties to Team Health and Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by our representations and warranties include the following:

•	the organization, qualification to do business and good standing of IPC and our subsidiaries and affiliated entities;

•	the capital structure of, and the absence of restrictions or encumbrances with respect to the capital stock of, IPC and our subsidiaries and affiliated entities;

•	our authority to enter into, and, subject to obtaining the IPC requisite stockholder approval, consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which we or our any of our significant subsidiaries is a party, in each case as a result of IPC entering into, or consummating the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the authorizations, licenses and permits of IPC and our subsidiaries, affiliated entities and affiliated medical, physician assistant or nurse practitioner service providers;

•	our compliance with laws since August 4, 2013;

•	our compliance with certain anti-corruption laws since January 1, 2013;

•	our SEC filings since January 1, 2013 and the financial statements contained in those filings;

•	the accuracy of the information supplied by or on behalf of IPC and its subsidiaries and affiliated entities for this proxy statement;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain changes or events since December 31, 2014;

•	the absence of undisclosed liabilities;

•	the absence of litigation, outstanding judgments or pending or threatened proceedings;

•	employee benefits matters;

•	labor matters;

•	intellectual property matters;

•	tax matters;

•	our material contracts and the absence of breaches of such contracts;

•	our owned and leased real properties;

•	our insurance policies;

•	receipt of opinions from each of our financial advisors;

•	the inapplicability of takeover laws to the merger;

•	the vote of our stockholders required to adopt the merger agreement;

•	the absence of broker’s or finder’s fees, other than those payable to our financial advisors, in connection with the transactions contemplated by the merger agreement; and

•	healthcare regulatory matters.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on IPC means any change, event, circumstance, effect or occurrence that, individually or in the aggregate with any such other changes, events, circumstances, effects or occurrences, (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of IPC and our subsidiaries and affiliated entities taken as a whole, or (ii) would prevent or materially impair or delay the transactions contemplated by the merger agreement. However, in the case of clause (i), no change, circumstance, event, effect or occurrence resulting from any of the following items will be taken into account in determining whether there has been a material adverse effect on IPC and our subsidiaries and affiliated entities, taken as a whole (except in the cases of clauses (a), (b), (c) and/or (d) below, to the extent that we and our subsidiaries and affiliated entities, taken as a whole, are disproportionately affected as compared with other participants in the industries in which we and our subsidiaries and affiliated entities operate, in which case the incremental disproportionate impact may be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect):

•	changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general in any country or region in which we or any of our subsidiaries or affiliated entities conducts business;

•	general changes or developments in the industries in which we or our subsidiaries or affiliated entities operate;

•	changes, after the date of the merger agreement, in laws applicable to us, our subsidiaries, affiliated entities or any of their respective properties or assets or changes, after the date of the merger agreement, in GAAP or rules and policies of the Public Company Accounting Oversight Board;

•	any natural or man-made disasters or acts of war (whether or not declared), sabotage, or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after the date of the merger agreement;

•	any change in the market price or trading volume of our common stock, in and of itself, or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period (provided that the underlying cause of any such change or failure shall not be excluded);

•	any loss of, or change in, our relationship or any of our subsidiaries’ or affiliated entities’ relationship, contractual or otherwise, with customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of or related to the announcement or performance of the merger agreement or the identity of Team Health, other than for purposes of the representations related to the absence of conflicts and the required filings and consents, and certain related closing conditions and termination rights; and

•	any litigation initiated by our stockholders arising from allegations of a breach of fiduciary duty or other violation of applicable law solely arising out of or related to the merger agreement or the transactions contemplated by the merger agreement.

Representations and Warranties of Team Health and Sub

Team Health and Sub made customary representations and warranties to us in the merger agreement, including representations and warranties relating to the following:

•	organization and good standing of Team Health and Sub;

•	their authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which Team Health or Sub is a party, in each case as a result of Team Health’ or Sub’s entrance into, or consummation of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the accuracy of the information supplied by Team Health and Sub for this proxy statement;

•	the absence of litigation which would prevent or materially delay the merger;

•	the ownership of Sub by Team Health and Sub’s lack of other operating activity;

•	the availability to Team Health of sufficient funds to pay the aggregate merger consideration and any other cash amounts payable by Team Health pursuant to the merger agreement or in connection with the transactions contemplated by the merger agreement;

•	the absence of broker’s or finder’s fees, other than those payable to Citigroup Global Markets Inc. and MTS Health Partners, L.P., in connection with the transactions contemplated by the merger agreement;

•	the solvency the surviving corporation immediately following the effective time of the merger;

•	neither Team Health nor Sub being an “interested stockholder” of IPC as defined under Delaware law;

•	the absence of ownership of shares of IPC common stock or other securities, options, warrants or other rights to acquire IPC common stock, or any other economic interest in IPC, by Team Health, Sub or any of their respective subsidiaries;

•	the absence of any plan or actions taken by Team Health and Sub concerning our employees after the closing of the merger that would require the service of notice under the Working Adjustment and Retraining Notification Act or similar local laws;

•	the absence of certain arrangements between Team Health or Sub, on the one hand, and our or our subsidiaries’ officers, directors, employees or stockholders, or our affiliates, on the other hand.

Covenants Regarding Conduct of Business by IPC Prior to the Merger

Under the merger agreement, until the earlier of the effective time of the merger or the termination of the merger agreement, except as may be required by law, as may be consented to in writing by Team Health (which consent shall not be unreasonably withheld, conditioned or delayed), as may be expressly contemplated pursuant to the merger agreement, or as set forth in the disclosure letter delivered by us to Team Health on the date of the merger agreement (which we refer to as the “Disclosure Letter”), we have agreed that:

•	the business of IPC and its subsidiaries and affiliated entities will be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects; and

•	we shall use our reasonable best efforts to keep available the services of our current executive officers and key employees and each of our subsidiaries and affiliated entities and to preserve our current relationships and the relationships of each of our subsidiaries and affiliated entities with each of the distributors, franchisees, customers, suppliers, governmental authorities and other persons with whom we or any of our subsidiaries and affiliated entities has material business relations.

In addition, until the effective time of the merger, except as may be required by law, as may be consented to in writing by Team Health (which consent shall not be unreasonably withheld, conditioned or delayed), as may be expressly contemplated pursuant to the merger agreement, or as set forth in the Disclosure Letter, we have agreed that we will not and will not permit any of our subsidiaries or affiliated entities to:

•	amend, restate, waive or otherwise change IPC’s certificate of incorporation, IPC’s by-laws or any equivalent organizational or governing documents of any of IPC’s subsidiaries and affiliated entities;

•	except for transactions solely among IPC and our wholly owned subsidiaries or among IPC’s wholly owned subsidiaries, issue, sell, pledge, transfer, dispose, encumber or grant any shares of, or economic, ownership or voting interest of a nature accruing to holders of, its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock; provided that (i) IPC may issue shares of IPC common stock upon the exercise, vesting or settlement of any equity award issued and outstanding as of August 2, 2015, upon the exercise of rights granted under the ESPP and (ii) IPC may issue shares of its capital stock, or grant options, warrants, convertible securities or other rights to acquire shares of its capital stock (including equity awards) required pursuant to each employment agreement or offer letter as in effect as of the date of the merger agreement which has been disclosed in the Disclosure Letter;

•	declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to our or any of our subsidiaries’ or affiliated entities’ capital stock or set any record date thereof, other than dividends paid by any of our subsidiaries to us or any of our wholly owned subsidiaries;

•	except as required pursuant to the terms of our benefit plans as in effect as of the date of the merger agreement or as otherwise required by law, (i) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of IPC or any of its subsidiaries or affiliated entities, except for increases in cash compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (ii) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of IPC or any of its subsidiaries or affiliated entities, other than in the ordinary course of business consistent with past practice to employees (other than officers and directors) in connection with promotions or the hiring of new employees (other than officers and directors) or the filling of a vacancy (other than officers and directors), (iii) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of IPC (including any change to performance targets associated therewith), (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to IPC in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (v) amend or adopt any benefit plans (other than any such adoption or amendment that is not material to and does not increase the cost to IPC of maintaining such benefit plan or is required pursuant to the terms of such benefit plan in effect as of the date of the merger agreement) or (vi) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to) or take any action to fund, any compensation or benefit (including any equity awards), except as otherwise expressly set forth in the merger agreement; or (vii) grant any additional equity based awards;

•	acquire or make any investment in any interest in (except in respect of any merger, consolidation, business combination among IPC and its wholly owned subsidiaries or among IPC’s wholly owned subsidiaries which would not result in a material increase in the tax liability of IPC or any of its subsidiaries or the affiliated entities) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions of hospitalist and related practices and assets in each case in the ordinary course of business and consistent with past practice, such acquisitions not to exceed $60 million in the aggregate; provided, that IPC will provide Team Health with prompt notice of the entry into any agreement related to any such acquisition;

•	except for borrowings under IPC’s existing credit facilities, which borrowings shall not to exceed $60 million in the aggregate, incur or modify the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of IPC), in each case, other than (i) pursuant to letters of credit in the ordinary course of business consistent with past practice or (ii) any commodity, currency, sale or hedging agreements, in each case, in the ordinary course of business consistent with past practice and which (A) can be terminated on ninety days or less notice without penalty or (B) expire no later than ninety days from the date of such agreement; provided, that IPC provides Team Health with prompt notice of the entry into any such commodity, currency, sale or hedging agreement;

•

(i) enter into or become bound by any agreement that, if entered into prior to the date of the merger agreement, would be a material contract, other than in the ordinary course of business consistent with past practice which agreement has a term no longer than one year, can be terminated by the Company without material penalty or other material adverse effect on IPC or its subsidiaries or affiliated entities upon notice of ninety days or less, and which would not otherwise require Team Health’s consent, (ii) extend, modify or amend, fail to perform the terms of, fail to renew, or grant any release or relinquish any material rights under, any material contract or (iii) terminate any material contract, other than business terminations in the ordinary course of business consistent with past practice that do not result in material penalty to IPC or any of its subsidiaries;

•	make any material change to its methods of accounting, except (i) as required by a change in GAAP (or any regulatory interpretation thereof), Regulation S-X promulgated by the SEC or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable law;

•	reclassify, combine, split or subdivide any of its capital stock;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than (i) the acquisition by IPC of shares of IPC common stock in connection with the surrender of shares of IPC common stock by holders of IPC options in order to pay the exercise price of IPC option pursuant to the terms of such options, (ii) the withholding or disposition of shares of IPC common stock to satisfy withholding tax obligations with respect to equity awards, (iii) the acquisition by IPC in the ordinary course of business consistent with past practice in connection with terminated employees of equity awards in connection with the forfeiture of such awards pursuant to the terms of IPC’s equity plans and in any event at a price per share not in excess of the fair market value of such award based on the merger consideration and (iv) the acquisition by IPC under the ESPP in order to satisfy participant elections under the ESPP;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the merger contemplated by the merger agreement), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of IPC which would not result in a material increase in the tax liability of IPC or any of its subsidiaries);

•	(i) assign, sell, transfer, license or sublicense, mortgage, abandon or encumber or subject to a lien any (A) material intellectual property, except for non-exclusive licenses or non-exclusive sublicenses of such intellectual property in the ordinary course of business consistent with past practice or (B) any other material properties or assets, other than sales of inventory, assignments of leases or sub-leases, in each case, in the ordinary course of business consistent with past practice or equipment that is no longer used or useful in the operations of IPC or its subsidiaries or affiliated entities, or (ii) fail to pay any fee, take any action, protect any trade secret, or make any filing reasonably necessary to maintain IPC’s material intellectual property;

•	enter into any new line of business outside of IPC’s and its subsidiaries’ and affiliated entities’ existing business on the date of the merger agreement;

•	settle any claim or proceeding or agree to any remedies with respect to any proceedings or settlement thereof, in each case made or pending against IPC or any of its subsidiaries or affiliated entities, other than the settlement of claims or proceedings in the ordinary course of business consistent with past practice that (i) require payments by IPC or any of its subsidiaries or affiliated entities (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $3,000,000 and (ii) do not involve any admission of wrongdoing, misconduct or provide any relief other than monetary damages subject to the limitations set forth in clause (i); provided, that the settlement of any stockholder litigation related solely to the merger agreement or the transactions contemplated thereby shall not require consent except as set forth in the Disclosure Letter or apply toward the $3,000,000 aggregate basket;

•	commit, authorize or make any capital expenditures, other than (i) in accordance with IPC’s capital expenditure plan as previously disclosed by IPC to Team Health, and (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $4,000,000;

•	(i) make, change or rescind (or file a request to make, change or rescind) any material tax election, (ii) settle or compromise any material tax liability, audit claim or assessment, (iii) surrender any right to claim a material tax refund, (iv) change in any material respect (or file a request to make any such change) any accounting method in respect of taxes, (v) file any material amendment to a tax return, (vi) enter into any closing agreement, settle or compromise any material claim or material assessment in respect of any material taxes, or (vii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of any material taxes, except, in each case, as required by applicable law;

•	(i) implement any employee layoffs that implicate the WARN Act or (ii) recognize any union or other labor organization as the representative of any employee or enter into any collective bargaining agreement; or

•	authorize, or agree or commit to take, any of the foregoing actions.

Obligations with Respect to this Proxy Statement and the Stockholders’ Meeting

Under the terms of the merger agreement, we have agreed to as soon reasonably practicable (and in any event within five business days) following the date on which the proxy statement is cleared by the SEC call, give notice of, convene and hold a meeting of our stockholders, subject to our ability to postpone or adjourn the meeting under certain circumstances set forth in the merger agreement. Unless the merger agreement is terminated or there has been an adverse recommendation change (as such term is defined below), we have agreed to use our reasonable best efforts to obtain the affirmative vote, in favor of the adoption of the merger agreement, of the holders a majority of the outstanding shares entitled to vote at the meeting of IPC stockholders or any adjournment or postponement thereof (which we refer to as the “IPC requisite stockholder approval”). Whether or not an adverse recommendation change has occurred, IPC is obligated to give notice of, convene and hold the stockholders’ meeting or to provide Team Health with such information and cooperation to permit Team Health to solicit proxies to obtain the IPC requisite stockholder approval.

Restrictions on Solicitation of Competing Proposals

Under the terms of the merger agreement, we have agreed that from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time, we will, and will cause our subsidiaries and affiliated entities and our and their respective directors, officers, employees, consultants, accountants, investment bankers, financial advisors, counsel and similarly authorized representatives (which we refer to collectively as the “representatives”) to, immediately:

•	cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any other persons with respect to any potential competing proposal, and refrain from providing any non-public information or data to any other party relating to any potential competing proposal;

•	request that any other party that has received confidential information concerning IPC or any of our subsidiaries or affiliated entities in connection with a potential competing proposal to promptly return or destroy the confidential information furnished thereto by or on behalf of IPC or any of our subsidiaries in accordance with the applicable confidentiality agreement.

Additionally, we have agreed not to, and to cause our subsidiaries and affiliated entities not to, and not to permit our and our subsidiaries’ and affiliated entities’ respective representatives to, and shall direct our and our subsidiaries’ and affiliated entities’ respective representatives not to, from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a competing proposal, as such term is defined in this section of this proxy statement;

•	engage, continue or participate in any discussions or negotiations concerning, or furnish any non-public information relating to us or any of our subsidiaries or affiliated entities to, or afford access to our properties, books or records (or those of our subsidiaries or affiliated entities), to any third party relating to a competing proposal or any offer or proposal that would reasonably be expected to lead to a competing proposal or any third party that, to our knowledge, is seeking to make or has made a competing proposal;

•	approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an acceptable confidentiality agreement as permitted by the terms of the merger agreement and described below) with respect to a competing proposal; or

•	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

Notwithstanding anything in the merger agreement to the contrary, until obtaining the IPC requisite stockholder approval, if we receive a bona fide unsolicited written competing proposal from any third party which did not, directly or indirectly, arise from any breach of the non-solicitation provisions described above, we or our board, directly or indirectly through our representatives, may, (i) contact such third party to clarify the terms and conditions thereof, (ii) furnish non-public information to such third party (provided, however, that (A) prior to so furnishing such information, IPC receives from such third party an executed acceptable confidentiality agreement, which, for purposes of the merger agreement, is defined as a customary confidentiality agreement containing terms no less restrictive to IPC’s counterparty thereto than the terms set forth in the confidentiality agreement between IPC and Team Health; provided, however, that such confidentiality agreement shall not prohibit the making or amendment of a competing proposal or otherwise prohibit compliance by IPC with the terms of the merger agreement summarized in this sub-section of this proxy statement entitled “—Restrictions on Solicitation of Competing Proposals”, (B) any non-public information concerning IPC or its subsidiaries or the affiliated entities provided to any third party given such access shall, to the extent not previously provided to Team Health or Sub, be substantially concurrently provided to Team Health or Sub and (C) we and our board and our respective representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of IPC in any material respect), and (iii) engage in discussions or negotiations with such third party with respect to the competing proposal, if and only if, with respect to each of clause (i), (ii) and (iii) above, (x) such third party has submitted a bona fide unsolicited written competing proposal which did not, directly or indirectly, arise from any breach of the non-solicitation provisions described above and which our board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a superior proposal, as such term is defined in this section of this proxy statement, (y) our board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (z) we have provided prior oral and written notice to Team Health and Sub of the determination of our board.

Except under certain circumstances specified in the merger agreement, neither our board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Team Health or Sub, our board’s recommendation that the stockholders of IPC vote in favor of the adoption of the merger (which we refer to as the “Company recommendation”), (ii) fail to include the Company recommendation in the proxy statement from the time it is required to be first filed pursuant to the merger agreement, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any competing proposal, or resolve to do any foregoing or (iv) fail to reaffirm the Company recommendation or fail to recommend against any competing proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days after the commencement of such competing proposal (any of the actions described in clauses (i) through (iv) of this paragraph are referred to as an “adverse recommendation change”), or (v) cause or permit IPC to enter into any alternative acquisition agreement. At any time prior to obtaining the IPC requisite stockholder approval, our board will be permitted to take any of the actions set forth in clauses (i) and (ii) of this paragraph if (A) an event, fact, development, circumstance or occurrence (but specifically excluding any competing proposal) that materially improves the business, assets, operations or prospects of IPC or its subsidiaries and that was not known to IPC or our board as of the date of the merger agreement, becomes known to our board after the date of the merger agreement (which we refer to as an “intervening event”), (B) as a result thereof, our board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, and (C) our board has complied with the match right provisions set forth in the merger agreement (and described in the immediately following paragraph) as if such match right provisions related to such intervening event instead of a superior proposal.

Notwithstanding anything to the contrary set forth in the merger agreement, but subject to the provisions relating to a bona fide unsolicited written competing proposal, at any time prior to, but not after, obtaining the IPC requisite stockholder approval, our board shall only be permitted to (y) effect an adverse recommendation change or (z) cause or permit us to enter into an alternative acquisition agreement and terminate the merger agreement (provided, that, concurrently with or prior to such termination IPC pays to Team Health the termination fee) if and only if, in either case, (i) our board has received a bona fide unsolicited written competing proposal which did not, directly or indirectly, arise from or in connection with any breach of the non-solicitation provisions described above and that, in the good faith determination of our board, after consultation with its financial and legal advisors, constitutes a superior proposal and (ii) our board, after consultation with its financial and legal advisors, determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that IPC shall not take the actions in either clause (y) or (z) above unless and until (A) IPC notifies Team Health in writing (which we refer to as a “notice of superior proposal”), at least three business days in advance of taking such action, that our board intends to take the action in clause (y) or (z) above, as the case may be, which notice of superior proposal shall specify the identity of the party who made such superior proposal and all of the material terms and conditions of such superior proposal and shall attach the agreement and all related documentation providing for such superior proposal; (B) after providing such notice of superior proposal and prior to taking such action in clause (y) or (z) above, as the case may be, IPC shall negotiate in good faith with Team Health during such three business day period (to the extent that Team Health desires to negotiate) to make such adjustments to the terms and conditions of the merger agreement as would permit our board (consistent with its fiduciary duties under applicable law) not to take such action in clause (y) or (z) above, as the case may be; and (C) our board shall have considered in good faith any changes to the merger agreement offered in writing by Team Health and shall have determined in good faith that the superior proposal would continue to constitute a superior proposal if such changes offered in writing by Team Health were to be given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. Any amendment to the financial terms or any other material amendment of such superior proposal (or material change to the intervening event) shall require a new notice of superior proposal and IPC shall be required to comply again with the requirements of this paragraph; provided, however, that references to the three business day period above shall be deemed to be references to a two business day period with respect to any such amendment to a previous superior proposal (or intervening event); provided, further, that in no event shall such new notice period shorten the original notice period.

We will promptly (and, in any event, within twenty-four hours), notify Team Health and Sub of receipt by us of any competing proposal or any offer or proposal that could reasonably be expected to lead to a competing proposal (or any inquiry or request for negotiating or discussing a competing proposal) or any request for non-public information in connection with any competing proposal or offer or proposal that could reasonably be expected to lead to a competing proposal, the material terms and conditions of any such competing proposal or request, and shall as promptly as reasonably practicable (and in any event on a daily basis) advise Team Health and Sub of any material amendments to any such competing proposal or request and shall keep Team Health reasonably informed on a daily basis of the status and terms thereof. We have agreed to not enter into any agreement with any such third party which would prevent us from complying with the provisions of the merger agreement.

The merger agreement does not prohibit IPC or IPC’s board (or any committee thereof), directly or indirectly through each of its respective representatives, from (i) complying with its disclosure obligations under applicable law with regard to a competing proposal, including taking and disclosing to IPC’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to IPC’s stockholders) or (ii) making any “stop, look and listen” communication to IPC’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to IPC’s stockholders), which “stop, look and listen” communication shall include an indication that IPC’s board has not changed the Company recommendation, in the case of either clause (i) or (ii), if IPC’s board has determined in good faith, after consultation with its legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that any disclosures pursuant to clause (i) above other than an express rejection of the applicable tender or exchange offer or an unqualified reaffirmation of the Company recommendation shall be deemed to be an adverse recommendation change. Between the date of the merger agreement and the earlier of the effective time of the merger and the date, if any, on which the merger agreement is terminated pursuant to the terms thereof, upon the written request by Team Health (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event (x) a competing proposal has been made publicly known, (y) an intervening event has been made publicly known or (z) any other event or circumstance has occurred that could reasonably be expected to prevent or materially delay or impair the ability of the parties to consummate the merger or the other transactions contemplated by the merger agreement on a timely basis, IPC’s board shall expressly publicly reaffirm the Company recommendation within ten business days following such request, and failure to do so shall be deemed to be an adverse recommendation change.

For purposes of the merger agreement, a “competing proposal” is defined to mean any inquiry, proposal or offer from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving IPC or any of its subsidiaries or affiliated entities whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets, revenues or income of IPC; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person directly or indirectly of 15% or more of the consolidated assets, revenues or income of IPC and its subsidiaries and affiliated entities, taken as a whole; (iii) the acquisition in any manner, directly or indirectly, by any person of 15% or more of the issued and outstanding shares of IPC’s common stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of IPC’s common stock or any class of equity or voting securities of IPC or any of its subsidiaries whose businesses, individually or in the aggregate, constitute 15% or more of the consolidated assets, revenues or income of IPC; or (v) any combination of the foregoing.

For purposes of the merger agreement, a “superior proposal” is defined to mean a bona fide written competing proposal which did not arise from any breach of the non-solicitation provisions described above (with all references to “15%” in the definition of competing proposal increased to “50%” made by a third party on terms that IPC’s board determines in good faith, after consultation with its financial and legal advisors, after taking into account all the terms of the competing proposal (including price, form of consideration, conditionality, likelihood of financing and regulatory clearance and the timing and likelihood of consummation of such proposal on the terms proposed), are more favorable to IPC and its stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the merger agreement after taking into account any changes to the merger agreement proposed by Team Health in connection with the exercise of its rights in response to such superior proposal pursuant to the provisions described above.

Efforts to Complete the Merger

Under the terms of the merger agreement, we, Team Health and Sub have each agreed to use our respective reasonable best efforts to make effective the transactions contemplated by the merger agreement, including:

•	using reasonable best efforts to cause the conditions to the merger to be satisfied (as described below in the section entitled “—Conditions to the Merger”);

•	using reasonable best efforts to obtain all necessary actions or nonactions, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger, and making all necessary registrations and filings (including filings with governmental authorities, if any) and using reasonable best efforts to obtain an approval from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the transactions contemplated by the merger agreement, including the merger;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions, including the merger, performed or consummated by such party in accordance with the terms of the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed;

•	the execution and delivery of any additional instruments necessary to consummate the merger and any other transactions to be performed or consummated by such party in accordance with the terms of the merger agreement and to carry out fully the purposes of the merger agreement; and

•	each of the parties will (i) as promptly as practicable (and, in any event, within ten business days) following the date of the merger agreement, make its respective filings under the HSR Act, and thereafter (A) make any other required submission under the HSR Act with respect to the transactions contemplated hereby, including the merger and (B) take all other actions necessary, proper or advisable to cause the expiration or termination or the applicable waiting periods under the HSR Act as soon as possible and (ii) make any filings, notifications or reports required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction with respect to the transactions contemplated hereby as promptly as practicable. Team Health shall pay all filing fees required under the HSR Act by IPC and Team Health.

Team Health and Sub will, and will cause their affiliates to, use reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any antitrust laws that may be required by any governmental authority, in each case, with competent jurisdiction, so as to enable the parties to close the transactions contemplated by the merger agreement, including the merger, as promptly as practicable (and, in any event, no later than five business days prior to the outside date), including (i) proposing, negotiating, offering to commit and effect (and if such merger is consummated, committing to and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Team Health, Sub, IPC or the surviving corporation, or their respective subsidiaries or affiliates, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Team Health, Sub, IPC or the surviving corporation, or their respective subsidiaries or affiliates) to the extent legally permissible, and if the merger is consummated, taking or committing to take such action; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Team Health, Sub, IPC or the surviving corporation, or their respective subsidiaries or affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Team Health, Sub, IPC or the surviving corporation, or their respective subsidiaries or affiliates; and (iv) entering or offering to enter into agreements and stipulating to the entry of an order or filing appropriate applications with any governmental authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (where we refer to any matter referenced in the foregoing clause or any action taken pursuant to this paragraph, as a “regulatory divestiture”) (provided, that no party shall be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the merger and the other transactions contemplated hereby), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other antitrust laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the merger or the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the merger or any other transaction contemplated by the merger agreement; provided, that in no event shall Team Health be required to take or commit to any regulatory divestiture if such action would or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of Team Health, the surviving corporation and their subsidiaries taken as a whole. In the event that any governmental authority requires the divestiture or the holding separate by Team Health, Sub or any of their affiliates of any assets or businesses, no adjustment shall be made to the merger consideration and Team Health, Sub and their affiliates shall be required to divest such assets and businesses, or hold them separate, as the case may be, following the closing of the merger.

To the extent not prohibited by applicable law, each of Team Health, Sub and IPC will (i) promptly notify and furnish the other party copies of any correspondence or communication (including in the case of any substantive oral correspondence, a summary thereof) between it or any of its affiliates or affiliated entities or any of their respective representatives, on the one hand, and any governmental authority, on the other hand, or any filing such party submits to any governmental authority except for so-called 4(c) documents and other documents customarily withheld, (ii) consult with and permit the other party to review in advance any substantive written or oral communication or correspondence by such party to any governmental authority and (iii) consider in good faith the views of such other party in connection with any proposed filing and any substantive written or oral communication or correspondence to any governmental body, in each case, to the extent relating to the subject matter described in this paragraph or the transactions contemplated by the merger agreement. Neither Team Health, nor Sub nor IPC will agree to, or permit any of its affiliates, affiliated entities or representatives to, participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation, inquiry or any other matter or transaction contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

Financing Cooperation

IPC will, and will cause its subsidiaries and affiliated entities to, use commercially reasonable efforts to cause their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to provide to each of Team Health and Sub all cooperation (x) reasonably requested by Team Health and/or Sub and (y) as is necessary and customary to assist Team Health and Sub in connection with securing financing in an amount sufficient to permit Team Health and Sub to fund (A) the aggregate amount of merger consideration required to be paid pursuant to the merger agreement, (B) the repayment of certain of our indebtedness, (C) all associated costs and expenses of the merger payable by Team Health or Sub and (D) all other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement by Team Health or Sub.

Access to Information

Under the merger agreement, we have agreed to provide, and to cause our subsidiaries to provide, Team Health and Sub and their respective representatives, upon prior written notice to IPC, reasonable access during normal business hours to the officers, employees, agents, contracts, properties, offices and other facilities of IPC and our subsidiaries and to the books and records thereof, and furnish promptly such information related thereto as Team Health or its representatives may reasonably request, in each case subject to certain conditions, including that such access not (i) interfere unreasonably with the conduct of our business or interfere with our employees duties, (ii) breach any of our agreements with third parties or applicable laws, (iii) jeopardize any attorney-client privilege held by us, or (iv) breach any confidentiality obligations to which the parties under the merger agreement are bound.

Director and Officer Indemnification and Insurance

Under the merger agreement, Team Health has agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the closing (including any matters arising in connection with the merger), that existed as of the date of the merger agreement in favor of any current or former director, officer or employee of IPC or our subsidiaries (referred to as “indemnities”) as provided in our organizational documents or in any indemnity agreement set forth in the Disclosure Letter survive the Merger and continue in full force for a period of at least six years following the closing. For such period, the surviving corporation will, and Team Health will cause it to, (i) indemnify, defend and hold harmless, and advance expenses (subject to the person to whom expenses are advanced undertaking to repay such advances if it is finally determined that such person is not entitled to indemnification) any indemnity (including individuals working with other entities on behalf of IPC) with respect to all acts or omissions by them in their professional capacities at any time prior to the closing, to the fullest extent permitted by law and required by our organizational documents or those of our subsidiaries as in effect on the date of the merger agreement and as set forth in the indemnity agreements listed in the Disclosure Letter.

For six years from the closing date, Team Health has agreed to indemnify each indemnitee against damages and losses arising out of any legal proceeding (including any proceeding arising out of the merger) pertaining to the fact that such person is or was an officer, director or employee of IPC or any of our subsidiaries or was working with another company on our behalf. Team Health will also advance such indemnitee’s expenses so long as such indemnitee undertakes to repay such amounts if it is finally determined that such person was not, in fact, entitled to indemnification under law.

Prior to the effective time of the merger, IPC has agreed to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent to, and in any event not less favorable in the aggregate, to the intended beneficiaries thereof than our existing directors’ and officers’ liability insurance policy. If IPC fails to obtain such coverage, Team Health will cause the surviving corporation to do so. Compliance with the foregoing obligations will not require Team Health or the surviving corporation to pay a premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by IPC for such insurance. If the premium of such insurance coverage exceeds such amount, Team Health or the surviving corporation are required to obtain a policy which provides the greatest coverage available for a cost not exceeding such amount.

If IPC or the surviving corporation for any reason fail to obtain such “tail” insurance policy, (i) the surviving corporation must continue to maintain in effect for a period of six (6) years from and after the effective time of the merger (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) such insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in our existing policies as of the date of the merger agreement, or (ii) Team Health will cause the surviving corporation to provide comparable insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) for events occurring at or prior to the effective time of the merger that are at least as favorable as provided in our existing policies as of the date of the merger agreement, or if substantially equivalent insurance coverage is unavailable, the best available coverage (but in no event shall compliance with the foregoing obligations require Team Health or the surviving corporation to pay a premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by IPC for such insurance). In each case, the surviving corporation will be required to pay any amounts incurred by an indemnitee in enforcing the aforementioned indemnity obligations.

Employee Benefits

For a period of one year starting from and after the effective time of the merger (which we will refer to as the “benefit protection period” ), Team Health will provide or cause its subsidiaries or affiliates, including the surviving corporation, to provide (i) base salary, wages and commission opportunities and annual bonus opportunity to each individual who is an employee of IPC or a subsidiary of IPC immediately prior to the effective time of the merger (each, a “Company employee” and collectively, the “Company employees”) at a rate that is no less favorable than the rate of base salary, wages or commission and annual bonus opportunities (excluding equity-based compensation) provided to such Company employee immediately prior to the effective time of the merger and (ii) Company employees, collectively, other employee benefits that are substantially comparable, in the aggregate, to the other employee benefits (excluding any defined benefit pension benefits and retiree medical and other post-termination medical and welfare benefits) provided to such Company employees immediately prior to the effective time of the merger. From and after the effective time of the merger, Team Health will or will cause its subsidiaries or affiliates, including the surviving corporation, to assume, honor and continue all of the Company benefit plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between IPC or any subsidiary of IPC and any Company employee), in each case, in accordance with their terms as in effect immediately prior to the date of the merger agreement or to the extent amended in accordance with the terms of the merger agreement.

Each Company employee who was participating in the IPC The Hospitalist Company, Inc. Incentive Plan (which we refer to as the “Incentive Plan”) as of the date of the merger agreement will continue to be eligible to receive a bonus in respect of the 2015 fiscal year determined in accordance with the terms of the Incentive Plan as in effect on the date of the merger agreement, and Team Health agreed to make any adjustments to the 2015 fiscal year performance goals under the Incentive Plan that are reasonably necessary to reflect the acquisition of IPC by Team Health in a manner that does not make it more difficult for such performance goals to be achieved.

Prior to the effective time of the merger, the Company may implement, in consultation with Team Health, a cash retention plan for the benefit of Company employees which shall provide for retention benefits to such employees.

Other Covenants and Agreements

We and Team Health have made certain other covenants and agreements regarding various other matters relating to the merger including but not limited to:

•	preparation of this proxy statement;

•	each party to the merger agreement providing prompt notice to the other party of (i) any material notice or other communication from any person or entity alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any commenced or threatened proceedings which relate to the merger and (iii) any occurrence or non-occurrence of any event that would reasonably be expected to cause any closing condition under the merger agreement not be satisfied;

•	except as may be required by law, each party to the merger agreement obtaining the consent of the other party prior to making any public announcement;

•	Team Health refraining from taking any action that would materially impede the consummation of the merger or be expected to have a materially adverse effect to Team Health;

•	Team Health causing Sub to perform its obligations under the merger agreement and ensuring that Sub not conduct any business or make any investments prior to the closing other than as contemplated by the merger agreement;

•	IPC being solely responsible for its and its subsidiaries operations prior to the closing;

•	IPC taking actions as may be necessary to ensure that the disposition of IPC equity securities (including derivative securities) by IPC officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act;

•	IPC using reasonable best efforts to delist IPC and shares of IPC common stock from the NASDAQ as promptly as practicable after the effective time of the merger and the deregistration of the shares under the Exchange Act as promptly as practicable after such delisting;

•	IPC making arrangements for the release of all liens any other security over its and its subsidiaries’ properties and assets, at or as soon as practicable following the merger;

•	If any takeover statute is or may become applicable to the merger, each party agrees to use its best efforts to take actions as are reasonably necessary to consummate the merger, including to eliminate or minimize the effects of any such takeover statute on the merger;

•	IPC delivering to Team Health the resignation of each member of our board at or prior to the closing; and

•	IPC providing Team Health with a FIRPTA Certificate at the closing.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	the merger agreement having been adopted by IPC’s stockholders at the special meeting;

•	any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the merger having expired or been terminated (this condition having been satisfied with the termination of the applicable HSR waiting period on September 8, 2015); and

•	no governmental entity having issued, enacted, entered, promulgated or enforced any law or order that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

Conditions to Team Health’s and Sub’s Obligations

The obligations of Team Health and Sub to effect the merger are also subject to the satisfaction or waiver by Team Health of the following additional conditions:

•

each of our representations and warranties (i) with respect to our due incorporation and valid existence in good standing under Delaware law, that we have made our certificate of incorporation and by-laws available to Team Health, our corporate power and authority to execute the merger agreement and consummate the transactions contemplated by the merger agreement, the due authorization by our board of the execution and performance of the merger agreement by IPC and the consummation by IPC of the transactions contemplated by the merger agreement, the absence of a material adverse effect since December 31, 2014, our receipt of an opinion from each of our financial advisors as to, as of the date of such opinion, the fairness, from a financial point of view, to the holders of IPC common stock other than Team Health, Sub and their affiliates of the merger consideration to be received by such holders, our board having taken the actions and votes necessary to render any takeover statutes inapplicable to the merger agreement, and that the affirmative vote of a majority of the outstanding IPC shares is the only vote of holders of IPC securities that is necessary to adopt the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time with the same effect as though made as of the effective time; (ii) with respect to our authorized capital stock, our issued and outstanding capital stock, IPC common stock reserved for issuance, other outstanding equity securities of IPC, our obligations to repurchase or redeem our capital stock or any of our subsidiaries’ capital stock, the absence of any voting trusts or other agreements, to which IPC or any of our subsidiaries is a party, with respect to the voting of any equity interest of IPC or any of our subsidiaries, and the absence of outstanding debt securities with voting rights with respect to any matter on which our stockholders or any stockholders of our subsidiaries may vote must be true and correct in all material respects as of the date of the merger agreement and as of the effective time with the same effect as though made as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date) (provided that if one or more inaccuracies relating to this representation would be reasonably likely to cause the aggregate amount required to be paid by Team Health or Sub in connection with the merger to increase by $500,000 or more, any such inaccuracies will be considered material) and (iii) contained in the remainder of the merger agreement, without giving effect to any materiality or material adverse effect qualifiers contained within such representations and warranties, must be true and correct as of the date of the merger agreement and as of the effective time with the same effect as though made as of the effective time (except to the extent expressly made as of an earlier date, in which case as of such date) except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on IPC;

•	we must have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by us under the merger agreement; and

•	Team Health must have received a certificate signed on behalf of IPC by a senior officer of IPC as to the satisfaction of the foregoing conditions.

Conditions to Our Obligations

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	each of the representations and warranties of Team Health and Sub contained in the merger agreement must be true and correct as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date), in each case except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Team Health or Sub to consummate the transactions contemplated by the merger agreement;

•	each of Team Health and Sub must have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by them under the merger agreement; and

•	we must have received a certificate signed on behalf of Team Health by a senior officer of Team Health as to the satisfaction of the foregoing conditions.

Each of Team Health and Sub, on the one hand, and IPC, on the other hand, may waive the conditions to the performance of its respective obligations under the merger agreement and effect the merger even though one or more of these conditions has not been met. We cannot give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated at any time by the mutual written consent of Team Health and IPC.

Termination Rights Exercisable by either Team Health or IPC

The merger agreement may also be terminated by either Team Health or IPC if:

•	the merger has not been consummated on or before the outside date, provided that this termination right will not be available to any party if such party has breached in any material respect its obligations under the merger agreement in a manner that is the principal cause of the failure of the merger to be consummated on or before such date;

•	our stockholders have not approved the merger proposal at the stockholder meeting at which a vote on the merger proposal was taken, or at any adjournment, continuation, recess or postponement of such meeting; or

•	there has been any law, rule, regulation, constitution, treaty, convention, ordinance, code, order, judgment or decree, foreign or domestic, enacted, entered or promulgated prohibiting the consummation of the merger or any governmental entity shall have issued any order or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order or other action has become final and non-appealable; provided that this termination right will not be available to a party if the issuance of such final, non-appealable order or other action was primarily due to the failure of such party to perform any of its obligations under the merger agreement.

IPC Termination Rights

We may also terminate the merger agreement if:

•	prior to obtaining the IPC requisite stockholder approval, our board in compliance with the obligations described in the section entitled “—Restriction on Solicitation of Competing Proposals,” has authorized IPC to enter into a definitive acquisition agreement with respect to a superior proposal for 50% or more of our consolidated assets, revenues or income or outstanding equity, and concurrently with the termination IPC pays the requisite termination fee (as described below) and enters into such definitive agreement with respect to such superior proposal;

•	Team Health or Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (x) would result in a failure of certain closing conditions set forth in the merger agreement and (y) cannot be cured on or before the outside date or, if curable, is not cured by Team Health or Sub, as applicable, prior to the earlier of (A) 30 days of receipt by Team Health of written notice of such breach or failure and (B) the outside date; provided that we will not have the right to terminate the merger agreement pursuant to this section if we are in material breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause certain closing conditions set forth in the merger agreement not to be satisfied; or

•	all of the mutual closing conditions and conditions of Team Health’s and Sub’s obligations to consummate the merger are satisfied or waived, we have irrevocably confirmed to Team Health in writing that we are ready, willing and able to consummate the merger and Team Health and Sub fail to consummate the merger within three business days following the date the closing should have occurred pursuant to the terms of the merger agreement, as long as we stood ready, willing and able to consummate the merger during such three business day period.

Team Health Termination Rights

Team Health may also terminate the merger agreement if:

•

at any time prior to obtaining the IPC requisite stockholder approval, our board or any committee thereof (i) withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Team Health or Sub, the recommendation to our stockholders to adopt the merger agreement, (ii) fails to include such recommendation in this proxy statement from the time it is required to be first filed pursuant to the merger agreement, (iii) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend, any competing proposal, or resolves to do any of the foregoing or (iv) fails to reaffirm the recommendation to our stockholders to adopt the merger agreement or fails to recommend against any competing proposal within 10 business days after the commencement of such competing proposal; or

•	we shall have breached or failed to perform any of our representations, warranties, covenants or other agreements set forth in the merger agreement, which breach or failure to perform (x) would result in a failure of certain closing conditions set forth in the merger agreement and (y) cannot be cured on or before the outside date or, if curable, is not cured by us prior to the earlier of (A) 30 days of receipt by Team Health of written notice of such breach or failure and (B) the outside date; provided that Team Health will not have the right to terminate the merger agreement pursuant to this section if it is in material breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause certain closing conditions set forth in the merger agreement not to be satisfied.

Effect of Termination

If the merger agreement is terminated by either IPC or Team Health, the merger agreement will become void and there will be no liability or obligation on the part of Team Health, Sub or IPC or their respective subsidiaries, officers or directors. However, certain provisions, including but not limited to those with respect to confidentiality and Team Health’s obligation to pay the HSR filing fees, survive any termination of the merger agreement. Termination of the merger agreement will not relieve any party of any liabilities or damages resulting from the willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fees

We would be required to pay Team Health a termination fee in the amount of $47 million if:

•	prior to the receipt of the IPC requisite stockholder approval, we terminate the merger agreement after our board, in compliance with the obligations described in the section entitled “—Restriction on Solicitation of Competing Proposals,” has authorized IPC to enter into a definitive acquisition agreement with respect to a superior proposal;

•	if (i) the merger agreement is terminated (A) by Team Health due to a breach or failure of our representations, warranties or covenants as described above or (B) by Team Health or us if the merger has not been consummated by the outside date or if the IPC stockholder requisite approval is not obtained, (ii) a competing proposal for 50% or more of our consolidated assets, revenues or income or outstanding equity has been publicly disclosed or becomes publicly known and not withdrawn within five business days prior to the outside date (in respect of a termination under clause (B)) or prior to the date of termination (in respect of a termination under clause (A)), and (iii) within 12 months of the date of termination IPC consummates a transaction or enters into a definitive acquisition agreement in either case with respect to any competing proposal for 50% or more of our consolidated assets, revenues or income or outstanding equity;

•	Team Health terminates the merger agreement because our board made an adverse recommendation change or the merger agreement is terminated at a time when Team Health could have terminated the merger agreement due to an adverse recommendation change.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. Each party further agreed that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that it has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. IPC is only entitled to specific performance of Team Health’s obligation to consummate the merger if the parties’ respective conditions to closing under the merger agreement have been satisfied or waived.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by Team Health, Sub and IPC, by action taken by their respective boards of directors at any time prior to the effective time of the merger. However, after the IPC requisite stockholder approval, no amendment to the merger agreement may be made that requires the approval of our stockholders under applicable law or in accordance with the rules of any relevant stock exchange unless the required further approval is obtained. Furthermore, certain provisions of the merger agreement may not be amended in a manner that is materially adverse to any lenders, arrangers, bookrunners or agents (including any of their respective affiliates, representatives, successors or assigns) involved in providing the financing for the merger without the prior written consent of such parties (which consent may not be unreasonably withheld, conditioned or delayed). The merger agreement may not be amended except by an instrument in writing signed by each of Team Health, Sub and IPC.

At any time prior to the effective time of the merger, Team Health and Sub, on the one hand, and IPC, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant thereto and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound by the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of IPC common stock are entitled to appraisal rights in connection with the merger, provided that such holders satisfy all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of shares of IPC common stock immediately prior to the effective time of the merger who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of IPC common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of IPC common stock immediately prior to the effective time of the merger who (i) did not vote in favor of the merger; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, IPC is required not less than 20 days before the special meeting to vote on the merger to notify each holder of IPC common stock who was a holder as of the record date for notice of the special meeting that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of IPC common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex D to this proxy statement and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of IPC common stock, you must:

•	NOT vote your shares of IPC common stock in favor of the merger;

•	deliver to IPC a written demand for appraisal of your shares before the taking of the vote on the merger proposal at the special meeting, as described further below under “—Written Demand by the Record Holder;”

•	continuously hold your shares of IPC common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to IPC Healthcare, Inc., 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602, Attention: General Counsel. Such demand will be sufficient if it reasonably informs IPC of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger proposal. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the certificate(s) for the shares of IPC common stock owned by such holder. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of IPC common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 10 days after the effective date of the merger, IPC, as the surviving corporation in the merger, shall provide notice of the effective time of the merger to each holder of IPC common stock who has properly demanded appraisal rights in compliance with the requirements of Section 262 of the DGCL and has not voted in favor of the merger. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation (which, in this case, will be IPC), or any holder of shares of IPC common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders of IPC common stock who are entitled to appraisal rights. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. IPC is under no obligation to, and has no present intention to, file a petition, and holders should not assume that IPC will file a petition or that it will initiate any negotiations with respect to the fair value of shares of IPC common stock. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Within 120 days after the effective time of the merger, any holder of shares of IPC common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from IPC, as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Upon the filing of an appraisal petition by any record or beneficial holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (the “Delaware Register in Chancery”) a duly verified list (the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares of IPC common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]”

Stockholders considering appraisal should be aware that the fair value of their shares of IPC common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although IPC believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Team

Health nor IPC anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Team Health and IPC reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of IPC common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of IPC common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of IPC common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of IPC common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of IPC common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights for shares of IPC common stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of IPC common stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of IPC. Stockholders who withdraw their demand for appraisal or who fail to perfect or otherwise lose their appraisal rights will be entitled to receive the merger consideration for their shares of IPC common stock, without any interest thereon. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of IPC common stock will be entitled to receive the merger consideration. Inasmuch as IPC has no obligation to file such a petition and has no present intention to do so, any holder of shares of IPC common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to IPC a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of IPC and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of IPC common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of our stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by our stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL and failure to comply strictly with all procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

IPC common stock is traded on the NASDAQ under the symbol “IPCM.” As of the close of business on October 14, 2015, the latest practicable trading day before the filing of this proxy statement, there were approximately 88 holders of record of IPC common stock. The following table presents the high and low closing sale prices of IPC common stock for the period indicated in published financial sources. IPC declared no dividends on IPC common stock for the period indicated:

Quarter	High	Low
2012
First Quarter	$45.94	$30.61
Second Quarter	45.32	34.21
Third Quarter	48.07	41.91
Fourth Quarter	47.07	34.40

2013
First Quarter	$45.00	$38.70
Second Quarter	53.70	39.06
Third Quarter	55.49	45.23
Fourth Quarter	63.70	48.84

2014
First Quarter	$59.35	$47.77
Second Quarter	50.61	38.13
Third Quarter	50.66	43.47
Fourth Quarter	48.53	36.12

The following table presents the closing per share sales price of IPC common stock, as reported on the NASDAQ on August 3, 2015, the last full trading day before the public announcement of the merger, and on October 14, 2015, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
August 3, 2015	$58.46
October 14, 2015	$79.10

You are encouraged to obtain current market prices of IPC common stock in connection with voting your shares. Following the merger, there will be no further market for IPC common stock, and IPC common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

STOCK OWNERSHIP

We have listed below, as of October 9, 2015 (except as otherwise indicated), the beneficial ownership of IPC common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent of outstanding IPC common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than 5% of IPC common stock as of October 9, 2015. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as IPC and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name and address of beneficial owner (1)	Number of shares beneficially owned (1)	Percentage of shares beneficially owned (2)
Riverbridge Partners LLC	1,795,291	10.29%
BlackRock, Inc.	1,558,000	8.93%
Wasatch Advisors, Inc.	1,185,077	6.79%
The Vanguard Group, Inc.	1,155,548	6.62%
Clifton Park Capital Management, LLC	1,129,900	6.47%
Adam D. Singer, M.D.	443,575	2.54%
R. Jeffrey Taylor	429,705	2.46%
Richard H. Kline, III	59,493	*
Richard G. Russell	146,935	*
Kerry E. Weiner, M.D.	50,364	*
Mark J. Brooks	24,444	*
Thomas P. Cooper, M.D.	57,563	*
Francesco Federico, M.D.	42,615	*
Woodrin Grossman	44,726	*
C. Thomas Smith	65,310	*
Chuck Timpe	37,110	*
Robert M. Wachter, M.D.	7,319	*
All directors and named executive officers as a group (12 persons)	1,409,159	8.07%

*	Less than 1%
(1)	Includes the following shares of common stock that are issuable to directors and named executive officers upon the exercise of stock options that are vested as of, or will vest within 60 days of October 9, 2015:

Name	Number of Shares
Adam D. Singer, M.D.	333,388
R. Jeffrey Taylor	280,130
Richard H. Kline, III	57,568
Richard G. Russell	129,550
Kerry E. Weiner, M.D.	43,356
Mark J. Brooks	18,650
Thomas P. Cooper, M.D.	50,011
Francesco Federico, M.D.	38,025
Woodrin Grossman	38,025
C. Thomas Smith	22,400
Chuck Timpe	16,400
Robert M. Wachter, M.D.	4,005

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

It is not expected that IPC will hold its 2016 annual meeting of stockholders unless the merger is not completed. If the merger is not completed, IPC’s stockholders will continue to be entitled to attend and participate in our stockholder meetings.

IPC stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2016 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Secretary of IPC no later than the close of business on December 24, 2015. Nothing in this paragraph shall be deemed to require IPC to include in its proxy statement and proxy relating to the 2016 annual meeting any stockholder proposal that may be omitted from the proxy materials of IPC under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our bylaws provide that for a proposal (including a proposal relating to the nomination of persons for election to our board) to be properly brought before an annual meeting by a stockholder, notice of such proposal must be delivered to the Secretary of IPC no later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. As a result, notice of any proposal (including a proposal relating to the nomination of persons for election to our board) submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must have been delivered to the Secretary of IPC no earlier than February 5, 2016 and no later than the close of business on March 6, 2016. However, in the event the 2016 annual meeting is held before May 5, 2016 or after July 4, 2016, such notice must be delivered to the Secretary of IPC no later than the close of business on the 10th day following the first date on which IPC publicly announces the date of the 2016 annual meeting.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

IPC Healthcare, Inc.

4605 Lankershim Blvd.,

Suite 617

North Hollywood, CA 91602

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of IPC common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to IPC Healthcare, Inc., 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write to IPC Healthcare, Inc., 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that IPC eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to IPC Healthcare, Inc., 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	IPC’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 23, 2015;

•	IPC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 (filed on April 30, 2015) and June 30, 2015 (filed on July 30, 2015);

•	IPC’s Definitive Proxy Statement for our 2015 annual meeting of stockholders, filed on April 17, 2015; and

•	IPC’s Current Reports on Form 8-K filed on April 29, 2015, June 9, 2015, July 29, 2015 and August 7, 2015.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at IPC Healthcare, Inc., 4605 Lankershim Blvd., Suite 617, North Hollywood, CA 91602, Attention: Corporate Secretary or by calling (818) 766-3502.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 15, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TEAM HEALTH HOLDINGS, INC.,

INTREPID MERGER SUB, INC.

and

IPC HEALTHCARE, INC.

Dated as of August 4, 2015

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

ACA	Section 3.25(a)
Acceptable Confidentiality Agreement	Section 5.6(j)(iii)
Action	Section 8.9
Adverse Recommendation Change	Section 5.6(c)
affiliate	Section 8.4(a)
Affiliated Entities	Section 3.1(a)
Affiliated Providers	Section 8.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.6(a)
Antitrust Laws	Section 3.5(b)
Benefit Protection Period	Section 5.10(a)
Blue Sky Laws	Section 3.5(b)
Book-Entry Shares	Section 2.1(b)
Business Day	Section 8.4(c)
Bylaws	Section 3.2
Cancelled Performance Award	Section 2.3(d)
Cancelled RSU	Section 2.3(c)
Certificate of Incorporation	Section 3.2
Certificate of Merger	Section 1.3
Certificates	Section 2.1(b)
Chosen Court	Section 8.11(a)
claim	Section 4.10
Code	Section 3.14(a)
Company	Preamble
Company Benefit Plan	Section 3.14(a)
Company Board	Section 2.3
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	Article III
Company Employees	Section 5.10(a)
Company Equity Awards	Section 2.3(d)
Company Equity Plans	Section 2.3(d)
Company IP	Section 3.16(b)
Company Material Adverse Effect	Section 3.1(c)
Company Material Contract	Section 3.18
Company Option	Section 2.3(a)
Company Performance Award	Section 2.3(d)
Company Permits	Section 3.6
Company Related Parties	Section 7.3(c)
Company Restricted Stock	Section 2.3(b)
Company Restricted Stock Unit	Section 2.3(c)
Company SEC Documents	Section 3.8
Competing Proposal	Section 5.6(j)(i)
Complaint	Section 5.20(c)
Confidential Data	Section 3.16(e)
Consummation Event	Section 8.10(b)

control	Section 8.4(d)
controlled by	Section 8.4(d)
controlling	Section 8.4(d)
Converted Parent Option	Section 2.3(a)
Converted Performance Award	Section 2.3(d)
Converted Restricted Stock	Section 2.3(b)
Converted Restricted Stock Unit	Section 2.3(c)
Copyrights	Section 8.4(f)
Credit Agreement	Section 8.4(e)
D&O Insurance	Section 5.7(c)
debt	Section 4.10
DGCL	Recitals
Dissenting Shares	Section 2.6
Effective Time	Section 1.3
Electronic Data Room	Section 3.26
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(b)
ESPP	Section 2.4
Exchange Act	Section 3.5(b)
Exchange Ratio	Section 2.3(a)
Filed Company SEC Documents	Article III
Filed Parent SEC Documents	Article IV
Final Offering	Section 2.4
Financial Advisors	Section 3.24
Financing	Section 5.20(a)
GAAP	Section 3.1(a)
Governmental Authority	Section 2.2(e)
Health Care Laws	Section 3.25(a)
HIPAA	Section 3.25(a)
HITECH Act	Section 3.25(a)
HSR Act	Section 3.5(b)
Incentive Plan	Section 5.10(e)
Indemnitee	Section 5.7(a)
Indemnity Agreements	Section 5.7(a)
Intellectual Property	Section 8.4(f)
Intervening Event	Section 5.6(d)
knowledge	Section 8.4(g)
Law	Section 8.4(h)
Lender Related Party	Section 8.6
Liens	Section 3.5(a)
Marketing Period	Section 5.20(c)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Closing	Section 1.2
Merger Closing Date	Section 1.2
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
NASDAQ	Section 3.5(b)
New Plans	Section 5.10(c)
Notice of Superior Proposal	Section 5.6(e)

A-iv

Order	Section 3.13
Parent	Preamble
Parent Common Stock	Section 2.3(a)
Parent Disclosure Letter	Article IV
Parent Documents	Section 4.3
Parent Material Adverse Effect	Section 4.1
Parent Measurement Price	Section 8.4(i)
Parent Organizational Documents	Section 4.2
Parent Related Parties	Section 7.2
Patents	Section 8.4(f)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permitted Lien	Section 3.5(a)
person	Section 8.4(j)
Preferred Stock	Section 3.3(a)
Proceeding	Section 3.13
Proxy Statement	Section 3.9
Regulatory Divestiture	Section 5.4(b)
Representatives	Section 8.4(k)
Required Information	Section 5.20(c)
Requisite Stockholder Approval	Section 3.23
Sarbanes-Oxley Act	Section 3.8(c)
Schedule 5.8(b) Matter	Section 5.8(b)
Secretary of State	Section 1.3
Securities Act	Section 3.5(b)
significant subsidiary	Section 3.5(a)
Software	Section 8.4(f)
Solvent	Section 4.10
Stockholders’ Meeting	Section 5.2(b)
subsidiary	Section 8.4(l)
Superior Proposal	Section 5.6(j)(ii)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.22
Tax	Section 3.17(b)(i)
Tax Returns	Section 3.17(b)(ii)
Termination Date	Section 7.1(b)(i)
Termination Fee	Section 7.3(a)(i)
Third Party	Section 5.5
Trademarks	Section 8.4(f)
under common control with	Section 8.4(d)
Willful Breach	Section 7.2

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2015 (this “Agreement”), is made by and among Team Health Holdings, Inc., a Delaware corporation (“Parent”), Intrepid Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and IPC Healthcare, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, the parties hereto intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger (the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company and Merger Sub have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger;

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “Intrepid Healthcare Services, Inc.” as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

Section 1.2. Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the closing of the Merger (the “Merger Closing”) will take place on the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of such conditions), at 10:00 a.m. (New York City time) at the offices of Sidley Austin LLP, 555 West Fifth Street, Suite 4000, Los Angeles, California 90013, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Merger Closing occurs being the “Merger Closing Date”); provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Merger Closing until the earlier of (i) September 30, 2015 (or, if the Required Information is not Compliant as a result of clause (c) or (d) of the definition thereof at such date, then the date on which the Required Information becomes Compliant) and (ii) the final day of any Marketing Period.

Section 1.3. Effective Time. Simultaneously with the Merger Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”), with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”), in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such subsequent date and/or time as is agreed between the parties and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.5. Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, in each case, consistent with the obligations set forth in Section 5.7.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and as provided by Law, in each case, consistent with the obligations set forth in Section 5.7; provided, however, that at the Effective Time the bylaws of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Intrepid Healthcare Services, Inc.”

Section 1.6. Board of Directors. Each of the parties hereto shall take all necessary action to ensure that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation effective as of, and immediately following, the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7. Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Cancellation of Company Securities. Each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares described in Section 2.1(a) and, except as provided in Section 2.6, the Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $80.25 per share, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Merger Consideration.

(c) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement and subject to Section 5.1(a), if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be proportionately adjusted to reflect such change.

Section 2.2. Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration as provided in Section 2.1(b). As of or immediately following the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(b) (such cash amount excluding any interest or other earnings thereon, collectively, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make the payments contemplated by Section 2.1(b), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to make such payments. Parent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock (including Company Restricted Stock) and (ii) applied promptly to making the payments pursuant to Section 2.1(b) and Section 2.3(b). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 and Section 2.3(b), except as expressly provided for in this Agreement.

(b) Letters of Transmittal. As promptly as practicable following the Effective Time (and, in any event, not later than the second (2nd) Business Day thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (excluding shares described in Section 2.1(a) and, except as provided in Section 2.6, the Dissenting Shares) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent or, with respect to Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request, and which letter of transmittal shall be in the form and have such other provisions as Parent and the Surviving Corporation may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect of the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares pursuant to this Agreement.

(c) Surrender of Certificates; Payment. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent or receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request with respect to Book-Entry Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request with respect to Book-Entry Shares, together with the letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of the holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the registered holder of the Company Common Shares formerly represented by the Certificates or Book-Entry Shares surrendered in exchange therefor, it shall be a condition to such payment that the Certificates or Book-Entry Shares so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent as general creditor thereof for payment of their claims for Merger Consideration, without interest, to which such holders may be entitled.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any transnational, United States (federal, state or local) or foreign government, or any governmental, regulatory, police, executive, taxing, judicial or administrative authority, department, court, tribunal, board, bureau, official, arbitral body, agency, commission or any non-governmental self-regulatory authority (including any stock exchange) (each, a “Governmental Authority”), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock (including Company Restricted Stock) in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(b) and Section 2.3(b) and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than thirty days (30) or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 2.3. Company Equity Awards. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time (as defined below), the board of directors of the Company (the “Company Board”) (or a duly constituted committee thereof) shall adopt such resolutions and take all such other actions that do not involve payments by the Company (other than any payments contemplated or required hereunder) as may be required to provide for the following:

(a) Treatment of Options. As of the Effective Time, each option to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan or otherwise (each, a “Company Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Parent, on the same terms and conditions as were applicable to such Company Option, that number of shares of common stock of Parent, par value $0.01 (the “Parent Common Stock”) (rounded down to the nearest whole share) equal to (x) the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the quotient obtained by dividing (i) the Merger Consideration by (ii) the Parent Measurement Price (such quotient, the “Exchange Ratio”), at an exercise price per Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Company Common Stock subject to such Company Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted Parent Option”); provided, that in the case of any Company Options to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. All rounding described in this Section 2.3(a) shall be done on an aggregate basis. The Converted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans or an applicable award agreement) as the Company Options and otherwise shall have the same terms and conditions as were applicable to such Company Options; provided, that Parent shall convert Company Options into Converted Parent Options in a manner that would not cause the Converted Parent Options to be treated as the grant of a new stock right for purposes of Section 409A of the Code.

(b) Treatment of Restricted Stock. As of immediately prior to the Effective Time, each outstanding share of Company Common Stock granted pursuant to a Company Equity Plan or otherwise and subject to restrictions on transfer and/or forfeiture (other than any Company Performance Award) (“Company Restricted Stock”), shall become vested and all restrictions thereon shall lapse, in each case, in accordance with the terms of the equity plan and/or award agreement governing such Company Restricted Stock as in effect on the date hereof, and upon the Effective Time, each such share of Company Restricted Stock shall be cancelled and converted into the right to receive the Merger Consideration, less any required withholding Taxes, in accordance with the procedures set forth in Section 2.1(b) ; provided that, to the extent a Company Restricted Stock would not otherwise vest in accordance with the terms of the equity plan and/or award agreement such Company Restricted Stock shall be converted into that number of shares of restricted stock of Parent Common Stock (the “Converted Restricted Stock”) equal to the product of (A) the number of shares of Company Common Stock subject to such award of Company Restricted Stock and (B) the Exchange Ratio. Any Converted Restricted Stock issued pursuant to this Section 2.3(b) shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans or an applicable award agreement) as the Company Restricted Stock and otherwise shall have the same terms and conditions as were applicable to such Company Restricted Stock.

(c) Treatment of Time-Vesting Restricted Stock Units. At the Effective Time, each Company restricted stock unit (other than any Company Performance Award) that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Unit”), whether or not then vested, shall be converted into that number of restricted stock units of Parent Common Stock (“Converted Restricted Stock Unit”) equal to the product of (A) the number of shares of Company Common Stock subject to such award of Company Restricted Share Units and (B) the Exchange Ratio. Any Converted Restricted Stock Units issued pursuant to this Section 2.3(c) shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans or an applicable award agreement) as the Company Restricted Stock Units and otherwise shall have the same terms and conditions as were applicable to such Company Restricted Stock Unit. Notwithstanding the foregoing, with respect to any Company Restricted Stock Unit that is vested or vests upon the Effective Time and would otherwise be settled in accordance with the terms of such Company Restricted Stock Unit upon the Effective Time, such Company Restricted Stock Unit shall be cancelled at, the Effective Time (each, a “Cancelled RSU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled RSU, as soon as reasonably practicable after the Effective Time (or such later time as required by the applicable award agreement, any deferral agreement with respect to such Company Restricted Stock Unit or as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code), an amount in cash, without interest and less any required withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Cancelled RSU.

(d) Treatment of Performance Awards. At the Effective Time, each Company performance-based restricted stock unit award, that is outstanding immediately prior to the Effective Time (each, a “Company Performance Award” and, collectively with the Company Options, Company Restricted Stock and Company Restricted Stock Units, the “Company Equity Awards”), shall be converted into that number of restricted stock units of Parent Common Stock (“Converted Performance Award”) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Performance Awards (provided, that if the performance period ends on or prior to the Effective Date, in accordance with the terms of any award agreement, this (A) shall equal the number of shares of Company Common Stock resulting from the achievement of the performance goals through the Effective Time) and (B) the Exchange Ratio. Any Converted Performance Awards issued pursuant to this Section 2.3(d) shall be subject to the same terms and conditions as were applicable to such Company Performance Award; provided, however, vesting provisions relating to achievement of performance targets shall be subject to revision, in the reasonable discretion of Parent, following the Closing in order to appropriately reflect the acquisition by Parent and changes to the business of the Company as a result thereof. Notwithstanding the foregoing, with respect to any Company Performance Award that vests and would otherwise be settled in accordance with the terms of such Company Performance Award upon the Effective Time, such Performance Award shall be cancelled at, the Effective Time (each, a “Cancelled Performance Award”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Cancelled Performance Award, as soon as reasonably practicable after the Effective Time (or such later time as required by the applicable award agreement, any deferral agreement with respect to such Company Performance Award or as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code), an amount in cash, without interest and less any required withholding Taxes, equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock subject to such Cancelled Performance Award in accordance with the terms of such award agreements.

(e) Except as set forth on Section 2.3(e) of the Company Disclosure Letter, the Company Equity Awards shall be converted in accordance with Sections 2.3(a) through 2.3(d) of this Agreement.

(f) Parent shall take all corporate action necessary to reserve for future issuance a number of shares of Parent Common Stock sufficient for delivery upon exercise or settlement of the Converted Parent Options, Converted Restricted Stock, Converted Restricted Stock Units and Converted Performance Awards. As soon as practicable after the Effective Time, Parent shall file with the SEC an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to the Converted Parent Options, Converted Restricted Stock, Converted Restricted Stock Units and Converted Performance Awards and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Parent Options, Converted Restricted Stock, Converted Restricted Stock Units and Converted Performance Awards remain outstanding.

Section 2.4. ESPP. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board shall adopt such resolutions and take such other actions (including, if appropriate, amending the terms of the IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan, Amended and Restated (the “ESPP”)) that may be necessary or required under the ESPP and applicable Law to ensure that (A) except for the offering period under the ESPP that commenced on January 1, 2015 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement; (B) if, with respect to the Final Offering, the Effective Time shall occur prior to December 31, 2015 (which is the Exercise Date, as defined in the ESPP), (i) each individual participating in the Final Offering shall receive notice of the Merger no later than 15 Business Days prior to the Effective Time and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (ii) the Final Offering shall end immediately prior to the Effective Time, and (iii) any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following such termination; (C) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Common Stock in accordance with and subject to the terms of the ESPP as of the end of the Final Offering; and (D) the ESPP shall terminate in its entirety immediately prior to the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

Section 2.5. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6. Dissenting Shares. Notwithstanding Section 2.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly demanded appraisal under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation, and the aggregate Merger Consideration (and Payment Fund) shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any of the shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL or other applicable Law and received by the Company or its Representatives with respect thereto, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL or other applicable Law. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

Section 2.7. No Further Ownership Rights. All cash paid upon the surrender of Certificates and/or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and/or Book-Entry Shares. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(b), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

Section 2.8. Withholding. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable taxing authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) filed or furnished on or after January 1, 2014 and prior to the date hereof by the Company with or to the SEC (collectively, including any amendments thereto, to the extent available on the SEC’s EDGAR system prior to the date hereof, the “Filed Company SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood and agreed that this clause (a) shall not apply to any of Section 3.3, Section 3.4, Section 3.9, Section 3.11(b), Section 3.21, Section 3.22, Section 3.23 or Section 3.24, or (b) the corresponding section of the separate disclosure letter (it being understood that disclosure of any item in any section of such disclosure letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face (other than Section 3.3, Section 3.4, Section 3.9, Section 3.11(b), Section 3.21, Section 3.22, Section 3.23 or Section 3.24, which matters shall only be disclosed by specific disclosure in the respective corresponding section of such disclosure letter)) delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each of the Company, its subsidiaries and Affiliated Entities is a corporation or legal entity duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing), under the Laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its subsidiaries and its Affiliated Entities is duly qualified or licensed as a foreign corporation or legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Affiliated Entities” means any affiliated entity of the Company or its subsidiaries, including any professional corporation, partnership or association, the results of which are consolidated with those of the Company in the Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a list of each subsidiary and Affiliated Entity of the Company. Section 3.1(b) of the Company Disclosure Letter also sets forth the jurisdiction of organization of each subsidiary and Affiliated Entity of the Company and the class, number and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its subsidiaries and any other Person. Except for such subsidiaries disclosed in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person.

(c) For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, circumstance, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other changes, events, circumstances, effects or occurrences, (1) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its subsidiaries and Affiliated Entities taken as a whole, or (2) would prevent or materially impair or delay the transactions contemplated by this Agreement, other than (in the case of clause (1) above) any change, event, circumstance, effect or occurrence resulting from (i) changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general (including changes in interest rates or exchange rates) in any country or region in which the Company or any of its subsidiaries or Affiliated Entities conducts business; (ii) general changes or developments in the industries in which the Company or its subsidiaries or Affiliated Entities operate; (iii) changes, after the date of this Agreement, in Laws applicable to the Company, its subsidiaries, Affiliated Entities or any of their respective properties or assets or changes, after the date of this Agreement, in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after the date of this Agreement; (v) any change in the market price or trading volume of the Shares, in and of itself, or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying cause of any such change or failure shall not be excluded pursuant to this exception (v)); (vi) any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries or Affiliated Entities, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of or related to the announcement or performance of this Agreement or the identity of Parent, other than for purposes of the representations in Section 3.5 and the related closing condition in Section 6.2(a) and termination right in Section 7.1(d); or (vii) any litigation initiated by stockholders of the Company arising from allegations of a breach of fiduciary duty or other violation of applicable Law solely arising out of or relating to this Agreement or the transactions contemplated by this Agreement; except in the cases of clauses (i), (ii), (iii) and/or (iv) above, to the extent that the Company and its subsidiaries and Affiliated Entities, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries and Affiliated Entities operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect). For the avoidance of the doubt, notwithstanding anything disclosed in the

Company SEC Documents or the Company Disclosure Letter, neither (i) the receipt of notice following the date of this Agreement from any Governmental Authority of a criminal investigation relating to the Company’s or any of its subsidiaries’, Affiliated Entities’ or Affiliated Providers’ participation in any state or federal healthcare programs or (ii) the receipt of notice following the date of this Agreement of the initiation of any criminal, civil or administrative action under any federal or state debarment authority relating to the Company’s or any of its subsidiaries’, Affiliated Entities’ or Affiliated Providers’ ability to participate in any state or federal healthcare programs shall be excluded from the determination of whether or not a Company Material Adverse Effect exists.

Section 3.2. Certificate of Incorporation and Bylaws. The Company has made available to Parent complete and correct copies of the certificate of incorporation (as amended to date, the “Certificate of Incorporation”) and bylaws (as amended to date, the “Bylaws”) of the Company and the equivalent organizational or governing documents of each “significant subsidiary” (as defined below), as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect on the date of this Agreement. None of the Company or any of its “significant subsidiaries”, its Affiliated Entities or, to the knowledge of the Company, any of the other parties thereto, is in violation of any provision of such organizational or governing documents, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 15,000,000 shares of the Company’s preferred stock, par value $0.001 per share (the “Preferred Stock”). At the close of business on August 2, 2015 (the “Measurement Date”), (i) 17,416,132 shares of Company Common Stock (including Company Restricted Stock) were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) no shares of Company Common Stock were held in treasury. No subsidiary of the Company owns any Company Common Stock. As of the Measurement Date, there were (i) 530,469 shares of Company Common Stock reserved for issuance and not subject to grants of equity awards under the 1997 Equity Participation Plan of Inpatient Consultants Management, Inc. (n/k/a IPC The Hospitalist Company, Inc.), as amended from time to time, the 2002 Equity Participation Plan of Inpatient Consultants Management, Inc. (n/k/a IPC The Hospitalist Company, Inc.), the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan, amended as of May 30, 2012 (collectively, the “Company Equity Plans”), (ii) 90,285 shares of Company Common Stock remaining available for issuance under the ESPP, of which 37,224 shares of Company Common Stock are reserved for issuance under the Final Offering period of the ESPP, (iii) outstanding Company Options to purchase 1,183,508 shares of Company Common Stock, (iv) 6,625 shares of Company Restricted Stock outstanding, (v) 210,647 Company Restricted Stock Units outstanding, and (vi) 220,442 Company Performance Awards outstanding (assuming the performance targets associated with Company Performance Awards will be met at the maximum level). The maximum number of shares of Common Stock which could be purchased pursuant to the ESPP at the end of the Final Offering period in accordance with Section 2.4 , assuming the maximum permissible amount of contributions accumulated under the ESPP through the end of such Final Offering period in accordance with the terms thereof, and assuming a price per share of Common Stock determined in accordance with the terms of the ESPP is 37,224. Except as set forth above, as of the Measurement Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities or to receive any benefits or compensation based on the value of the Company Common Stock were issued, committed to, granted, reserved for issuance or outstanding. From the close of business on the Measurement Date until the date of this Agreement, no shares of capital stock of the Company, no capital stock or other equity interests of any of the Company’s subsidiaries or Affiliated Entities and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company, or capital stock or other equity interests of any of the Company’s subsidiaries or Affiliated Entities, have been issued, other than shares of Company Common Stock issued upon the exercise, vesting or settlement of any Company Equity Award outstanding as of the close of business on the Measurement Date.

(b) Section 3.3(b) of the Company Disclosure Letter sets forth, as of the Measurement Date, (i) each outstanding Company Equity Award and (ii) the exercise price of each Company Option. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to this Agreement, the Company Equity Plans or the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(c) Except as set forth above, in Section 3.3(c) of the Company Disclosure Letter and except as expressly permitted under Section 5.1 , there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries or Affiliated Entities is a party or by which the Company or any of its subsidiaries or Affiliated Entities is bound obligating the Company or any of its subsidiaries or Affiliated Entities (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or Affiliated Entities, (ii) obligating the Company or any of its subsidiaries or Affiliated Entities to issue, grant, extend or enter into any such security, option, warrant, call, right or contract, (iii) to redeem, repurchase or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or Affiliated Entities or (iv) to make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than funds to or investments in a wholly-owned subsidiary of the Company in the ordinary course of business).

(d) Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all limitations in voting rights and Liens (other than restrictions imposed by applicable securities Laws). All of the equity interests (including partnership interests and limited liability company interests) of the Company’s subsidiaries are owned by the Company or its direct or indirect wholly-owned subsidiaries. No subsidiary or Affiliated Entity of the Company owns any shares of Company Common Stock. The outstanding equity interests of each Affiliated Entity are subject to a succession agreement that prohibits the sale or transfer of such equity interest to non-physicians and provides for the repurchase of such equity interests by the Affiliated Entity for a nominal amount upon the occurrence of certain events.

(e) There are no stockholder agreements, registration agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries or Affiliated Entities is a party and by which the Company or any of its subsidiaries or Affiliated Entities is bound, with respect to the voting or registration of the capital stock or other equity interest of the Company or any preemptive rights with respect thereto.

Section 3.4. Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) The Company Board has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) resolved, subject to Section 5.3 and Section 5.6, to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger.

Section 3.5. No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate (x) the Certificate of Incorporation or Bylaws or (y) the organizational or governing documents of any of the Company’s subsidiaries that are classified as “significant subsidiaries” under Rule 1-02(w) of Regulation S-X promulgated by the SEC (each such subsidiary, a “significant subsidiary”), (ii) assuming the consents, approvals and authorizations specified in Section 3.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its significant subsidiaries or by which any property or asset of the Company or any of its significant subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, claim, mortgage, encumbrance, pledge, security interest or charge of any kind (collectively, “Liens”), other than any Permitted Lien, upon any of the properties or assets of the Company or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is bound, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Permitted Lien” shall mean (A) any Lien for Taxes not yet due, or for Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Company SEC Documents, (B) Liens securing indebtedness or liabilities that are reflected in the Filed Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (C) such Liens or other imperfections of title, if any, that would not have, individually or in the aggregate, a Company Material Adverse Effect, including (1) easements or claims of easements whether or not shown by the public records, immaterial boundary line disputes, overlaps, encroachments and any similar immaterial matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (2) rights of parties in possession and (3) title to any portion of the premises lying within the right of way or boundary of any public road or private road (but, in any event, excluding Liens securing indebtedness), (D) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (E) Liens disclosed on existing title reports or existing surveys, (F) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business, (G) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business and (H) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or the Company’s compliance with any of the provisions of this Agreement will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of (A) the Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the

“Securities Act”), (B) state securities or “blue sky” laws (collectively, “Blue Sky Laws”), (C) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, including the rules and regulations thereunder, the “HSR Act”) and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (collectively with the HSR Act, “Antitrust Laws”), (D) the DGCL and (E) the rules of the Nasdaq Stock Market (“NASDAQ”) and (ii) where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6. Permits and Licenses. Each of the Company and its subsidiaries, Affiliated Entities and Affiliated Providers is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders necessary for the Company or any of its subsidiaries and Affiliated Entities to own, lease and operate the properties of the Company and its subsidiaries and Affiliated Entities or to carry on its business as it is now being conducted (the “Company Permits”), and no restriction, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7. Compliance with Laws.

(a) The Company and its subsidiaries, Affiliated Entities and Affiliated Providers are and, in the two (2) years preceding the date hereof, have been, and have been conducted, in compliance with, and have not received written notice of any default or violation of, any Laws (or internal and posted policies with respect to data privacy and security) applicable to the Company or any of its subsidiaries and Affiliated Entities or by which any property, right or asset of the Company or any of its subsidiaries and Affiliated Entities is bound or affected, in each case, except for instances of non-compliance, default or violation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2013, neither the Company, any of its subsidiaries or Affiliated Entities nor any director, officer or, to the knowledge of the Company, Affiliated Provider, employee, or agent of the Company or any of its subsidiaries or Affiliated Entities has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment under any applicable Law. Since January 1, 2013, neither the Company nor any of its subsidiaries or Affiliated Entities has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters.

Section 3.8. Company SEC Documents; Financial Statements.

(a) Since January 1, 2013, the Company has filed with or otherwise transmitted to the SEC all material forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, prior to the date hereof, as of the date of the last such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, documents, statements, certifications or reports with the SEC. There are no outstanding or unresolved comments in comment letters received from the SEC by the Company. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents, and to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries and Affiliated Entities as of the respective dates thereof and their consolidated results of operations and consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and the listing application and other rules and regulations of NASDAQ. Since January 1, 2013, neither the Company nor any of its subsidiaries or Affiliated Entities has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries or Affiliated Entities. There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries or Affiliated Entities to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company nor any of its subsidiaries or Affiliated Entities is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.9. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its subsidiaries or Affiliated Entities expressly for inclusion or incorporation by reference in the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10. Disclosure Controls and Procedures; Internal Controls.

(a) The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(b) Since January 1, 2013, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)), to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.11. Absence of Certain Changes or Events. Since December 31, 2014 (a) through the date of this Agreement, except for actions taken in connection with the negotiation of and preparation to enter into this Agreement, the businesses of the Company and its subsidiaries and Affiliated Entities have been conducted in all material respects in the ordinary course of business consistent with past practice and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Sections 5.1(a)(viii), (xiv), or (xvi) hereof and (b) there has not been any change, event, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries or Affiliated Entities has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, except (a) as reflected or reserved against in the Company’s financial statements as of December 31, 2014 (as amended or restated prior to the date of this Agreement, if applicable) or the notes thereto included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2014, (b) as reflected or reserved against in the Company’s financial statements as of June 30, 2015 (as amended or restated prior to the date of this Agreement, if applicable) or the notes thereto included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2015, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2015, (d) for liabilities arising under the terms of any Company Material Contract or Company Permit in each case in effect as of the date hereof and binding upon the Company or any of its subsidiaries or Affiliated Entities (in each case, other than with respect to any breach or default thereunder) and (e) for liabilities and obligations which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13. Absence of Litigation. There is no claim, action, proceeding, suit, hearing, arbitration, or investigation (civil, criminal, administrative or otherwise) (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or Affiliated Entities, or any of their respective properties or assets at law or in equity, and there are no decrees, orders, judgments, injunctions, temporary restraining orders or other orders in any suit or proceeding (each, an “Order”), by or before any arbitrator or Governmental Authority, in each case, as would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries or Affiliated Entities is a party to, or subject to, the provisions of any judgment, order, writ, injunction, decree, or award of any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan, except for (i) any employment or independent contractor, agreement with an employee or independent contractor whose annual base and incentive compensation or annual fee, as applicable, is less than $150,000 and that does not deviate in any material respect from the form employment agreement or independent contractor agreement, as applicable, and (ii) any standard offer letter provided to employees in the ordinary course that does not deviate in any material respect from the form of offer letter. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”)) and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, equity-based compensation, compensation, deferred compensation, employment, bonus or other incentive compensation, severance, change of control, retention, employee loan, fringe benefits or other benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, individual independent contractor or director of the Company or its subsidiaries or Affiliated Entities or with respect to which the Company or its subsidiaries or Affiliated Entities could have liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in compliance in all respects with its terms and applicable Law, including, but not limited to, ERISA and the Internal Revenue Code of 1986 (as amended, the “Code”) and (ii) there are no pending, or the knowledge of the Company threatened, investigations by any Governmental Authority, termination proceedings or other claims (except routine individual claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.

(b) At no time during the six (6)-year period prior to the date of this Agreement has the Company or any subsidiary of the Company or any of their respective ERISA Affiliates sponsored, maintained, contributed to or has been required to contribute to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including (i) any multiemployer pension plan (as defined in Section 3(37) of ERISA) or (ii) any pension plan subject to Title IV of ERISA. No event has occurred and to the knowledge of the Company, as of the date hereof, no circumstance exists that would reasonably be expected to give rise to material liability under Title IV of ERISA or Section 412 of the Code. For purposes of this Agreement, “ERISA Affiliate” means any corporation or other trade or business that is, or at any relevant time was, required to be treated as a single employer with the Company or any subsidiary of the Company under Section 4001 of ERISA or Section 414 of the Code.

(c) The Company has made available or delivered to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of all Company Benefit Plans and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent IRS determination or opinion letter, (iii) the summary plan description, including any material modifications; and (iv) the most recent audited financial statements and Form 5500, including all schedules, exhibits and attachments thereto, if any.

(d) No Company Benefit Plan provides welfare benefits or coverage beyond termination of employment, other than (i) to the extent required under Part 6 of Subtitle B of Title I of ERISA or any similar state law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), or (iii) benefits provided for a period of not more than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.

(e) The consummation of the transactions contemplated by this Agreement, or of any of them, will not, alone or when considered in conjunction with any other event, result in (i) the payment of any “excess parachute payment” as that term is defined in Section 280G of the Code or any amount payable that would be nondeductible under Sections 280G or 162(m) of the Code, (ii) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (iii) acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase in the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans. Except as set forth on Section 3.14(e) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by any agreement, plan, program or arrangement which would require the Company or any subsidiary to pay, reimburse or indemnify any employee, director or individual independent contractor of the Company or any of its subsidiaries or Affiliated Entities for any excise tax imposed under Section 4999 of the Code incurred with respect to, or resulting from, any of the transactions contemplated by this Agreement.

Section 3.15. Labor Matters. (i) There is no work slowdown, strike, picket, or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to employees of the Company or any of its subsidiaries or Affiliated Entities, (ii) the Company is not a party to any collective bargaining agreement or similar agreement or arrangement with any labor union, and no labor representation petition has been filed or proceedings instituted or threatened by or on behalf of any employee or group of employees of the Company or any of its subsidiaries or Affiliated Entities and (iii) no unfair labor practice charge or complaint is pending or, the Company’s knowledge, threatened, against the Company or any of its subsidiaries or Affiliated Entities before the National Labor Relations Board. To the Company’s knowledge, as of the date of this Agreement, there is not any activity or proceeding by any labor union (or representative thereof) or employee group to organize employees of the Company or any of its subsidiaries or Affiliated Entities, and no union or other labor organization represents any employees of the Company or any of its subsidiaries or Affiliated Entities. Since January 1, 2013, the Company has complied with all Laws relating to the employment of labor, including without limitation any Laws relating to discrimination and other equal employment opportunities, wages, hours, the classification of employees as exempt or non-exempt for overtime purposes, or the classification of individuals as independent contractors or consultants, except where non-compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) applications and/or registrations of (A) Patents, (B) Trademarks, (C) Copyrights and (D) domain names and (ii) material unregistered Software (other than any off-the-shelf, commercially available Software), in each case, owned or co-owned by Company or any of its subsidiaries and Affiliated Entities, specifying as to each such item, as applicable, the owner of record (and co-owner, where applicable), jurisdiction of application and/or registration, the application and/or registration number, the date of application or registration, and the status of application or registration.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries and Affiliated Entities own or have the right to use all worldwide Intellectual Property that is material to the business of the Company and its subsidiaries and Affiliated Entities as currently conducted and (ii) neither the Company nor any of its subsidiaries or Affiliated Entities has received, since January 1, 2013, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any Intellectual Property owned (in whole or part) by the Company or any of its subsidiaries or Affiliated Entities (“Company IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or any of its subsidiaries or Affiliated Entities is the sole and exclusive owner of all Intellectual Property set forth in Section 3.16(a) of the Company Disclosure Letter and such items set forth in Section 3.16(a)(i) of the Company Disclosure Letter are unexpired, subsisting, valid and enforceable.

(c) The conduct of the business of the Company and its subsidiaries and Affiliated Entities as currently conducted does not infringe or misappropriate any Intellectual Property of any other person, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries or Affiliated Entities has received, since January 1, 2013, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of its subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed or misappropriated any Company IP since January 1, 2013, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its subsidiaries and Affiliated Entities have a policy to secure and have secured, the assignment of any material Company IP pursuant to a written agreement, from all employees, consultants, contractors, inventors, authors or other persons who contribute or have contributed to the creation or development of any material Company IP that does not automatically vest with the Company or its subsidiaries and Affiliated Entities by operation of law, except for any absence of assignment of material Company IP that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and its subsidiaries and Affiliated Entities have taken commercially reasonable steps to (i) maintain the security, integrity and continuous operation of their material Software and systems, and, to the knowledge of the Company, there have been no material breaches, outages or unauthorized accesses of same and (ii) preserve the confidentiality of confidential and non-public information, including personally identifiable information of any natural persons, individually identifiable health information defined as “protected health information” under 45 C.F.R. 160.103, and any other data obtained from customers, employees and other third parties which the Company or its subsidiaries and Affiliated Entities are obligated to maintain in confidence (collectively, “Confidential Data”) that is collected, used, stored, transmitted, disclosed, disposed of, owned or held by the Company or any of its subsidiaries and Affiliated Entities, and any collection, use, storage, transmission, disclosure or disposal by Company or its subsidiaries and Affiliated Entities of such Confidential Information to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful, except where the failure to take any of the aforementioned actions would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) No material Company IP is subject to any obligation by a standard-setting organization or similar body to grant a license to any other person or was developed, in whole or in part, pursuant to or under any contract with any Governmental Authority.

Section 3.17. Taxes.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its subsidiaries and Affiliated Entities have duly and timely filed (taking into account any extensions of time for filing) all material Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects, (b) the Company and each of its subsidiaries and Affiliated Entities have timely paid all Taxes due and payable (whether or not shown on such Tax Returns), except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company SEC Documents, (c) there are no material audits, examinations, investigations or other proceedings in respect of income or other material Taxes of the Company or any of its subsidiaries or Affiliated Entities that are in progress, (d) no material deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any of its subsidiaries or Affiliated Entities, (e) neither the Company nor any of its subsidiaries or Affiliated Entities has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority, (f) there are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its subsidiaries or Affiliated Entities, (g) all material Taxes that the Company and its subsidiaries and Affiliated Entities have been required to collect or withhold have been duly collected or withheld and to the extent required, have been duly paid to the proper taxing authority, (h) neither the Company nor any of its subsidiaries or Affiliated Entities has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4, (i) no written claim has been made by any taxing authority in a jurisdiction where the Company or any of its subsidiaries or Affiliated Entities, as the case may be, does not file Tax Returns that the Company or any of such subsidiaries or Affiliated Entities is or may be subject to Tax by that jurisdiction, (j) neither the Company nor any of its subsidiaries or Affiliated Entities has been a member of any “affiliated group” as defined in Section 1504 of the Code (other than an affiliated group the common parent of which was the Company) filing a consolidated United States federal income Tax Return or other group filing a consolidated, combined, affiliated, unitary or similar income Tax Return, (k) neither the Company nor any of its subsidiaries or Affiliated Entities has any liability for Taxes of any other person (other than the Company or any of its subsidiaries or Affiliated Entities) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or otherwise, (l) neither the Company nor any of its subsidiaries or Affiliated Entities is a party to or bound by any Tax sharing, Tax indemnity or similar agreement or arrangement (in each case, other than ancillary provisions in commercial agreements that do not relate primarily to Taxes entered into in the ordinary course of the business of the Company, any subsidiary of the Company or any Affiliated Entity), and (m) neither the Company nor any of its subsidiaries or Affiliated Entities was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(b) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all taxes, fees, levies, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to such amounts) imposed by any taxing authority.

(ii) “Tax Returns” shall mean returns, reports, information statements, claims for refund, declarations of estimated Taxes and similar filings, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other taxing authority.

Section 3.18. Material Contracts. Except as disclosed in Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries or Affiliated Entities is a party to or bound by (i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated under the Securities Act), (ii) any contract that materially restricts the Company or any of its subsidiaries of Affiliated Entities (or purports to restrict their respective affiliates) from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or any of its subsidiaries or Affiliated Entities (or purports to restrict their respective affiliates) following a change in control of the Company, (iii) any partnership, joint venture or other similar agreement or arrangement to which the Company or any of its subsidiaries or Affiliated Entities is a party and that is material to the Company or any of its subsidiaries or Affiliated Entities, (iv) any customer contract that contains exclusivity or “most favored nation” obligations or similar restrictions binding on the Company or any of its subsidiaries or Affiliated Entities, (v) any contract granting any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its subsidiaries or Affiliated Entities to a person other than the Company or any of its subsidiaries or Affiliated Entities, (vi) any contract (other than those related to ordinary course of business employment or incentive arrangements that are listed on Section 3.14(a) of the Company Disclosure Letter) that involves any director, executive officer or 5% or greater shareholder of the Company or any of its subsidiaries or Affiliated Entities (or, to the knowledge of the Company, any of his or her or its affiliates or associates), including all master services agreements and succession agreements involving any Affiliated Entity, (vii) any license agreement or other material agreement (other than non-exclusive license agreements entered into with customers in the ordinary course of business consistent with past practice) related to Intellectual Property (each such contract, a “Company Material Contract”). Each Company Material Contract to which the Company or any of its subsidiaries or Affiliated Entities is a party or by which they are bound is (a) a valid and binding obligation of the Company or one of its subsidiaries or Affiliated Entities, as applicable, and, to the knowledge of the Company, is in full force and effect and enforceable against the other party or parties thereto in accordance with its terms (except to the extent that any Company Material Contract expires or has expired in accordance with its terms), and (b) to the knowledge of the Company, a valid and binding obligation of the other parties thereto and is in full force and effect and enforceable against such other parties in accordance with its terms, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any of its subsidiaries or Affiliated Entities has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew or renegotiate in any material respect the terms of any such Company Material Contract. Neither the Company nor any subsidiary or Affiliated Entity of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under the terms of any Company Material Contract where such material breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.19. Real Property. None of the Company or any of its subsidiaries or Affiliated Entities own any real property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its subsidiaries or Affiliated Entities has a good and valid leasehold interest in each material lease, sublease, sub-sublease, license and other agreement under which the Company or any of its subsidiaries or Affiliated Entities leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property, free and clear of all Liens (other than Permitted Liens). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each real property lease of the Company and its subsidiaries and Affiliated Entities (A) is a valid and binding obligation of the Company or the subsidiary or Affiliated Entity party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (B) to the knowledge of the Company, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such real property lease.

Section 3.20. Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies maintained by the Company and its subsidiaries and Affiliated Entities are in full force and effect, and all premiums due and payable thereon have been paid in accordance with the terms of such policies, and (b) neither the Company nor any of its subsidiaries or Affiliated Entities is in breach or default of any of the material insurance policies, and neither the Company nor any of its subsidiaries or Affiliated Entities has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. During the twelve (12) months preceding the date hereof, neither the Company nor any of its subsidiaries or Affiliated Entities has received any written notice of termination or cancellation (other than non-renewal notices in the ordinary course of business consistent with past practice) or, as of the date hereof, denial of coverage with respect to any material insurance policy currently maintained by the Company or any of its subsidiaries or Affiliated Entities of any material claim made pursuant to any such insurance policy.

Section 3.21. Opinion of Financial Advisors. The Company Board has received the opinion of each of the Financial Advisors, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of the opinion, the consideration to be received by the holders of Company Common Stock in the Merger, is fair, from a financial point of view, to the holders of Company Common Stock other than Parent, Merger Sub and their affiliates. Promptly after receipt of the written opinions, the Company will deliver copies of such written opinions to Parent solely for informational purposes. It is understood and agreed that each such opinion is solely for the use and benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 3.22. Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.7, the Company Board has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL (collectively, “Takeover Statutes”) inapplicable to this Agreement, the Merger and any other transaction contemplated by this Agreement.

Section 3.23. Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to adopt this Agreement or approve the transactions contemplated hereby.

Section 3.24. Brokers. No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC and Evercore Group L.L.C.) (the “Financial Advisors”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries or Affiliated Entities.

Section 3.25. Healthcare Regulatory Matters.

(a) The Company and its subsidiaries, Affiliated Entities and Affiliated Providers (x) are, and since January 1, 2013 have been, in compliance with all health care Laws to the extent applicable to the operations, activities or services of the Company and its subsidiaries, Affiliated Entities and Affiliated Providers or any assets owned or used by them, including all Laws relating to: (i) physician licensure; (ii) the corporate practice of medicine or corporate practice of nursing; (iii) physician fee-splitting; (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, Laws relating to the Company’s and its subsidiaries’, Affiliated Entities and Affiliated Providers participation in any federally funded or other healthcare programs; (v) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or incentives for healthcare providers generally or under the following statutes: the Federal anti-kickback Law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark Laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (vi) the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by healthcare providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (vii) billings to insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud and abuse; (viii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ix) any Laws governing the privacy, security, integrity, accuracy, collection, use, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s programs, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d-1329d-8) (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. 3000 et seq.; Pub. Law 111-5, Division A Title XIII and Division B, Title IV) (the “HITECH Act”), and any comparable state Laws; (x) any state health maintenance organization Laws (including Laws relating to Medicaid and Medicare programs) pursuant to which any of the Company or its subsidiaries, Affiliated Entities or Affiliated Providers is required to be licensed or authorized to transact business; and (xi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, collectively referred to as the Affordable Care Act or the “ACA,” including Laws relating to the state and federal exchanges as authorized by Section 1311 of the ACA (collectively, “Health Care Laws” ), (y) have not, since January 1, 2013, engaged in any activities or conduct for which debarment or exclusion from programs funded in whole or in part by a Governmental Authority has been threatened or imposed and (z) have not, since January 1, 2013, received any notice from any Governmental Entity alleging any material non-compliance with such Health Care Laws, except, in each case, where the failure to so comply (x) has not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect and (y) would not reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or to prevent or to materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries and Affiliated Entities have implemented compliance programs, including policies and procedures, reasonably designed to cause the Company and its subsidiaries and Affiliated Entities and their respective Affiliated Providers, directors, officers, producers, agents and employees to be in compliance with, to the extent applicable, all Health Care Laws.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no third party payment program or Governmental Entity has imposed a fine, penalty or other sanction on the Company or any of its subsidiaries, Affiliated Entities or Affiliated Providers.

(d) Except where the failure to so comply did not or would not, individually or in the aggregate, result in a Company Material Adverse Effect, each of the Company and its subsidiaries, Affiliated Entities and Affiliated Providers meet all requirements for participation, claims submission and payment of the federally funded healthcare programs and other third party payment programs. Except where it has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company and its subsidiaries, Affiliated Entities, Affiliated Providers or, to the knowledge of the Company, their respective officers, directors, employees, agents and contractors is currently or has been excluded from participation in any such program or has failed to file (excluding where the Company or any of its subsidiaries or Affiliated Entities has made such filing following receipt of notice of a failure to timely file) any material report, statement, document, registration or other filing required to be filed under applicable Health Care Laws.

Section 3.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered pursuant to Section 6.2(c) , Parent and Merger Sub agree that neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither the Company nor any other person will have or be subject to any liability, except in the case of fraud, or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the electronic data room run by Merrill Corporation and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”) or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant to Section 6.2(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) the forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) filed or furnished on or after January 1, 2014 and prior to the date hereof by Parent with or to the SEC (collectively, including any amendments thereto, to the extent available on the SEC’s EDGAR system prior to the date hereof, the “Filed Parent SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood and agreed that this clause (a) shall not apply to any of Section 4.3, Section 4.7, or Section 4.8, or (b) the corresponding section of the separate disclosure letter (it being understood that disclosure of any item in any section of such disclosure letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face (other than Section 4.3, Section 4.7 or Section 4.8 , which matters shall only be disclosed by specific disclosure in the respective corresponding section of such disclosure letter)) delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”), the Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failures to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, event, effect or circumstance that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement prior to the Termination Date.

Section 4.2. Certificate of Incorporation, Bylaws, and Other Organizational Documents. Parent has made available to the Company complete and correct copies of the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub (collectively, the “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent, Merger Sub or, to the knowledge of Parent, any of the other parties thereto are in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3. Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement and to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Documents”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and each Parent Document and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (other than the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the Parent Documents or to consummate the transactions contemplated hereby or thereby, including the Merger (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement and each of the Parent Documents have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.4. No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement or the Parent Documents by Parent and/or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Merger, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of Parent or Merger Sub, (ii) assuming the consents, approvals and authorizations specified in Section 4.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution and delivery by Parent and Merger Sub of this Agreement or the Parent Documents, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Parent Documents will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, any applicable Antitrust Laws, filing and recordation of appropriate merger documents as required by the DGCL and the rules of NASDAQ, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5. Absence of Litigation. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective properties or assets, at law or in equity, and there are no Orders by or before any arbitrator or Governmental Authority, in each case, that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7. Merger Sub Capitalization. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to each of Parent and Merger Sub’s formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8. Funds. As of the Merger Closing Date, Parent will have, and will cause Merger Sub to have, available the funds necessary to, consummate the transactions contemplated by this Agreement, including payment in cash of the aggregate amount of Merger Consideration payable pursuant to Article II and payment of all related fees and expenses. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.9. Brokers. No broker, finder or investment banker (other than Citigroup Global Markets Inc. and MTS Health Partners, L.P.) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries or Affiliated Entities. Assuming (i) that the Company is Solvent immediately prior to the Effective Time (and for the avoidance of doubt, before giving effect to the consummation of the transactions contemplated by this Agreement), (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (as applicable) and (iii) the accuracy as of the Effective Time of the representations and warranties of the Company in Article III in all material respects (but without giving effect to any knowledge, materiality or Company Material Adverse Effect qualification or exception contained therein), the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, all amounts to be paid pursuant to Section 2.3 and all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith) and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 4.6, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of a person (on a consolidated basis) will exceed such person’s debts, (b) such person (on a consolidated basis with its subsidiaries) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course of business and (c) such person (on a consolidated basis with its subsidiaries) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.6, “debt” means any liability on a claim, and “claim” means any (y) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.11. DGCL Section 203. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has either Parent or Merger Sub been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.12. No Ownership of Company Securities. None of Parent, Merger Sub, or any of their respective subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company, in each case as of the date hereof.

Section 4.13. WARN Act. As of the date of this Agreement, Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Merger Closing that would require the service of notice under the Working Adjustment and Retraining Notification Act or similar local laws.

Section 4.14. Agreements with Management. Other than this Agreement, as of the date hereof, there are no contracts, undertakings or agreements between any of Parent or Merger Sub or any of their respective affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of the Company’s affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.15. Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof and to the knowledge of Parent, they and their Representatives, to their satisfaction, (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company and its subsidiaries and Affiliated Entities which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any certificate delivered pursuant to Section 6.2(c), (x) neither the Company nor any of its subsidiaries or Affiliated Entities makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement and in any certificate delivered pursuant to Section 6.2(c), (y) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III or in any certificate delivered pursuant to Section 6.2(c). Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent investigation.

Section 4.16. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificate delivered pursuant to Section 6.3(c), the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Neither Parent nor Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant to Section 6.3(c).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (i) as may be required by Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, (x) the business of the Company and its subsidiaries and Affiliated Entities shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects, (y) it shall use its reasonable best efforts to keep available the services of the current executive officers and key employees of the Company and each of its subsidiaries and Affiliated Entities and to preserve the current relationships of the Company and each of its subsidiaries and Affiliated Entities with each of the distributors, franchisees, customers, suppliers, Governmental Authorities and other persons with whom the Company or any of its subsidiaries and Affiliated Entities has material business relations and (z) the Company shall not and shall not permit any of its subsidiaries or Affiliated Entities to:

(i) amend, restate, waive or otherwise change, in any respect, the Certificate of Incorporation or the Bylaws (or, in any material respect, the equivalent organizational or governing documents of any of the Company’s subsidiaries and Affiliated Entities);

(ii) except for transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, transfer, dispose, encumber or grant any shares of, or economic, ownership or voting interest of a nature accruing to holders of, its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock; provided, however, that (A) the Company may issue shares of

Company Common Stock upon the exercise, vesting or settlement of any Company Equity Award issued and outstanding as of the Measurement Date, upon the exercise of rights granted under the ESPP, or as may be granted after the date hereof in accordance with Section 5.1(a)(ii)(B), in each case pursuant to the terms and subject to the limitations (including limitations on shares of Company Common Stock authorized for issuance thereunder) thereof and (B) the Company may issue shares of its capital stock, or grant options, warrants, convertible securities or other rights to acquire shares of its capital stock (including Company Equity Awards) required pursuant to each employment agreement or offer letter as in effect as of the date hereof and set forth on Section 5.1(a)(ii) of the Company Disclosure Letter, or as otherwise set forth on Section 5.1(a)(ii) of the Company Disclosure Letter;

(iii) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ or Affiliated Entities’ capital stock or set any record date thereof, other than dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company;

(iv) except as required pursuant to the terms of Company Benefit Plans as in effect as of the date hereof or as otherwise required by Law, (A) increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of the Company or any of its subsidiaries or Affiliated Entities, except for increases in cash compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of the Company or any of its subsidiaries or Affiliated Entities, other than in the ordinary course of business consistent with past practice to employees (other than officers and directors) in connection with promotions or the hiring of new employees (other than officers and directors) or the filling of a vacancy (other than officers and directors), (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any Company Benefit Plans (other than any such adoption or amendment that is not material to and does not increase the cost to the Company of maintaining such Company Benefit Plan or is required pursuant to the terms of such Company Benefit Plan in effect as of the date of this Agreement) or (F) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to) or take any action to fund, any compensation or benefit (including any Company Equity Awards), except as otherwise expressly set forth in this Agreement; or (G) grant any additional equity based awards.

(v) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets) or make any investment in any interest in (except in respect of any merger, consolidation, business combination among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries which would not result in a material increase in the Tax liability of the Company or any of its subsidiaries or the Affiliated Entities) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions of hospitalist and related practices and assets in each case in the ordinary course of business and consistent with past practice, such acquisitions not to exceed $60 million in the aggregate; provided, that the Company will provide Parent with prompt notice of the entry into any agreement related to any such acquisition;

(vi) except for borrowings under the Company’s existing credit facilities (including any exercise of the accordion feature under the Credit Agreement) (which credit facilities have been disclosed to Parent as set forth on Section 5.1(a)(vi) of the Company Disclosure Letter) in accordance with the terms thereof, which borrowings shall not to exceed $60 million in the aggregate, incur or modify the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to any other person (other than a subsidiary of the Company), in each case, other than (a) pursuant to letters of credit in the ordinary course of business consistent with past practice or (b) any commodity, currency, sale or hedging agreements, in each case, in the ordinary course of business consistent with past practice and which (I) can be terminated on ninety 90 days or less notice without penalty or (II) expire no later than ninety (90) days from the date of such agreement; provided, that the Company provides Parent with prompt notice of the entry into any such commodity, currency, sale or hedging agreement;

(vii) (a) enter into or become bound by any agreement that, if entered into prior to the date hereof, would be a Company Material Contract, other than in the ordinary course of business consistent with past practice which agreement has a term no longer than one (1) year, can be terminated by the Company without material penalty or other material adverse effect on the Company or its subsidiaries or Affiliated Entities upon notice of ninety (90) days or less, and which would not otherwise require Parent’s consent pursuant to this Section 5.1(a), (b) extend, modify or amend, fail to perform the terms of, fail to renew, or grant any release or relinquish any material rights under, any Company Material Contract or (c) terminate any Company Material Contract, other than business terminations in the ordinary course of business consistent with past practice that do not result in material penalty to the Company or any of its subsidiaries;

(viii) make any material change to its methods of accounting, except (A) as required by a change in GAAP (or any regulatory interpretation thereof), Regulation S-X promulgated by the SEC or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;

(ix) reclassify, combine, split or subdivide any of its capital stock;

(x) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option pursuant to the terms of such Company Options, (B) the withholding or disposition of shares of Company Common Stock to satisfy withholding Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with terminated employees of Company Equity Awards in connection with the forfeiture of such awards pursuant to the terms of the Company Equity Plans and in any event at a price per share not in excess of the fair market value of such award based on Merger Consideration and (D) the acquisition by the Company under the ESPP in order to satisfy participant elections under the ESPP;

(xi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of the Company or any of its subsidiaries);

(xii) without limiting clause (vii), (A) assign, sell, transfer, license or sublicense, mortgage, abandon or encumber or subject to a Lien any (I) material Company IP, except for non-exclusive licenses or non-exclusive sublicenses of such Company IP in the ordinary course of business consistent with past practice or (II) any other material properties or assets, other than sales of inventory, assignments of leases or sub-leases, in each case, in the ordinary course of business consistent with past practice or equipment that is no longer used or useful in the operations of the Company or its subsidiaries or Affiliated Entities, or (B) fail to pay any fee, take any action, protect any trade secret, or make any filing reasonably necessary to maintain the material Company IP;

(xiii) enter into any new line of business outside of the Company’s and its subsidiaries’ and Affiliated Entities’ existing business on the date of this Agreement;

(xiv) settle any claim or Proceeding or agree to any remedies with respect to any Proceedings or settlement thereof, in each case made or pending against the Company or any of its subsidiaries or Affiliated

Entities, other than the settlement of claims or Proceedings in the ordinary course of business consistent with past practice that (A) require payments by the Company or any of its subsidiaries Affiliated Entities (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $3,000,000 and (B) do not involve any admission of wrongdoing, misconduct or provide any relief other than monetary damages subject to the limitations set forth in clause (A); provided, that the settlement of any stockholder litigation related solely to this Agreement or the transactions contemplated hereby shall not require consent hereunder except as set forth on Section 5.1(a)(xiv) of the Company Disclosure Letter or apply toward the aggregate basket set forth in this Section 5.1(a)(xiv);

(xv) commit, authorize or make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan as previously disclosed by the Company to Parent, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $4,000,000;

(xvi) (i) make, change or rescind (or file a request to make, change or rescind) any material Tax election, (ii) settle or compromise any material Tax liability, audit claim or assessment, (iii) surrender any right to claim a material Tax refund, (iv) change in any material respect (or file a request to make any such change) any accounting method in respect of Taxes, (v) file any material amendment to a Tax Return, (vi) enter into any closing agreement, settle or compromise any material claim or material assessment in respect of any material Taxes, or (vii) consent to any extension or waiver of the statute of limitations applicable to any claim or assessment in respect of any material Taxes, except, in each case, as required by applicable Law;

(xvii) (A) implement any employee layoffs that implicate the WARN Act or (B) recognize any union or other labor organization as the representative of any Company Employee or enter into any collective bargaining agreement; or

(xviii) authorize, or agree or commit to take, any of the actions described in Section 5.1(a)(i) through Section 5.1(a)(xvii).

(b) Notice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.1 or Section 6.2 . Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.1 or Section 6.3; provided, that, for the avoidance of doubt, the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder.

Section 5.2. Proxy Statement.

(a) Preparation and Filing of Proxy Statement. The Company shall, as soon as reasonably practicable (and, in any event, within fifteen (15) Business Days) following the date of this Agreement, prepare and file with the SEC the Proxy Statement. Except as expressly contemplated by Section 5.6, the Proxy Statement shall include the Company Recommendation with respect to the Merger, a summary of the opinions of the Company’s Financial Advisors provided for in Section 3.21 (and, subject to the receipt of any required consent from the Company’s Financial Advisors, copies of such opinions) and a copy of Section 262 of the DGCL. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement and to have the Proxy Statement cleared by the Staff of the SEC as promptly as practicable after such filing. The Proxy Statement (and any amendments or supplements thereto) shall comply in all material respects with the provisions of the Exchange Act and NASDAQ and, in each case, the rules and regulations promulgated thereunder. The Company will cause the Proxy Statement, at the time of the publishing or mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to written information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

(b) Mailing of Proxy Statement; Amendments. The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the meeting of its stockholders for the purpose of obtaining the Requisite Stockholder Approval (the “Stockholders’ Meeting”) as promptly as reasonably practicable (and in any event within five (5) Business Days) after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other party and, subject to Section 5.3, the Company will promptly file such amendment and/or circulate such supplement, as appropriate. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Cooperation. Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider such comments reasonably proposed by Parent.

Section 5.3. Stockholders’ Meeting. The Company (a) shall as promptly as reasonably practicable (and in any event within five (5) Business Days) after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Certificate of Incorporation and the Bylaws to establish a record date and duly call, give notice of, convene and hold a Stockholders’ Meeting for the purpose of obtaining the Requisite Stockholder Approval, which Stockholders’ Meeting, except as may be required by applicable Law or an Order of any Governmental Authority, shall be set for a date no later than 30 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and (b) shall not postpone, recess or adjourn such meeting except pursuant to the immediately following sentence; provided, that the Stockholders’ Meeting shall in no event be postponed, recessed or adjourned pursuant to the following sentence to a date that is more than 30 calendar days after the date on which the Stockholders’ Meeting was (or was required to be) originally scheduled without the prior written consent of Parent (solely with respect to clause (i) in such following sentence, such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, any adjournments or postponements of such meeting shall require the prior written consent of Parent, except that (i) the Company may adjourn the Stockholder Meeting in the case and then only to the extent that such adjournment is required in order to file and mail any supplemental or amended disclosure which the SEC (or the staff of the SEC) has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, and (ii) the Company, after consultation with Parent, may (or upon the written request of Parent, shall) adjourn or postpone the Stockholders’ Meeting if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are either (A) insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting or (B) insufficient affirmative votes to adopt this Agreement; provided, that the record date shall not be changed without Parent’s prior written consent. Unless the Company Board shall have effected an Adverse Recommendation Change as permitted in accordance with Section 5.6, the Company shall use reasonable best efforts to obtain the Requisite Stockholder Approval including by actively soliciting proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of NASDAQ. For the avoidance of doubt, unless this Agreement is validly terminated in accordance with Section 7.1, an Adverse Recommendation Change (or a proposed or announced intention to do so) shall not relieve the Company of its obligation hereunder to give notice of, convene and hold the Stockholders’ Meeting or to provide Parent with such information and cooperation to permit Parent to solicit proxies to obtain the Requisite Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the scheduled date of the Stockholders’ Meeting as to the aggregate tally of affirmative proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law, the adoption of this Agreement, the transactions contemplated hereby (including the Merger) and related matters shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

Section 5.4. Appropriate Action; Consents; Filings.

(a) Subject to the other terms and conditions of this Agreement, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby, including (i) subject to Section 5.4(b), using reasonable best efforts to cause, in the case of the Company, the conditions set forth in Section 6.1 and Section 6.2 to be satisfied and, in the case of Parent, the conditions set forth in Section 6.1 and Section 6.3 to be satisfied, (ii) subject to Section 5.4(b), using reasonable best efforts to obtain all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and making all necessary registrations and filings (including filings with Governmental Authorities, if any) and using reasonable best efforts to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions, including the Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (A) as promptly as practicable (and, in any event, within ten (10) Business Days) following the date hereof, make its respective filings under the HSR Act, and thereafter (I) make any other required submission under the HSR Act with respect to the transactions contemplated hereby, including the Merger and (II) subject to Section 5.4(b) take all other actions necessary, proper or advisable to cause the expiration or termination or the applicable waiting periods under the HSR Act as soon as possible and (B) make any filings, notifications or reports required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction with respect to the transactions contemplated hereby as promptly as practicable. Parent shall pay all filing fees required under the HSR Act by the Company and Parent.

(b) In furtherance and not in limitation of the provisions of Section 5.4(a), Parent and Merger Sub shall, and shall cause their affiliates to, use reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be required by any Governmental Authority, in each case, with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable (and, in any event, no later than five (5) Business Days prior to the Termination Date), including (i) proposing, negotiating, offering to commit and effect (and if such Merger is consummated, committing to and effecting), by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates) to the extent legally permissible, and if the Merger is consummated, taking or committing to take such action; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective subsidiaries or affiliates; and (iv) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (any matter referenced in the foregoing clause or any action taken pursuant to this Section 5.4, a “Regulatory Divestiture”) (provided, that no party shall be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other Antitrust Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the Merger or any other transaction contemplated by this Agreement; provided, that in no event shall Parent be required to take or commit to any Regulatory Divestiture if such action would or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or financial condition of Parent, the Surviving Corporation and their subsidiaries taken as a whole. In the event that any Governmental Authority requires the divestiture or the holding separate by Parent, Merger Sub or any of their affiliates of any assets or businesses, no adjustment shall be made to the Merger Consideration and Parent, Merger Sub and their affiliates shall be required to divest such assets and businesses, or hold them separate, as the case may be, following the Merger Closing.

(c) To the extent not prohibited by applicable Law, each of Parent, Merger Sub and the Company shall (i) promptly notify and furnish the other Party copies of any correspondence or communication (including, in the case of any substantive oral correspondence or communication, a summary thereof) between it or any of its affiliates or Affiliated Entities or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such Party submits to any Governmental Authority except for so-called 4(c) documents and other documents customarily withheld, (ii) consult with and permit the other party to review in advance any substantive written or oral communication or correspondence by such party to any Governmental Authority and (iii) consider in good faith the views of such other party in connection with any proposed filing and any substantive written or oral communication or correspondence to any Governmental Body, in each case, to the extent relating to the subject matter of this Section 5.4 or the transactions contemplated by this Agreement. Neither Parent, nor Merger Sub nor the Company shall agree to, or permit any of its affiliates, Affiliated Entities or Representatives to, participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.4 or any transaction contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d) Each of Parent, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Parent and Merger Sub shall use their respective reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any Third Party consents not covered by Section 5.4(a) and Section 5.4(b) that are necessary, proper or advisable to consummate the Merger. Notwithstanding the foregoing, obtaining any Third Party consents pursuant to this Section 5.4(d) shall not, in and of itself, be considered a condition to the obligations of the Parent and Merger Sub to consummate the Merger.

Section 5.5. Access to Information; Confidentiality. From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, (y) upon reasonable prior notice and (z) to the extent permitted by applicable Law, the Company will provide to Parent and its Representatives reasonable access during normal business hours to the Company’s and its subsidiaries’ and the Affiliated Entities’ officers, employees, agents, properties, books, contracts and records and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects (including, subject to execution of appropriate joint defense and similar agreements, any pending litigation or the settlement thereof) of the Company and its subsidiaries and the Affiliated Entities; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any person or group other than Parent, Merger Sub and their affiliates (each such person or group, a “Third Party”) entered into prior to the date hereof in any material respect, (ii) constitute a waiver of or otherwise jeopardize the attorney-client or other privilege held by the Company so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company’s attorney-client or other privilege with respect thereto, or (iii) otherwise violate any applicable Laws. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its subsidiaries of their normal duties. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 5.6. Acquisition Proposals.

(a) Except as expressly permitted by this Section 5.6, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, (i) the Company shall, and shall cause its subsidiaries and Affiliated Entities and its and their respective Representatives to (A) cease and cause to be terminated any solicitation, discussion or negotiation or other activities with any Third Parties with respect to a Competing Proposal, and (B) request any such Third Party or any other Third Party that prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Competing Proposal to promptly return or destroy all confidential information concerning the Company and its subsidiaries and Affiliated Entities; and (ii) the Company shall not, shall cause its subsidiaries and Affiliated Entities not to, shall not permit its and its subsidiaries’ and Affiliated Entities’ respective Representatives to, and shall direct its and its subsidiaries’ and Affiliated Entities’ respective Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes or otherwise) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (B) engage, continue or participate in any discussions (except to notify such Third Party of the existence of this Section 5.6 ) or negotiations concerning, or furnish any non-public information relating to the Company or any of its subsidiaries or Affiliated Entities to, or afford access to the properties, books or records of the Company or its subsidiaries and Affiliated Entities to, any Third Party relating to a Competing Proposal or any offer or proposal that would reasonably be expected to lead to a Competing Proposal or any Third Party that, to the knowledge of the Company, is seeking to make, or has made, a Competing Proposal, (C) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or (D) resolve to propose, agree or publically announce an intention to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the date of this Agreement until obtaining the Requisite Stockholder Approval, if the Company receives a bona fide unsolicited written Competing Proposal from any Third Party which did not, directly or indirectly, arise from any breach of

Section 5.6(a), the Company or the Company Board, directly or indirectly through its Representatives, may, (i) contact such Third Party to clarify the terms and conditions thereof, (ii) furnish non-public information to such Third Party (provided, however, that (A) prior to so furnishing such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (B) any non-public information concerning the Company or its subsidiaries or the Affiliated Entities provided to any Third Party given such access shall, to the extent not previously provided to Parent or Merger Sub, be substantially concurrently provided to Parent or Merger Sub (which requirement may be satisfied by posting such information to the Electronic Data Room provided that written notice of such posting (which may be satisfied by email) is provided to or made available to Parent promptly (and in any event within four (4) hours) after such posting) and (C) the Company and the Company Board and their respective Representatives shall withhold such portions of documents or information, or provide pursuant to customary “clean-room” or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) could reasonably be likely to be harmful to the operation of the Company in any material respect), and (iii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal, if and only if, with respect to each of clause (i), (ii) and (iii) above, (x) such Third Party has submitted a bona fide unsolicited written Competing Proposal which did not, directly or indirectly, arise from any breach of Section 5.6(a) and which the Company Board determines in good faith, after consultation with its financial and legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal, (y) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) the Company has provided prior oral and written notice to Parent and Merger Sub of the determination of the Board.

(c) Except as set forth in Section 5.6(d) or Section 5.6(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement from the time it is required to be first filed pursuant to Section 5.2(a), (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Competing Proposal, or resolve to do any foregoing or (iv) fail to reaffirm the Company Recommendation or fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal (any of the actions described in clauses (i) through (iv) of this Section 5.6(c) and the proviso set forth in Section 5.6(g), an “Adverse Recommendation Change”) or (v) cause or permit the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to, but not after, obtaining the Requisite Stockholder Approval, the Company Board shall be permitted to take any of the actions set forth in Section 5.6(c)(i) and Section 5.6(c)(ii) if (i) an event, fact, development, circumstance or occurrence (but specifically excluding any Competing Proposal) that materially improves the business, assets, operations or prospects of the Company or its subsidiaries and that was not known to the Company or Company Board as of the date hereof, becomes known to the Company Board after the date of this Agreement (an “Intervening Event”), (ii) as a result thereof, the Company Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (iii) the Company Board has complied with the requirements set forth in clauses (A) through (C) of Section 5.6(e) as if such requirements in connection with an Adverse Recommendation Change relating to a Superior Proposal related to an Intervening Event.

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.6(b) , at any time prior to, but not after, obtaining the Requisite Stockholder Approval, the Company Board shall only be permitted to (y) effect an Adverse Recommendation Change or (z) cause or permit the Company to enter into an Alternative Acquisition Agreement and terminate this Agreement under Section 7.1(c)(ii) (provided, that, concurrently with or prior to such termination the Company pays to Parent the Termination Fee) if and only if, in either case, (i) the Company Board has received a bona fide unsolicited written Competing Proposal which did not, directly or indirectly, arise from or in connection with any breach of Section 5.6(a) or Section 5.6(b) and that, in the good faith determination of the Company Board, after consultation with its financial and legal advisors, constitutes a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with its legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall not take the actions in either clause (y) or (z) above unless and until (A) the Company notifies Parent in writing (a “Notice of Superior Proposal”), at least three (3) Business Days in advance of taking such action, that the Company Board intends to take the action in clause (y) or (z) above, as the case may be, which Notice of Superior Proposal shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and shall attach the agreement and all related documentation providing for such Superior Proposal; (B) after providing such Notice of Superior Proposal and prior to taking such action in clause (y) or (z) above, as the case may be, the Company shall negotiate in good faith with Parent during such three (3) Business Days period (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the Company Board (consistent with its fiduciary duties under applicable Law) not to take such action in clause (y) or (z) above, as the case may be; and (C) the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal (or material change to the Intervening Event) shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.6(e); provided, however, that references to the three (3) Business Days period above shall be deemed to be references to a two (2) Business Day period with respect to any such amendment to a previous Superior Proposal (or Intervening Event); provided, further, that in no event shall such new notice period shorten the original notice period.

(f) From and after the date hereof, the Company shall promptly (and, in any event, within twenty-four (24) hours, notify Parent and Merger Sub of receipt by the Company of any Competing Proposal or any offer or proposal that could reasonably be expected to lead to a Competing Proposal (or any inquiry or request for negotiating or discussing a Competing Proposal) or any request for non-public information in connection with any Competing Proposal or offer or proposal that could reasonably be expected to lead to a Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including the identity of the Third Party and, if applicable, copies of any documents relating to such Competing Proposal (provided, that any fee letters may be redacted to the extent required to comply with confidentiality provisions), and shall as promptly as reasonably practicable (and in any event on a daily basis) advise Parent and Merger Sub of any material amendments to any such Competing Proposal or request and shall keep Parent reasonably informed on a daily basis of the status and terms thereof. The Company shall not enter into any agreement with any such Third Party which would prevent the Company from complying with the provisions of this Agreement.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof), directly or indirectly through its Representatives, from (i) complying with its disclosure obligations under applicable Law with regard to a Competing Proposal, including taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), which “stop, look and listen” communication shall include an indication that the Company Board has not changed the Company Recommendation, in the case of either clause (i) or (ii), if the Company Board has determined in good faith, after consultation with legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures pursuant to clause (i) above other than an express rejection of the applicable tender or exchange offer or an unqualified reaffirmation of the Company Recommendation shall be deemed to be an Adverse Recommendation Change.

Between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event (x) a Competing Proposal has been made publicly known, (y) an Intervening Event has been made publicly known or (z) any other event or circumstance has occurred that could reasonably be expected to prevent or materially delay or impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement on a timely basis, the Company Board shall expressly publicly reaffirm the Company Recommendation within ten (10) Business Days following such request, and failure to do so shall be deemed to be an Adverse Recommendation Change.

(h) The approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement shall be irrevocable and unconditional while this Agreement remains in effect and no Adverse Recommendation Change in and of itself shall change such approval for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated hereby or thereby. To the extent Parent and/or the Company believes that there has been a breach by a Third Party of any standstill provision to which the Company or any of its subsidiaries is a party, the Company shall use reasonable best efforts to enforce such standstill provision to the extent permitted by applicable Law.

(i) Notwithstanding any provision of Section 5.6(b), but subject to applicable Law, and in furtherance of Section 5.6(a), the Company Board shall not grant any waiver or release under any standstill agreement with respect to any class of equity securities of the Company. The Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its subsidiaries or Affiliated Entities is a party or under which the Company or any of its subsidiaries has any rights to the extent permitted by applicable Law.

(j) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries or Affiliated Entities whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets, revenues or income of the Company; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person directly or indirectly of fifteen percent (15%) or more of the consolidated assets, revenues or income of the Company and its subsidiaries and Affiliated Entities, taken as a whole; (iii) the acquisition in any manner, directly or indirectly, by any person of fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose businesses, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets, revenues or income of the Company; or (v) any combination of the foregoing.

(ii) “Superior Proposal” shall mean a bona fide written Competing Proposal which did not arise from any breach of Section 5.6 (with all references to “fifteen percent (15%)” in the definition of Competing Proposal increased to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, after taking into account all the terms of the Competing Proposal (including price, form of consideration, conditionality, likelihood of financing and regulatory clearance and the timing and likelihood of consummation of such proposal on the terms proposed), are more favorable to the Company and its stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 5.6(e).

(iii) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less restrictive to the Company’s counterparty thereto than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit the making or amendment of a Competing Proposal or otherwise prohibit compliance by the Company with any of the provisions of this Section 5.6.

Section 5.7. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Company’s subsidiaries or in any written agreement set forth on Section 5.7(a) of the Company Disclosure Letter (the “Indemnity Agreements”) shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent provided in the following sentence. From and after the Effective Time and for a period of at least six (6) years, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, and advance expenses (subject to the person to whom expenses are advanced providing an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification) to, any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee (each, an “Indemnitee”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Law and required by (x) the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Company’s subsidiaries as in effect on the date of this Agreement and (y) the Indemnity Agreements, and (ii) not amend, repeal or otherwise modify for a period of at least six (6) years any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the rights thereunder of any Indemnitees. The Company has made available to Parent copies of the Indemnity Agreements.

(b) Without limiting the provisions of Section 5.7(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent such Proceeding arises out of or pertains to the fact that an Indemnitee is or was an officer, director or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity (including any Proceeding arising out of or pertaining to the Merger, this Agreement and any transactions contemplated hereby), in each case, whether asserted or claimed prior to, at or after the Effective Time; and (ii) pay in advance of the final disposition of any such Proceeding the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.7(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought under this Section 5.7(b) without the prior written consent of each Indemnitee involved in such Proceeding unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such Proceeding and does not include an admission of fault or wrongdoing by any Indemnitee or such Indemnitee otherwise consents (in such Indemnitee’s sole and absolute discretion) in writing to such settlement, compromise, consent or termination.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any events occurring at or prior to the Effective Time (including any claim related to the transactions contemplated by this Agreement occurring at or prior to the Effective Time) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance as of the date hereof with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything to the contrary set forth in this Agreement, if an Indemnitee is a party to or is otherwise involved (including as a witness) in any Proceeding (arising before or as of the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time with respect to which such Indemnitee was entitled to indemnification or advancement of expenses or insurance pursuant to this Section 5.7, the provisions of this Section 5.7 shall continue in effect with respect only to such Proceeding until the final disposition of such Proceeding.

(d) The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 5.7.

(e) The rights of each Indemnitee under this Section 5.7 shall be in addition to any rights such person may have under the Certificate of Incorporation, the Bylaws or the equivalent organizational or governing documents of the Surviving Corporation or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee with the Company or any of its subsidiaries.

(f) Notwithstanding anything contained in Section 8.1 or Section 8.8 to the contrary, this Section 5.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 5.7.

Section 5.8. Notification of Certain Matters; Pending Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger, this Agreement or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger, this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger, this Agreement or the transactions contemplated hereby and (c) the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any of the other transactions contemplated hereby not to be satisfied (which shall include any material events, discussions, notices, or changes with respect to any criminal, civil, or administrative investigation or action involving the Company or any of its subsidiaries or Affiliated Entities); provided, that, for the avoidance of doubt, the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder. The Company shall (i) promptly notify Parent of any Proceeding brought against the Company or any of its directors relating to this Agreement or the transactions contemplated hereby, (ii) keep Parent reasonably informed with respect to the status thereof and (iii) give Parent the opportunity to participate in the defense and settlement of any such Proceeding.

(b) Prior to the Closing, subject to applicable Law, the Company shall provide Parent (a) on a current basis, updates regarding any material developments or events related to the matter set forth on Section 5.8(b) of the Company Disclosure Letter (the “Schedule 5.8(b) Matter”) and (b) copies of all material submissions made to, or material documents and communications received from, the relevant counterparties related to the Schedule 5.8(b) Matter as promptly as practicable following submission or receipt thereof. To the extent permitted by applicable Law, Parent shall have the right to review in advance all material submissions and communications made to the relevant counterparties in connection with the Schedule 5.8(b) Matter and any comments of Parent thereon shall be considered in good faith. In the event of any substantive oral communications with the relevant counterparties in connection with the Section 5.8(b) Matter, the Company will provide Parent with an oral summary of the details of such communications as promptly as practicable (but no later than three (3) Business Days) following any such communication. Notwithstanding the foregoing, the Company shall not be required to provide or disclose information where such disclosure would jeopardize the attorney-client privilege of it or its affiliates; provided, that, the Company shall, to the extent possible, make appropriate substitute disclosure arrangements under circumstances in which any such restrictions would apply.

Section 5.9. Public Announcements. The initial press release regarding the transaction contemplated hereby shall be a joint press release by the Company, Parent and Merger Sub, and thereafter, except pursuant to Section 5.6, the Company, Parent and Merger Sub shall consult with each other before issuing, and shall provide each other with reasonable opportunity to review and comment upon, any press release or otherwise making any public statements (including conference calls with investors and analysts) with respect to this Agreement or the transactions contemplated hereby, and, except pursuant to Section 5.6, none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto. This Section 5.9 will not apply to communications by any party to its Representatives and lenders (including prospective lenders); provided, that any such communication shall be made in accordance with the terms of the Confidentiality Agreement.

Section 5.10. Employee Matters.

(a) From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), the Parent shall provide or cause its subsidiaries or affiliates, including the Surviving Corporation, to provide (i) base salary, wages and commission opportunities and annual bonus opportunity to each individual who is an employee of the Company or a subsidiary of the Company immediately prior to the Effective Time (each, a “Company Employee” and collectively, the “Company Employees”) at a rate that is no less favorable than the rate of base salary, wages or commission and annual bonus opportunities (excluding equity-based compensation) provided to such Company Employee immediately prior to the Effective Time and (ii) Company Employees, collectively, other employee benefits that are substantially comparable, in the aggregate, to the other employee benefits (excluding any defined benefit pension benefits and retiree medical and other post-termination medical and welfare benefits) provided to such Company Employees immediately prior to the Effective Time; provided, that any net reduction in the aggregate other employee benefits to a Company Employee may be compensated, in whole or in part, by an increase in base salary, wages and commission opportunities and annual bonus opportunity, in the aggregate, with respect to such Company Employee.

(b) Without limiting the generality of Section 5.10(a), from and after the Effective Time, the Parent shall or cause its subsidiaries or affiliates, including the Surviving Corporation, to assume, honor and continue all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any subsidiary of the Company and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the date of this Agreement or to the extent amended in accordance with the terms of this Agreement as in effect prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(c) For purposes of eligibility, vesting, benefit accrual and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective subsidiary and affiliate thereof providing benefits to any Company Employee after the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding benefit accrual with respect to any defined benefit pension arrangements), each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition limitations, exclusions, actively-at-work requirements or waiting periods of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Following the date of this Agreement and prior to the Effective Time, the Company may implement, in consultation with Parent, a cash retention plan for the benefit of Company Employees which shall provide for retention benefits to such employees in an aggregate amount not to exceed the amount set forth on Section 5.10(d) of the Company Disclosure Letter.

(e) Each Company Employee who was participating in the IPC The Hospitalist Company, Inc. Incentive Plan (the “Incentive Plan”) as of the date hereof will continue to be eligible to receive a bonus in respect of the 2015 fiscal year determined in accordance with the terms of the Incentive Plan as in effect on the date of this Agreement; provided , that Company performance in respect of calculations made under the Incentive Plan shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, as reasonably determined by Parent, and Parent hereby agrees (a) to cause the individual target and maximum bonus opportunities to remain at current levels in respect of the 2015 fiscal year and (b) to make any adjustments to the 2015 fiscal year performance goals under the Incentive Plan that are reasonably necessary to reflect the acquisition of the Company by Parent in a manner that does not make it more difficult for such performance goals to be achieved.

(f) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment or modification of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any third-party beneficiary rights or other right to enforce the provisions of this Section 5.10 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

(g) Upon the request of Parent, the Company shall take the actions set forth on Section 5.10(g) of the Company Disclosure Letter.

Section 5.11. Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent and Merger Sub shall, subject to the terms and conditions of this Agreement, refrain (and shall each use their reasonable best efforts to cause their respective Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or any of the other transactions contemplated by this Agreement or reasonably be expected to result in a Parent Material Adverse Effect. Parent shall, immediately following the execution of this Agreement, approve and adopt this Agreement in its capacity as sole shareholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

Section 5.12. Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 5.13. No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ or Affiliated Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control and supervision over its and its subsidiaries’ and Affiliated Entities’ operations in accordance with its current practice.

Section 5.14. Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as are necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15. Stock Exchange De-listing. Prior to the Merger Closing Date, the Company shall reasonably cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act effective as soon as practicable following the Effective Time.

Section 5.16. Payoff Letter and Prepayment. At or immediately prior to the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in form and substance reasonably acceptable to Parent and the Company, from the administrative agent under the Credit Agreement and shall make arrangements for the release of all liens and other security over the Company’s and its subsidiaries’ properties and assets securing its obligations under such agreements, together with the return of any collateral in the possession of the administrative agent under the Credit Agreement, at or as soon as practicable following the Effective Time (subject to delivery of funds as arranged by Parent); provided that in no event shall this Section 5.17 require the Company or any of its subsidiaries to cause the Credit Agreement to be terminated unless the Merger Closing shall occur substantially concurrently and the Company or its subsidiaries have received funds from Parent to pay in full the payoff or prepayment amounts for any such indebtedness.

Section 5.17. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, Parent, the board of directors of Parent, the Company and the Company Board shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such Takeover Statute on the Merger or any of the other transactions contemplated by this Agreement.

Section 5.18. Resignation of Directors. At or prior to the Effective Time, the Company shall deliver to Parent the resignation of each member of the Company Board (unless otherwise agreed to by Parent and any such member of such board of directors) which resignation shall be effective as of, and contingent upon the occurrence of, the Effective Time.

Section 5.19. FIRPTA Certificate. On the Merger Closing Date, the Company shall provide to Parent (i) a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Merger Closing Date signed under penalties of perjury and in accordance with the provisions of Treasury Regulations sections 1.1445-2(c) and 1.897-2(h), and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2). Parent shall be authorized to file with the IRS on behalf of the Company any notice provided by the Company pursuant to this Section 5.19.

Section 5.20. Financing Cooperation.

(a) Prior to the Merger Closing Date, the Company shall, and shall cause its subsidiaries and Affiliated Entities to, use commercially reasonable efforts to cause their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to provide to each of Parent and Merger Sub, subject to reimbursement by Parent and/or Merger Sub pursuant to Section 5.21(c), all cooperation (x) reasonably requested by Parent and/or Merger Sub and (y) as is necessary and customary to assist Parent and Merger Sub in connection with securing financing in an amount sufficient to permit Parent and Merger Sub to fund (A) the aggregate amount of Merger Consideration required to be paid pursuant to Article II, (B) all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of the Company required in connection therewith) payable by Parent or Merger Sub and (C) all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub (the “Financing”), including to: (i) promptly provide each of Parent and Merger Sub and its financing sources and their respective agents with the Required Information (as defined below); (ii) assist Parent and/or Merger Sub and use commercially reasonable efforts to cause its independent auditors to assist with Parent and/or Merger Sub’s preparation of pro forma financial statements customarily included in offering documents for high yield debt securities (or as otherwise reasonably required by each of Parent and Merger Sub’s financing sources and their respective agents); (iii) prior to and during the Marketing Period (as defined below), participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions (including using commercially reasonable efforts to cause the Company’s and its subsidiaries’ independent auditors to participate therein and to otherwise cooperate with the reasonable requests of each of Parent and Merger Sub), sessions with prospective lenders, including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential lenders, on the other hand (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers with respect to, the Financing), and sessions with rating agencies, in each case, at reasonable times and locations mutually agreed; (iv) in advance of the Marketing Period, assist with the preparation of materials for rating agency and investor presentations (including “roadshow” or investor meeting slides), registration statements, bank information memoranda, offering memorandum, prospectuses, private placement memoranda (including under Rule 144A under the Securities Act), confidential information memoranda, marketing materials and similar documents required in connection with the Financing; (v) provide appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its subsidiaries and cause the Company’s independent auditors to provide reasonable and customary assistance and cooperation in connection with the Financing, including, (A) rendering customary “comfort letters” under AU Section 634 for a public offering or a Rule 144A placement of securities with respect to financial information regarding the Company’s subsidiaries contained in the offering materials relating to the Financing, including providing customary representations to such accountants and furnishing, prior to the commencement of the Marketing Period, drafts of such comfort letters (which shall provide “negative assurance” comfort) which such accountants are prepared to issue upon completion of customary procedures, and (B) providing consents for use of their reports in any filings required to be made by the Parent and/or Merger Sub pursuant to the Securities Act or the Exchange Act; (vi) cooperate with the marketing efforts of each of Parent and Merger Sub and their respective financing sources for any portion of the Financing, where financial information of the Company and its subsidiaries and Affiliated Entities is included in such efforts; (vii) facilitate the obtaining of guarantees, pledging of collateral in connection with the Financing, including executing and delivering any customary guarantee, pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other customary certificates, legal opinions or documents as may be reasonably requested by Parent and/or Merger Sub (including a certificate of the chief financial officer with respect to solvency matters as of the Merger Closing Date on a pro forma basis) to facilitate any guarantee, obtaining and perfection of security interests in collateral from and after the Merger Closing Date (provided that any obligations contained in such documents shall be effective no earlier than as of the Effective Time); (viii) as applicable, cooperate in connection with any payoff and release of existing indebtedness of the Company and its subsidiaries and cause the release of all liens on the equity interests and assets of the Company and its subsidiaries related thereto (including obtaining customary payoff letters, lien terminations and other instruments of discharge) (in each case subject to the occurrence of the Effective Time); (ix) cooperate with Parent to obtain corporate and facilities ratings in connection with the Financing prior to the commencement of the Marketing Period, in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., (x) provide to each of Parent and Merger Sub and their respective financing sources all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (xi) execute and deliver (or assist in Parent and/or Merger Sub obtaining from legal counsel (including local counsel) to the Company and its subsidiaries and their advisors) customary certificates, legal opinions, credit agreements, indentures, guarantees or other documents and instruments as may be reasonably requested by Parent and/or Merger Sub, as are in each such case, necessary and customary in connection with the Financing; (xii) take corporate action (subject to the occurrence of the Merger Closing Date) reasonably necessary to permit the completion of the Financing; (xiii) facilitate the execution and delivery of the definitive documentation related to the Financing as may be reasonably requested by each of Parent and/or Merger Sub; (xiv) provide authorization letters to the lenders authorizing the distribution of information to prospective lenders or investors and containing a representation to the lenders that such information does not contain a material misstatement or omission and that the public side versions of such documents, if any, do not include material non-public information about the Company or its subsidiaries or securities; (xv) use commercially reasonable efforts to involve in any syndication efforts in connection with the Financing the Company’s and its subsidiaries’ existing lending and investment banking relationships; and (xvi) upon request, endeavor to update any Required Information provided to Parent and/or Merger Sub as may be necessary for such Required Information to remain Compliant (as defined below); provided that nothing herein shall require the Company or any of its subsidiaries or the Affiliated Entities to provide such cooperation to the extent it would interfere unreasonably with the business or operations of the Company (including its subsidiaries); and provided further that the Company Board and officers of the Company and the board of directors and officers of its subsidiaries and Affiliated Entities shall not be required, prior to the Merger Closing Date, to adopt resolutions approving the agreements, documents and instruments in connection with the Financing or pursuant to which any portion of the Financing is obtained, and no subsidiaries of the Company nor any officer or director thereof shall be required to execute, prior to the Merger Closing Date, any documents contemplated by the definitive documentation related to the Financing or any other certificate, document, instrument or agreement that is effective prior to the Merger Closing Date or agree to any change or modification to any existing certificate, document, instrument or agreement that is effective prior to the Merger Closing Date. None of the Company nor any of its subsidiaries or Affiliated Entities shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity, guarantee or pledge in connection with the Financing or any of the foregoing prior to the Merger Closing Date (other than to the extent such liabilities arise from the breach of this Agreement by the Company). The subsidiaries and Affiliated Entities of the Company hereby consent to the reasonable use of the Company’s and its subsidiaries’ and Affiliated Entities’ logos in connection with the arranging and consummation of the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the business of the subsidiaries or Affiliated Entities or their marks. Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

(b) If the Merger Closing does not occur, Parent and/or Merger Sub, as applicable, shall promptly reimburse the Company and its subsidiaries and Affiliated Entities for all reasonable out-of-pocket third party costs (including reasonable attorneys’ fees) incurred by the Company, its subsidiaries and Affiliated Entities or their respective Representatives in connection with such cooperation; provided that, in no event shall Parent or Merger Sub be required to reimburse the Company or any of its subsidiaries or Affiliated Entities for any costs associated with producing the financial statements or other information that the Company would have otherwise generated in the absence of such requests or this Section 5.20.

(c) For purposes hereof:

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding, if the Financing does not include any public offering of securities registered under the Securities Act, information required by Regulation S-X Rules 3-09, 3-10 and 3-16 and by Regulation S-K Item 402 and other customary exceptions) for offerings of securities on a registration statement on Form S-1, (c) the Company’s independent accountants have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (d) neither the Company, nor any of its subsidiaries or Affiliated Entities or the issuer of any financial statements has stated its intent to, or determined that it must, restate any historical financial information included in the Required Information, in which case the Required Information shall not be deemed “Compliant” unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the issuer of the relevant financial statements has announced that it has concluded that no restatement shall be required in accordance with GAAP, and (e) the financial statements and other financial information (excluding, if the Financing does not include any public offering of securities registered under the Securities Act) information required by Regulation S-X Rules 3-09, 3-10 and 3-16 and by Regulation S-K Item 402 and other customary exceptions) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent accountant on the financial statements and financial information contained in offering documents pertaining to the Financing, including, without limitation, as to customary negative assurances and change period, in order to consummate any offering of securities on the last day of the Marketing Period.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days (i) commencing on or after the date of this Agreement on the date Parent shall have received the Required Information which is Compliant, (ii) throughout which and on the last day of which the Required Information remains Compliant, (iii) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to fail to be satisfied, assuming the Merger Closing were to be scheduled for any time during such fifteen (15) Business Day period, and (iv) during the last five (5) Business Days of which the conditions set forth in Section 6.1(a) and Section 6.1(b) shall have been satisfied; provided that (x) such fifteen (15) consecutive Business Day period shall not be required to be consecutive to the extent it would include November 26, 2015 and November 27, 2015 (which dates set forth in this clause (x) shall be excluded for purposes of, but shall not reset, the fifteen (15) consecutive Business Day period) and (y) such fifteen (15) consecutive Business Day period will commence no earlier than September 8, 2015 and, if such fifteen (15) consecutive Business Day period has not ended on or prior to December 18, 2015, it shall commence no earlier than January 4, 2016; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Required Information fails at any time to be Compliant; and provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.

“Required Information” means all financial statements, financial and operating data, projections, audit reports, business and other pertinent information reasonably requested by Parent and/or Merger Sub or their financing sources in order to consummate the Financing, including (i) audited consolidated balance sheets of the Company as of December 31, 2012, December 31, 2013 and December 31, 2014 and, if applicable, December 31, 2015, (ii) audited consolidated statements of operations, comprehensive income, cash flows and equity of the Company for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and, if applicable, December 31, 2015, (iii) unaudited consolidated balance sheets, statements of operations, comprehensive income, cash flows and equity of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least thirty-five (35) days prior to the Merger Closing Date, (iv) information requested by Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Parent as of and for (A) the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least thirty-five (35) days (or seventy-five (75) days in case such four-fiscal quarter period is the end of Parent’s fiscal year) prior to the Merger Closing Date, (B) the fiscal year ending December 31, 2014, (C) the six-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least thirty-five (35) days (or seventy-five (75) days in case such four-fiscal quarter period is the end of Parent’s fiscal year) prior to the Merger Closing Date, and (D) the six-month period ending June 30, 2014, in each case after giving effect to the Merger and the transactions related thereto as if such transactions had not occurred as of such date, (v) all customary information (other than a “description of notes” and information customarily provided by the lenders under a financing or their counsel) requested by Parent, including financial statements, business and other financial data of the type and form customarily included in, as applicable based on the form of the Financing, private placements pursuant to Rule 144A promulgated under the Securities Act or public offerings of securities registered under the Securities Act (in each case, including information to be compliant in all material respects with the requirements of Regulation S-X and Regulation S-K under the Securities Act, which, in the case of Rule 144A or other private placement, is understood not to include consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (vi) all other data that would be necessary for such lenders to receive customary “comfort” letters from the independent accountants of the Company and/or Parent (which shall provide customary “negative assurance” comfort) in connection with the private placement or public offering of any securities to be issued in connection with the Financing, all of which shall be Compliant.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any applicable waiting period (or any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or otherwise been terminated; and

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, making illegal or otherwise prohibiting or preventing the Merger or the consummation of the Merger.

Section 6.2. Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following further conditions:

(a) each of the representations and warranties of the Company (i) set forth in, Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Certificate of Incorporation and Bylaws), Section 3.4 (Authority Relative to the Agreement), Section 3.11(b) (Absence of Certain Changes or Events), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Takeover Statutes) and Section 3.23 (Vote Required) shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, (ii) set forth in Section 3.3 (Capitalization) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in Article III (other than the sections of Article III referred to in clause (i) or (ii) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct at and as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iii) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, solely for purposes of clause (ii) above, if one or more inaccuracies in Section 3.3 would be reasonably likely to cause the aggregate amount required to be paid by Parent or Merger Sub to consummate Merger, refinance the indebtedness of the Company, acquire, directly or indirectly, all of the outstanding equity interests in the Company’s subsidiaries and pay all fees and expenses in connection therewith to increase by $500,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 6.2(a);

(b) the Company shall have performed or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time; and

(c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications, shall be true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Parent and Merger Sub shall have performed, and complied with, in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly provided), as follows:

(a) by mutual written consent of each of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before March 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if such party has breached in any material respect its obligations under this Agreement in a manner that shall have been the principal cause of the failure of the Merger to be consummated on or before such date;

(ii) (A) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby or (B) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii) the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting or at any adjournment, continuation, recess or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon;

(c) by the Company if:

(i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent or Merger Sub, as applicable, prior to the earlier of (A) thirty (30) days of receipt by Parent of written notice of such breach or failure and (B) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of any representation, warranty covenant or agreement contained in this Agreement that would cause a condition set forth in Section 6.1 or Section 6.2 not to be satisfied; or

(ii) prior to obtaining the Requisite Stockholder Approval, provided that the Company has not breached or failed to perform in any material respect any of its obligations under Section 5.6, (x) the Company Board has determined and authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by and in accordance with the terms of Section 5.6(e), and (y) concurrently with such termination, (A) the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) the Company pays to Parent the Termination Fee;

(iii) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or, if permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the Merger and Parent and Merger Sub fail to consummate the Merger within three (3) Business Days following the date the Merger Closing should have occurred pursuant to Section 1.2; provided, that the Company stood ready, willing and able to consummate the Merger during such three (3) Business Day period; or

(d) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (y) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company prior to the earlier of (A) thirty (30) days of receipt by the Company of written notice of such breach or failure and (B) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Parent is in material breach of any representation, warranty or covenant or agreement contained in this Agreement that would cause a condition set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(ii) the Company Board shall have made an Adverse Recommendation Change.

Section 7.2. Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of their respective Representatives, the Parent Related Parties, the Lender Related Parties or the Company Related Parties), and all rights and obligations of any party hereto shall cease; provided, however, that the Confidentiality Agreement (to the extent set forth therein), the last sentence of Section 5.4(a), the expense reimbursement provisions of Section 5.4(c), this Section 7.2, Section 7.3, Section 7.4, Section 7.5, the first sentence of Section 7.6 and Article VIII shall survive any termination of this Agreement pursuant to Section 7.1. Notwithstanding anything to the contrary set forth in this Agreement, no termination of this Agreement pursuant to Section 7.1 shall relieve any party hereto from any liability or damages resulting from Willful Breach prior to such termination by any party hereto of its representations, warranties, covenants or agreements set forth herein. In no event shall the Company seek to obtain monetary damages from any of Parent, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, “Parent Related Parties”) or any Lender Related Party (as defined in Section 8.6) in connection with the transactions contemplated by this Agreement other than Parent and Merger Sub pursuant to (and subject to the conditions of) this Agreement. In no event shall Parent or Merger Sub seek to obtain monetary damages from any Company Related Party in connection with the transactions contemplated by this Agreement other than the Company pursuant to (and subject to the conditions of) this Agreement. For purposes of this Agreement, a “Willful Breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 7.3. Termination Fee.

(a) If, but only if, the Agreement is terminated by:

(i) (x) either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i), and (y) (A) the Company receives or has received a Competing Proposal from a Third Party after the date hereof which Competing Proposal is publicly disclosed or any Third Party shall have publicly announced an intention to make a Competing Proposal or a Competing Proposal shall have otherwise become known to the Company or the Company Board, and in each case such Competing Proposal was not publicly withdrawn at least five (5) Business Days prior to the Termination Date, in respect of a termination pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), respectively, or at least five (5) Business Days prior to the date of termination of the Agreement in respect of a termination pursuant to Section 7.1(d)(i) and (B) within twelve (12) months of the termination of this Agreement, the Company or its subsidiaries or Affiliated Entities enters into a definitive agreement with respect to, or consummates, a transaction in connection with a Competing Proposal (regardless of whether such Competing Proposal is the same one referred to in clause (A) above), then the Company shall pay, or cause to be paid, to Parent (or such person who may be designated by Parent) an amount equal to $47,000,000 (the “Termination Fee”) not later than the second (2nd) Business Day following the earlier to occur of the entry into a definitive agreement concerning a Competing Proposal or the date of the consummation of a transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 7.3(a)(i), the references to “fifteen percent (15%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)” and a Competing Proposal shall not be deemed to have been “publicly withdrawn” by any Third Party if, within 12 months of the relevant termination, the Company or any of its subsidiaries or Affiliated Entities shall have entered into a definitive agreement with respect to a Competing Proposal or shall have consummated a Competing Proposal made by or on behalf of such Third Party or any of its Affiliates; or

(ii) the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii), or by Parent or Company pursuant to any other provision of Section 7.1 at any time after Parent was entitled to terminate this Agreement pursuant to Section 7.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent (or such person who may be designated by Parent) the Termination Fee, if the termination was by the Parent, as promptly as practicable and not later than the second (2nd) Business Day following such termination or, if the termination was by the Company, concurrently with such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement the parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 7.2 and Section 8.10, if Parent has the right to receive payment from the Company of the Termination Fee pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), the payment of the Termination Fee and other amounts payable pursuant to Section 7.3(d) shall constitute the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and Representatives against the Company, its subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise giving rise to or associated with such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated to Parent and Merger Sub under Section 7.3(d) ); provided, that, in circumstances in which the Termination Fee is payable pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), notwithstanding payment of the Termination Fee by the Company pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii), Parent shall have the right to also seek to recover monetary damages from the Company solely in the event of a Willful Breach by the Company of the covenants and agreements set forth in Section 5.6.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Parent or its affiliates, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 7.3, the Company shall pay Parent its reasonable attorneys’ fees, costs and out-of-pocket expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4. Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after the receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law; provided, further that notwithstanding anything to the contrary set forth herein, Section 7.2, this Section 7.4, Section 8.8, Section 8.9, Section 8.11 and Section 8.13 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Lender Related Parties without the prior written consent of such Lender Related Parties (which shall not be unreasonably withheld, conditioned or delayed). This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5. Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 7.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6. Expenses; Transfer Taxes. Unless otherwise specified in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 2.2(c), either Parent or the Surviving Corporation shall pay, or cause to be paid, all documentary, sales, use, stock transfer, real property transfer, other transfer, real property gains, registration, stamp, recording and similar Taxes (in no event including Taxes of the stockholders computed in whole or in part on the basis of income), fees, and costs together with any interest thereon, penalties, fines, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby (but not, for the avoidance of doubt, any backup withholding or similar Taxes, which shall be subject to Section 2.8 ), and shall file all Tax Returns related thereto that are required to be filed by Parent, Merger Sub or the Surviving Corporation.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any party hereto shall terminate at the Effective Time or, except as provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.7 and Section 5.10.

Section 8.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) or e-mail of a .pdf attachment (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

if to Parent or Merger Sub:

Team Health Holdings, Inc.

265 Brookview Centre Way, Suite 400

Knoxville, Tennessee 37919

Fax: (865) 539-8030

Attention: Chief Executive Officer and/or General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention:	William R. Dougherty
Anthony F. Vernace
Email:	wdougherty@stblaw.com
avernace@stblaw.com

if to the Company:

IPC Healthcare, Inc.

4605 Lankershim Boulevard, Suite 617

North Hollywood, California

Fax: (818) 766-3999

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

555 West Fifth Street, Ste. 4000

Los Angeles, California 90013

Fax: +1 (213) 896-6600

Attention:        Dan Clivner

                         Robert W. Kadlec

Email:             dclivner@sidley.com

                         rkadlec@sidley.com

Section 8.3. Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an article, section, appendix, annex or exhibit, such reference shall be to an article or section of, or an appendix, annex or exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 8.4. Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

(b) “Affiliated Providers” shall mean any persons that perform medical, physician assistant or nurse practitioner services that have entered into a contract or agreement (in writing or otherwise) with the Company or any of its subsidiaries or Affiliated Entities to provide such services.

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

(d) “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(e) “Credit Agreement” shall mean that certain Credit Agreement, dated as of August 4, 2011, by and among Company, the lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender, and Wells Fargo Securities, LLC as Lead Arranger and Sole Bookrunner, as amended from time to time.

(f) “Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, reexaminations, divisionals, continuations, continuations-in-part, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) works of authorship (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively, “Software”); (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, social media and mobile identifiers, other source identifiers, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any person; (g) domain names; and (h) proprietary databases and data compilations and all documentation relating to the foregoing; and including in each case any and all (x) registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction, and (y) past, present and future claims, defenses and causes of action arising under any of the foregoing.

(g) “knowledge” of a person shall mean as of the date hereof (A) with respect to the Company, the actual knowledge after reasonable inquiry of direct reports of the persons set forth in section (A) of Schedule I, (B) with respect to Parent, the actual knowledge after reasonable inquiry of direct reports of the persons set forth in section (B) of Schedule I.

(h) “Law” shall mean any and all transnational, domestic (federal, state or local) or foreign laws, rules, regulations, constitutions, treaties, conventions, ordinances, codes, orders, judgments or decrees promulgated by any Governmental Authority.

(i) “Parent Measurement Price” shall mean the volume weighted average trading price of the Parent Common Stock on the New York Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

(j) “person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

(k) “Representatives” of any person shall mean such person’s directors, officers, employees, consultants, advisors, attorneys, accountants, investment bankers and other advisors and representatives.

(l) “subsidiary” of any person, shall mean (A) any person (other than a partnership, joint venture or limited liability company) of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and (B) any partnership, joint venture or limited liability company of which (x) more than fifty percent (50%) of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person (either above or through or together with any other subsidiary), whether in the form of membership, general, special or limited partnership interests or otherwise or (y) such person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.

Section 8.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.6. Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that, (i) prior to the Merger Closing, Parent or Merger Sub may assign all (but not less than all) of its rights or obligations hereunder to a wholly-owned subsidiary of Parent or Merger Sub, provided that no such assignment shall relieve the assigning party of its obligations hereunder and (ii) Parent and/or Merger Sub (or one or more of their respective affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement from and after the Merger Closing, to any lenders, arrangers, bookrunners and agents of the Financing and any of their respective affiliates, Representatives, holders of equity interests, successors or assigns (each such lender, arranger, bookrunner, agent or other person, a “Lender Related Party”) (so long as each of Parent and Merger Sub remains fully liable for all of its obligations hereunder) pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Financing. Any purported assignment in violation of the foregoing shall be null and void.

Section 8.7. Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter, and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof; provided that the execution of this Agreement by the Company shall constitute written consent by the Company pursuant to the Confidentiality Agreement to all actions by Parent, Merger Sub and their Representatives permitted or contemplated by this Agreement. Furthermore, the Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all existing or prospective financing sources in the term “Representative” as such term is defined therein.

Section 8.8. No Third-Party Beneficiaries. Except (a) as provided in Section 5.7, (b) the provisions of Article II (which, from and after the Effective Time, shall be enforceable by stockholders of the Company and the holders of Company Equity Awards to the extent necessary to receive the Merger Consideration to which each such holder is entitled as expressly set forth in Article II ), (c) the right of the Company to pursue damages in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Merger Sub, (d) the provisions of Section 7.2 with respect to the Parent Related Parties and (e) that the Lender Related Parties shall be express third party beneficiaries with respect to Section 7.2, Section 7.4, this Section 8.8, Section 8.9, Section 8.11 and Section 8.13, Parent and the Company hereby agree that this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9. Governing Law. This Agreement and all actions, proceedings or counterclaims (collectively, an “Action”) (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware; without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10. Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 7.3(c) and Section 8.10(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that, subject to Section 8.10(b), it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The provisions of Section 8.10(b) shall not affect the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in this Section 8.10(a), to enforce any of its rights under this Agreement (including under Section 5.4 ) other than with respect to any and/or all of the Consummation Events.

(b) Notwithstanding the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief described in Section 8.10(a), no such right may be enforced to cause the Merger to be consummated or the Merger Consideration to be paid (whether under this Agreement or otherwise) (each, a “Consummation Event”) unless with respect to the Merger and the payment of the Merger Consideration, all the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing) have been satisfied or waived.

(c) Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Subject to Section 8.10(b) , each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent or Merger Sub, or the Company, as applicable, under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including the right to seek and recover damages for a Willful Breach under Section 7.2 ) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.10 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages for a Willful Breach by Parent or Merger Sub under Section 7.2 after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII (other than as set forth in Section 8.10(c) ) or pursue any other remedies under this Agreement (including the right to seek and recover damages for a Willful Breach by Parent or Merger Sub under Section 7.2 ), that may be available then or thereafter.

Section 8.11. Consent to Jurisdiction.

(a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court lacks subject matter jurisdiction over the matter, the United States District Court for the State of Delaware and any appellate court with jurisdiction to hear appeals from such courts (as applicable, the “Chosen Court”), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Chosen Court. Notwithstanding the foregoing, each of the parties hereto hereby irrevocably agrees (A) that any Action (whether based on contract, tort or otherwise) involving any Lender Related Party arising out of or relating to the transactions contemplated hereby, the Financing, the Debt Commitment Letter or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (and appellate courts thereof) and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court; (B) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Action in any other court, (C) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses shall be effective service of process against them for any such Action brought in any such court, (D) to waive and hereby waives to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court and (E) that any such Action (whether for breach of contract, tortious conduct or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 8.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Chosen Court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Court.

Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.13. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY ACTION INVOLVING ANY LENDER RELATED PARTY OR ANY OF THEIR AFFILIATES UNDER THE DEBT COMMITMENT LETTER (OR ANY ALTERNATIVE FINANCING WITH RESPECT THERETO).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IPC HEALTHCARE, INC.

By: /s/ Dr. Adam D. Singer
Name: Dr. Adam D. Singer
Title: Chairman and Chief Executive Officer

TEAM HEALTH HOLDINGS, INC.

By: /s/ Heidi S. Allen
Name: Heidi S. Allen
Title: Senior Vice President and General Counsel

INTREPID MERGER SUB, INC.

By: /s/ Heidi S. Allen
Name: Heidi S. Allen
Title: Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

INTREPID HEALTHCARE SERVICES, INC.

FIRST. The name of the Corporation is Intrepid Healthcare Services, Inc. (the “Corporation”).

SECOND. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH. (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) The Corporation shall indemnify and advance expenses to each person who serves as an officer or director of the Corporation or a subsidiary of the Corporation and each director, officer or employee who serves or may have served at the request of the Corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the DGCL as it may from time to time be amended, except with respect to an action commenced by such director or officer against the Corporation or by such director or officer as a derivative action by or in the right of the Corporation.

(c) Each person who is or was an employee of the Corporation and each officer or director who commences any action against the Corporation or a derivative action by or in the right of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.

(d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

(e) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article SEVENTH or Delaware law.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

NINTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Annex B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

August 3, 2015

IPC Healthcare, Inc.

4605 Lankershim Boulevard, Suite 617

North Hollywood, California 91602

Attention: Board of Directors

Members of the Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors of IPC Healthcare, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders (the “Stockholders”) of shares of Common Stock (as defined below), other than Parent, Merger Sub and their affiliates, of the Consideration (as defined below) to be received by the Stockholders, other than Parent, Merger Sub and their affiliates, in the Transaction pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Team Health Holdings, Inc. (“Parent”), Intrepid Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. We understand that pursuant to the Agreement (i) Merger Sub will merge with the Company (the “Transaction”), (ii) each outstanding share of common stock, par value $0.001 per share (“Common Stock”), of the Company not held by the Company, Parent or Merger Sub will be converted into the right to receive $80.25 in cash (the “Consideration”) and (iii) the Company will become a wholly owned subsidiary of Parent.

In arriving at our opinion, we have reviewed a draft, dated August 2, 2015, of the Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts relating to the Company for the fiscal years ending December 31, 2015 through December 31, 2019 prepared and provided to us by the management of the Company without giving effect to the potential financial implications of the Company’s participation in the Centers for Medicare & Medicaid Services’ Bundled Payments for Care Improvements Initiative (“BPCI”) (the “Company Projections”) as well as estimates for the fiscal years ending December 31, 2015 through December 31, 2019 prepared and provided to us by the management of the Company relating to the potential financial implications of the Company’s participation in BPCI (the “BPCI Estimates”). We have also spoken with the management of the Company regarding the business and prospects of the Company and BPCI. We have also considered certain financial and stock market data for the Company, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this Opinion. With respect to the Company Projections, management of the Company has advised us and we have assumed that the Company Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company without giving effect to the potential financial implications of the Company’s participation in BPCI, and we express no views or opinions with respect to such forecasts or the assumptions on which they are based. With respect to the BPCI Estimates, management of the Company has advised us that the future cash flows and profitability expected to be generated by the Company’s participation in BPCI depend on numerous factors, some of which are beyond the Company’s control including, without limitation, whether BPCI, which is scheduled to expire at the end of 2017, is renewed or extended by an Act of Congress of the United States and, if so renewed or extended, for how long. In addition, we understand that if BPCI is renewed or extended, the terms thereof, as well as certain commercial arrangements with third parties, could differ, potentially materially, from the terms currently applicable to the Company’s participation in BPCI. Management of the Company has therefore advised us that, as a result of these factors, the future cash flows of the Company’s participation in BPCI during its initial term, and, to the extent it occurs, any renewal or extension thereof, are highly speculative and subject to substantial risk and uncertainty and therefore, management is unable to express a view regarding the likelihood of: (i) its ability to achieve the BPCI Estimates during the initial term of the program; (ii) the likelihood of the Company obtaining any renewal or extension of the BPCI program, including the terms thereof; (iii) its ability to achieve the BPCI Estimates during such extension or renewal period; and (iv) if renewed or extended, the length of any renewal or extension period. For purposes of our analyses, we have, at the direction of management, assumed that the Company’s participation in BPCI will initially result in incremental EBITDA of between $10 million and $20 million per year and, for illustrative purposes, have been provided equal probabilities that the value of the Company’s participation in BPCI beyond the initial term will result in 0%, 25%, 50%, 75% and 100% of the terminal value indicated by our analyses. Management of the Company has advised and we have assumed that the Company Projections and, taking into account the speculative nature of, and the significant risks and uncertainties associated with, the BPCI Estimates, the BPCI Estimates, are a reasonable basis on which to evaluate the Company and the proposed Transaction.

We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction material to our analyses or this Opinion. With your consent we have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or agreement thereof material to our analyses or this Opinion. In addition, we have relied, without independent verification, on the assessments of the management of the Company as to (i) the validity of, and risks associated with, the Company’s intellectual property, technology, products and services, including with respect to BPCI and (ii) the marketability, commercial viability and market adoption of the Company’s current and future products and services, including with respect to BPCI. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent we have also assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion only addresses the fairness, from a financial point of view, to the Stockholders other than Parent, Merger Sub and their affiliates of the Consideration to be received by such Stockholders in the Transaction pursuant to the Agreement in the manner set forth above and does not address any other aspect or implication (financial or otherwise) of the Transaction, the Agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. In connection with our engagement, at your direction, we approached third parties approved by you to solicit indications of interest in a possible acquisition of the Company. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board of Directors of the Company (the “Board”) or the Company to proceed with or effect the Transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, Parent and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, any currency or commodity that may be involved in the Transaction and equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute a recommendation to the Board with respect to the Transaction or advice or a recommendation to any holder of Common Stock as to how such holder should act or vote on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Stockholders other than Parent, Merger Sub and their affiliates in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such Stockholders.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

Annex C

[EVERCORE LETTERHEAD]

August 3, 2015

The Board of Directors of

IPC Healthcare, Inc.

4605 Lankershim Boulevard, Suite 617

North Hollywood, CA 91602

Members of the Board of Directors:

We understand that IPC Healthcare, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Team Health Holdings, Inc. (“Parent”) and Intrepid Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger (such transaction, the “Merger”). As a result of the Merger, each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), other than Company Common Stock held by the Company as treasury stock or held by Parent or Merger Sub and Dissenting Shares (as defined in the Merger Agreement), shall be converted into the right to receive an amount in cash equal to $80.25, without interest (such amount, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the Company under alternative business assumptions prepared and furnished to us by management of the Company;

(iv) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(v) reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vi) compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii) compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(viii) reviewed a draft of the Merger Agreement, dated August 3, 2015; and

(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of

EVERCORE GROUP L.L.C.     55 EAST 52ND STREET     NEW YORK, NY 10055     TEL: 212.857.3100     FAX: 212.857.3101

Letter to the Board of Directors of IPC Healthcare, Inc.

August 3, 2015

the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver, modification or delay. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company or Parent will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a milestone fee which will be paid upon public announcement by the Company of the Merger, and a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C.

C-2

Letter to the Board of Directors of IPC Healthcare, Inc.

August 3, 2015

and its affiliates, provided financial advisory services to the Company. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent, and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Matthew McAskin
Matthew McAskin
Senior Managing Director

C-3

Annex D

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IPC HEALTHCARE, INC.
000000000.000000 ext 000000000.000000 ext
IMPORTANT SPECIAL MEETING INFORMATION	000004		000000000.000000 ext 000000000.000000 ext
ENDORSEMENT_LINE SACKPACK			000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on November 15, 2015.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/ipcm
• Follow the steps outlined on the secured website.
Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a blackink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.     The proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2015 and as amended from time to time (the “merger agreement”), by and among Team Health Holdings, Inc., a Delaware corporation (“Team Health”), Intrepid Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Team Health (which we refer to as “Sub”), and IPC Healthcare, Inc., a Delaware corporation (“IPC”), pursuant to which, subject to the satisfaction or waiver of certain specified conditions in the merger agreement, (a) Sub will merge with and into IPC, with IPC continuing as the surviving corporation and a wholly owned subsidiary of Team Health, and (b) each outstanding share of IPC common stock, $0.001 par value (other than shares owned by us or any of our subsidiaries or affiliated entities, Team Health or Sub or any other subsidiary of Team Health and any stockholder who has properly demanded appraisal under Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $80.25 in cash, without interest and subject to any applicable withholding taxes.

For ☐	Against ☐	Abstain ☐	+

	For	Against	Abstain	For	Against	Abstain
2. The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to IPC’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

3.    The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please date and sign exactly as your name(s) appear on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — IPC HEALTHCARE, INC.

SPECIAL MEETING OF STOCKHOLDERS OF

IPC HEALTHCARE, INC.

November 16, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Adam D. Singer, M.D. and R. Jeffrey Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of IPC Healthcare, Inc., to be held on November 16, 2015 and at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ENVELOPE. (See reverse side)